Exhibit 4.71
Dated 27 January 2014

LGE HOLDCO VII B.V.
as Original Borrower and Original Guarantor

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED CREDIT SUISSE AG, LONDON BRANCH
as Global Coordinators
CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Bookrunners
CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Mandated Lead Arrangers
THE BANK OF NOVA SCOTIA
as Facility Agent
ING BANK N.V.
as Security Agent
THE LENDERS

ACQUISITION FACILITIES AGREEMENT

as amended and restated by a Supplemental Agreement dated 10 February 2014

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND INTERPRETATIONS 1

2.	THE FACILITIES 50

3.	CONDITIONS 59

4.	UTILISATION 61

5.	OPTIONAL CURRENCIES 63

6.	REPAYMENT OF REVOLVING FACILITY OUTSTANDINGS 64

7.	REPAYMENT OF TERM FACILITY OUTSTANDINGS 65

8.	CANCELLATION 66

9.	VOLUNTARY PREPAYMENT 68

10.	MANDATORY PREPAYMENT AND CANCELLATION 70

11.	INTEREST ON REVOLVING FACILITY ADVANCES 74

12.	INTEREST ON TERM FACILITY ADVANCES 75

13.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES 77

14.	COMMISSION AND FEES 79

15.	TAX GROSS-UP AND INDEMNITIES 81

16.	INCREASED COSTS 86

17.	ILLEGALITY 88

18.	MITIGATION 88

19.	REPRESENTATIONS AND WARRANTIES 89

20.	FINANCIAL COVENANTS 96

21.	UNDERTAKINGS 101

22.	ACCEDING GROUP COMPANIES 129

23.	EVENTS OF DEFAULT 130

24.	DEFAULT INTEREST 136

25.	GUARANTEE AND INDEMNITY 137

26.	ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS 141

27.	BORROWERS’ INDEMNITIES 150

28.	CURRENCY OF ACCOUNT 151

i

TABLE OF CONTENTS (continued)

Page

29.	PAYMENTS 152

30.	SET-OFF 155

31.	SHARING AMONG THE FINANCE PARTIES 155

32.	CALCULATIONS AND ACCOUNTS 157

33.	ASSIGNMENTS AND TRANSFERS 158

34.	COSTS AND EXPENSES 171

35.	REMEDIES AND WAIVERS 173

36.	NOTICES AND DELIVERY OF INFORMATION 173

37.	ENGLISH LANGUAGE 176

38.	PARTIAL INVALIDITY 176

39.	AMENDMENTS 176

40.	THIRD PARTY RIGHTS 181

41.	COUNTERPARTS 182

42.	GOVERNING LAW 182

43.	JURISDICTION 182

44.	COMPLETE AGREEMENT 184

SCHEDULE 1	185
Part 1: Lenders and Commitments    185
Part 2: Bookrunners    186
Part 3: Mandated Lead Arrangers    187

SCHEDULE 2 MEMBERS OF THE BANK GROUP	188

SCHEDULE 3 CONDITIONS PRECEDENT	189
Part 1A: Conditions Precedent to Signing    189
Part 1B: Conditions Precedent to Funding    192
Part 2: Form of Officer’s Certificate    194

SCHEDULE 4 FORM OF UTILISATION REQUEST	196

ii

TABLE OF CONTENTS (continued)

Page

SCHEDULE 5 FORM OF TRANSFER DEED	198

SCHEDULE 6 FORM OF TRANSFER AGREEMENT	203

SCHEDULE 7 FORM OF ACCESSION NOTICE	210

SCHEDULE 8 ACCESSION DOCUMENTS	215

SCHEDULE 9	218
Part 1: Form of Additional Facility Accession Deed    218
Part 2: Conditions Precedent to Additional Facility Utilisation    222
Part 3: Form of Additional Facility Officer’s Certificate    223

SCHEDULE 10 FORM OF INCREASE CONFIRMATION	224

SCHEDULE 11 TIMETABLE	226

SCHEDULE 12 LIST OF DESIGNATED ENTITIES	227

iii

THIS AGREEMENT is dated 27 January 2014 as amended and restated by on 10 February 2014.
BETWEEN:

(1)	LGE HOLDCO VII B.V. (the “Original Borrower” and “Original Guarantor”);

(1)	BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, CREDIT SUISSE AG, LONDON BRANCH. (the “Global Coordinator”);

(2)	CERTAIN BANKS AND FINANCIAL INSTITUTIONS AS SET OUT IN PART 2 OF SCHEDULE 1 (each a “Bookrunner” and together, the “Bookrunners”);

(3)	CERTAIN BANKS AND FINANCIAL INSTITUTIONS AS SET OUT IN PART 3 OF SCHEDULE 1 (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(4)	THE BANK OF NOVA SCOTIA (as facility agent for an on behalf of the Finance Parties, the “Facility Agent”);

(5)	ING BANK N.V. (as security agent for and on behalf of the Finance Parties, the “Security Agent”); and

(6)	THE LENDERS (as defined below).
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions
“2020 Senior Secured Notes” means the €750,000,000 aggregate principal amount of 3⅝% senior secured notes due 2020 issued by Ziggo B.V..
“Acceding Borrower” means a member of the Group which has complied with the requirements of 22.1 (Acceding Borrowers).
“Acceding Group Company” means an Acceding Borrower or an Acceding Guarantor, as the context may require.
“Acceding Guarantor” means any member of the Group which has complied with the requirements of Clause 22.2 (Acceding Guarantors).
“Acceding Obligors” means the Acceding Borrowers and the Acceding Guarantors.
“Acceleration Date” means the date on which a written notice has been served under Clause 23.15 (Acceleration).

“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent (in consultation with Bidco).
“Acceptable Hedging Agreement” means a Hedging Agreement entered into on the terms of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) or the 2002 ISDA Master Agreement, each as published by ISDA, under which:

(a)	if the 1992 Master Agreement is used, “Second Method” and either “Loss” or “Market Quotation” are specified as the payment method applicable;

(b)	if the 2002 Master Agreement is used, the relevant agreement provides for two way payments; and

(c)	the governing Law is English or New York Law.
“Accession Notice” means a duly completed notice of accession substantially in the form of Schedule 7 (Form of Accession Notice) with such changes as may be agreed between Bidco and the Facility Agent from time to time.
“Accounting Period” in relation to any person means any period of approximately three months or one year, as the context requires, for which accounts of such person are required to be delivered pursuant to this Agreement.
“Accrued Amounts” has the meaning given to such term in Clause 33.17 (Pro Rata Interest Settlement).
“Acquisition” means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.
“Acquisition Unconditional Date” means the date on which Bidco (or one of its Affiliates) publicly declares the Offer (as defined in the Ziggo Acquisition Agreement) unconditional.
“Additional Facility” has the meaning given to such term in Clause 2.6 (Additional Facilities).

“Additional Facility Accession Deed” means an agreement substantially in the form of Part 1 of Schedule 9 (Form of Additional Facility Accession Deed) with such changes as may be agreed between Bidco and the relevant Lender.
“Additional Facility Availability Period” means, in relation to an Additional Facility, the availability period specified in the Additional Facility Accession Deed for that Additional Facility.
“Additional Facility Borrower” means any Borrower which becomes a Borrower under any Additional Facility.
“Additional Facility Commencement Date” means, in relation to an Additional Facility, the effective date of that Additional Facility which shall be the later of:

(a)	the date specified in the relevant Additional Facility Accession Deed; and

(b)	the date on which the conditions set out in paragraph (c) of Clause 2.6 Additional Facilities) are satisfied.
“Additional Facility Lender” means a person which becomes a Lender under any Additional Facility in accordance with the terms of this Agreement.
“Additional Facility Margin” means, in relation to any Additional Facility, the margin specified in and, if applicable, adjusted in accordance with the relevant Additional Facility Accession Deed.
“Additional Facility Outstandings” means, at any time, the aggregate principal amount of any Additional Facility Advances outstanding under this Agreement.
“Additional Senior Unsecured Notes” means any notes where the incurrence of any Financial Indebtedness under such notes would not result in the pro forma Total Net Debt to Annualised EBITDA ratio (after giving effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Group since such date pursuant to any Permitted Payments) exceeding the Total Net Debt to Annualised EBITDA ratio set out in Clause 20.2(b) (Financial Ratios) for the Quarter Date following such incurrence and:

(a)	that are issued by Bidco Parent after the date of this Agreement pursuant to an Additional Senior Unsecured Offering;

(b)	having a final maturity (with no sinking fund payments) of no earlier than the latest Final Maturity Date then existing at the time of the issuance of such notes;

(c)	in respect of which the “cross-default” event of default with respect to a default under other indebtedness shall be limited to cross-default to any payment default and cross-acceleration;

(d)	that are unsecured except that they may be secured by a pledge of the shares in the relevant issuer or, in each case, one of their parent companies;

(e)	that, if guaranteed, are not guaranteed by any member of the Group; and

(f)
that are designated as “Additional Senior Unsecured Notes” and “Bidco Parent Debt” by written notice from Bidco to the Facility Agent and the Security Agent by the date when the consolidated financial statements are due to be provided pursuant to Clause 21.2 (Financial Information) for the first full Financial Quarter after the issuance of the relevant notes.

“Additional Senior Unsecured Offering” means one or more offerings of Additional Senior Unsecured Notes on a registration statement filed with the SEC or pursuant to an exemption from registration under the United States Securities Act of 1933, as amended, including pursuant to Rule 144A and/or Regulation S under the United States Securities Act of 1933, as amended.
“Advance” means:

(a)
when designated “US$ B4 Facility”, the principal amount of each advance made or to be made under the US$ B4 Facility or arising in respect of the US$ B4 Facility under Clause 12.3 (Consolidation and Division of Term Facility Advances);

(b)
when designated “EUR B4 Facility”, the principal amount of each advance made or to be made under the EUR B4 Facility or arising in respect of the EUR B4 Facility under Clause 12.3 (Consolidation and Division of Term Facility Advances);

(c)	when designated “Revolving Facility”, the principal amount of each advance made or to be made under the Revolving Facility;

(d)
when designated “Additional Facility”, the principal amount of each advance made or to be made under an Additional Facility or arising in respect of an Additional Facility under Clause 12.3 (Consolidation and Division of Term Facility Advances); or

(e)	without any such designation, the “Additional Facility Advance”, the “US$ B4 Facility Advance”, the “EUR B4 Facility Advance” and/or the “Revolving Facility Advance”, as the context requires, in each case as from time to time reduced by repayment or prepayment.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agent” means the Facility Agent or the Security Agent (or both), as the context requires.

“Alternative Market Disruption Event” has the meaning given to such term in Clause 13.2(c) (Market Disruption).
“Alternative Reference Bank Rate” has the meaning given to such term in Clause 13.3(b) (Alternative Reference Bank Rate).
“Alternative Reference Banks” means, in relation to any Advance, the principal London offices of Bank of America Merrill Lynch, Deutsche Bank AG, London Branch and Société Générale, London Branch or such other banks as may be appointed by the Facility Agent with the consent of the Borrower.
“Annualised EBITDA” has the meaning given to it in Clause 20.1 (Financial Definitions).
“Anti-Terrorism Law” means each of:

(a)
Executive Order No. 13224 on Terrorist Financing - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism issued 23 September 2001, as amended by Order 13268 (as so amended, the “Executive Order”);

(b)	the Patriot Act;

(c)	the Money Laundering Control Act of 1986 18 U.S.C, section 1956; and

(d)	any updates or replacements to the laws listed above in paragraphs (a) to (c) which are enacted in the United States subsequent to the date of this Agreement.
“Arrangers” means the Global Coordinator and the Mandated Lead Arrangers and “Arranger” means any of them.
“Asset Securitisation Subsidiary” means any Subsidiary of the Ziggo Parent or any other member of the Bank Group, as applicable engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transactions.
“Associated Company” of a person means:

(a)	any other person which is directly or indirectly Controlled by, under common Control with or Controlling such person; or

(b)
any other person owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interest in such person or 10 per cent. of whose equity is owned beneficially and/or legally directly or indirectly by such person.

In this definition:
“Control” means the power of a person:

(a)	by means of the holding of shares or the possession of voting power in or in relation to any other person; or

(b)	by virtue of any powers conferred by the articles of association or other documents regulating any other person, to direct or cause the direction of the management and policies of that other person, and “Controlled” and “Controlling” have a corresponding meaning.
“Auditors” means a leading firm of independent and internationally recognised accountants appointed by the Ziggo Parent as its auditors for the purposes of preparing the accounts of the Ziggo Parent (delivered under this Agreement).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means:

(a)
in respect of the US$ B4 Facility and the EUR B4 Facility, the period from and including the Acquisition Unconditional Date to and including the earlier to occur of: (i) the date falling 15 months and two weeks from the Signing Date; and (ii) 60 Business Days from the Closing Date; and

(b)	in respect of the Revolving Facility, the period from and including the Acquisition Unconditional Date to and including the date falling one month prior to the Final Maturity Date.
“Available Additional Facility Commitment” means, in relation to a Lender and an Additional Facility, at any time and save as otherwise provided in this Agreement, its Additional Facility Commitment in relation to that Additional Facility at such time less the amount of its share of the Additional Facility Advances made under that Additional Facility (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required), adjusted to take account of:

(a)
any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Additional Facility Commitment in relation to that Additional Facility, in each case, pursuant to the terms of this Agreement; and

(b)
in the case of any proposed Advance under that Additional Facility, the amount of its share of (i) such Additional Facility Advance (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required) which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date and (ii) any Additional Facility Advance (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required) in respect of any Additional Facility which is a revolving facility which is due to be repaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.
“Available Commitment” means, in relation to a Lender, its Available Additional Facility Commitments, its Available US$ B4 Facility Commitments, its Available EUR B4 Facility Commitments, its Available Revolving Facility Commitments or, in the context of a particular Facility, its Available Additional Facility Commitments, its Available US$ B4 Facility Commitments, its Available EUR B4 Facility Commitments, its Available Revolving Facility Commitments, as the context may require.
“Available EUR B4 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its EUR B4 Facility Commitment at such time less the Euro Amount of its share of the EUR B4 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any EUR B4 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Available Facility” means, in relation to a Facility, at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.
“Available Revolving Facility” means, at any time, the aggregate amount of the Available Revolving Facility Commitments.
“Available Revolving Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its Revolving Facility Commitment at such time, less the Euro Amount of its share of the Revolving Facility Outstandings, adjusted to take account of:

(a)	any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Revolving Facility Commitment, in each case, pursuant to the terms of this Agreement; and

(b)
in the case of any proposed Utilisation, the Euro Amount of its share of (i) such Revolving Facility Advance which pursuant to any other Utilisation Request is to be made, and (ii) any Revolving Facility Advance which is due to be repaid or prepaid on or before the proposed Utilisation Date, subject to paragraph (h) of Clause 4.1 (Conditions to Utilisation) and provided always that such amount shall not be less than zero.
“Available US$ B4 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its US$ B4 Facility Commitment at such time less the amount of its share of the US$ B4 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any US$ B4 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Bank Group” shall have the meaning given to such term in the Refinancing Facilities Agreement (as amended from time to time). For information purposes only, the members of the Bank Group as at the Signing Date are listed in Part 2 of Schedule 2 (Members of the Bank Group).
“Bank Group Excluded Subsidiary” shall have the meaning given to such term in the Refinancing Facilities Agreement.
“Bank Levy” means the bank levy which is imposed under section 73 of, and schedule 19 to, the Finance Act 2011 (the “UK Bank Levy”) and any levy or Tax of an equivalent nature imposed in any jurisdiction in a similar context or for a similar reason to that in and/or which the UK Bank Levy has been imposed by reference to the equity and liability of a financial institution or other person carrying out financial transactions, including the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting).
“Bidco” means LGE HoldCo VII B.V..
“Bidco Group” means the Group other than: (i) a member of the Bank Group; and (ii) any Bank Group Excluded Subsidiary.
“Bidco Affiliate” means each of the Affiliates of Bidco, any trust of which Bidco or any of its Affiliates is a trustee, any partnership of which Bidco or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Bidco or any of its Affiliates.
“Bidco Intercreditor Agreement” means the intercreditor agreement dated on or about the Closing Date between, among others, Bidco, the Finance Parties and the Hedge Counterparties in relation to, inter alia, the liabilities of the Borrower under the Finance Documents and the liabilities under any Hedging Agreements (as amended from time to time).
“Bidco Proceeds Loans” means any loans advanced by Bidco Parent (other than any Replacement Issuer) to Bidco as set out in the Structure Memorandum, made in connection with the Ziggo Acquisition or as a Permitted Transaction or any other loan advanced by Bidco Parent (other than any Replacement Issuer) to Bidco.
“Bidco Proceeds Loans Pledge” means each of the Dutch law pledge agreements granted by Bidco Parent (other than any Replacement Issuer) in favour of the Security Agent in respect of any Bidco Proceeds Loan.

“Bidco Parent” means LGE HoldCo VI B.V. or any Replacement Issuer.
“Bidco Parent Debt” means any Financial Indebtedness of Bidco Parent or any Replacement Issuer in the form of:

(a)	Senior Unsecured Notes;

(b)	the Subordinated Bridge Facility Agreement; and/or

(c)
any Financial Indebtedness incurred after the Signing Date where the incurrence of such Financial Indebtedness would not result in the pro forma ratio (giving effect to such incurrence and the ultimate use of proceeds thereof) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Group since such date pursuant to any Permitted Payments) exceeding the ratio set out in Clause 20.2(b) (Financial Ratios) for the Quarter Date following such incurrence, provided that, in respect of any such Financial Indebtedness incurred after the Signing Date, such Financial Indebtedness is designated as “Bidco Parent Debt” by written notice from Bidco to the Facility Agent and the Security Agent by the date when the consolidated financial statements are due to be provided pursuant to Clause 21.2 (Financial Information) for the first full Financial Quarter after such incurrence.
“Bidco Parent Equity Equivalent Funding” means a loan made to, or any Financial Indebtedness owed by, any person where the Financial Indebtedness incurred thereby:

(a)	may not be required to be repaid at any time prior to the repayment in full of all Outstandings and cancellation of all Available Commitments;

(b)	carries no interest or carries interest which is not required to be cash paid or is paid following repayment in full of all Outstandings and cancellation of all Available Commitments;

(c)	is either (i) structurally and contractually subordinated to the Facilities or (ii) contractually subordinated to the Facilities, in each case, pursuant to the Bidco Intercreditor Agreement; and
if not already subject to Security created under the Bidco Security Documents, Security in favour of the Security Agent on terms satisfactory to the Security Agent is promptly granted by the relevant creditor over its rights with respect to any such Financial Indebtedness.
“Bidco Parent Intercompany Debt” means any Financial Indebtedness owed by any member of the Group to the Ultimate Holdco or to its Subsidiaries (other than another member of the Group) from time to time and:

(a)	which is subordinated to the Facilities pursuant to the terms of the Bidco Intercreditor Agreement; and

(b)
if not already subject to Security created under the Bidco Security Documents, Security in favour of the Security Agent on terms satisfactory to the Security Agent is promptly granted by the relevant creditor over its rights.

“Bidco Security Documents” means:

(a)	the Bidco Share Pledge and the Bidco Proceeds Loan Pledge;

(b)	any security documents required to be delivered in respect of an Acceding Obligor pursuant to Clauses 22 (Acceding Group Companies);

(c)
any other document executed at any time by Bidco Parent, a Borrower or any other person conferring or evidencing any Security Interest for or in respect of any of the obligations of the Borrower under this Agreement in favour of the Security Agent whether or not specifically required by this Agreement; and

(d)	any other document executed at any time pursuant to paragraph (b) of Clause 21.14 (Further Assurance), in each case, to the extent the Security in relation to any Bidco Security Document has not been released.
“Bidco Share Pledge” means the first ranking deed of pledge of shares to be entered into by Bidco Parent (other than any Replacement Issuer) as security provider, ING Bank N.V. as security agent and Bidco in relation to all of the issued shares in Bidco.
“Borrower” means the Original Borrower and any Acceding Borrower.
“Break Costs” means:
(a)    the amount (if any) by which:

(i)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period or Term in respect of that Advance or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period or Term;

exceeds:

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Advance or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period or Term; or

(b)
for the purposes of Clause 9.5 (Notice of Prepayment or Cancellation), the loss suffered by any Lender as a result of having to unwind any funding contract for reinvestment of proceeds which it had entered into or initiated upon receipt of the notice of prepayment and/or cancellation referred to in Clause 9.5 (Notice of Prepayment or Cancellation).

“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks generally are open for business in London and Amsterdam;

(b)	if such reference relates to a date for the payment or purchase of any sum denominated in euro, which is a TARGET Day;

(c)	if such reference relates to a date for the payment or purchase of any sum denominated in US$, on which banks generally are open for business in New York; and

(d)	if such reference relates to a date for the payment or purchase of any sum denominated in an Optional Currency (other than euro or US$), the principal financial centre of the country of that currency.
“Cash” means, at any time, without double counting:

(a)	all Cash Equivalent Investments; and

(b)
cash (in cleared balances) denominated in euro (or any other currency freely convertible into euro) and credited to an account in the name of a member of the Group or Bidco Parent with an Acceptable Bank and to which such member of the Group or Bidco Parent is alone (or together with other members of the Group) beneficially entitled and for so long as:

(i)
such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received within 2 Business Days of notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit); or

(ii)
such cash has been deposited with an Acceptable Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Total Net Debt, and, in any such case:

(A)
repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or Bidco Parent or of any other person whatsoever or on the satisfaction of any other condition;

(B)
there is no encumbrance over that cash except for the Security or any encumbrance constituted by a netting or set-off arrangement entered into by members of the Group or Bidco Parent in the ordinary course of their banking arrangements and any security interest granted in connection therewith; and

(C)
the cash is freely and (except as mentioned in paragraph (ii) above) immediately available to be applied in repayment or prepayment of the Facilities or Financial Indebtedness of the Group or Bidco Parent (as applicable).

“Cash Equivalent Investment” means, without double counting:

(a)	debt securities which are freely negotiable and marketable:

(iii)	which mature not more than 12 months from the relevant date of calculation; and

(iv)	which are rated at least A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s;

(b)
certificates of deposit of, or time deposits or overnight bank deposits with, any Acceptable Bank or commercial bank whose short-term securities are rated at least A 2 by Standard and Poor’s or Fitch or P 2 by Moody’s and having maturities of 12 months or less from the date of acquisition;

(c)
commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A 2 by Standard & Poor’s or Fitch or P 2 by Moody’s (or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating) and having an original tenor of 12 months or less;

(d)
medium term fixed or floating rate notes of an issuer rated at least A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition;

(e)
any investment in a money market fund or enhanced yield fund (i) whose aggregate assets exceed €250,000,000 and (ii) at least 90% of whose assets constitute Cash Equivalent Investments of the type described in paragraphs (a) to (d) of this definition;

(f)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Group or Bidco Parent is incorporated and/or carries out its business, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(g)
marketable general obligations issued by any political subdivision of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Group or Bidco Parent is incorporated and/or carries out its business, or by an instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or such country is pledged in support thereof) and, at the time of acquisition, having a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited;

(h)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(i)	repurchase obligations with a term of not more than seven days from underlying securities of the types described in (e), (f) and (g) entered into with an Acceptable Bank; or

(j)	any other debt security approved by the Instructing Group,
in each case, to which any member of the Group or Bidco Parent is alone (or, in the case of a member of the Group or Bidco Parent, together with other members of the Group or Bidco Parent) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any security (other than Security arising under the Security Documents (as defined in the Refinancing Facilities Agreement)).
For the purposes of the above calculation no item shall be effectively deducted or credited more than once.
“Centre of Main Interests” has the meaning given to such term in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.
“Certain Funds Period” means, in respect of the Revolving Facility, the US$ B4 Facility and the EUR B4 Facility, the period from and including the Acquisition Unconditional Date to and including the earlier of:

(a)	the date falling 60 Business Days from the Closing Date; or

(b)	the date falling 15 months and two weeks from the Signing Date.
“Certain Funds Utilisation” means any EUR B4 Facility Advance, any US$ B4 Facility Advance or any Revolving Facility Advance made or to be made under Clause 3.3 (Utilisations during the Certain Funds Period), in each case made during the Certain Funds Period.
“Change of Control” has the meaning given to it in Clause 10.1 (Change of Control).
“Closing Date” means the date on which the shares tendered under the offer in relation to the Ziggo Acquisition are first settled after Bidco has declared the offer in relation to the Ziggo Acquisition unconditional (gestand gedaan) in accordance with the Dutch Decree on Public Bids pursuant to the Dutch Financial Supervision Act (Besluit openbare biedingen Wft) and the documents in relation to the offer in relation to the Ziggo Acquisition.
“Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the Signing Date and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.
“Commitments” means:

(a)	when designated “Additional Facility” in relation to a Lender and an Additional Facility at any time and save as otherwise provided in this Agreement:

(i)
the amount set out opposite its name in the Additional Facility Accession Deed in relation to that Additional Facility and the amount of any other Additional Facility Commitment in relation to that Additional Facility transferred to it under this Agreement;

(ii)	the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a Party; and

(iii)	any amount of that Additional Facility assumed by it in accordance with Clause 2.2 (Increase);

(b)	when designated “US$ B4 Facility” in relation to a Lender and a US$ B1 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 (Lenders and Commitments) and any amount of any other US$ B4 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a Party and any amount of any other US$ B4 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(c)	when designated “EUR B4 Facility” in relation to a Lender and a EUR B4 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 (Lenders and Commitments) and any amount of any other EUR B4 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a Party and any amount of any other EUR B4 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(d)	when designated “Revolving Facility” save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 (Lenders and Commitments) and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, as specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a Party and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), in each case to the extent:

(a)	not cancelled, reduced or transferred by it under this Agreement; and

(b)
without any such designation, means “Additional Facility Commitment”, “US$ B4 Facility Commitment”, “EUR B4 Facility Commitment” and “Revolving Facility Commitment”, as the context requires, and any “Commitment” means either each or any of the foregoing, as the context requires.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of either the LMA or the LSTA or in any other form agreed between Bidco and the Facility Agent.
“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).
“Debt Pushdown” shall have the meaning given to such term in Clause 21.20 (Debt Pushdown).
“Debt Pushdown Date” means the date on which the Debt Pushdown occurs.
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.
“Defaulting Lender” means any Lender (other than a Lender which is or becomes a member of the Wider Group):

(a)
which has failed to make its participation in an Advance available or has notified the Facility Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 4.2 (Lenders’ Participations);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,
and payment is made within two Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Designated Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.
“Designated Website” has the meaning given to such term in Clause 36.3(a) (Use of Websites/E-mail).
“Disputes” has the meaning given to such term in Clause 43.1 (Courts).
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)
the occurrence of any other event which results in a material disruption (of a technical or systems-related nature) to the treasury or payments operations of a Finance Party to this Agreement preventing that, or any other Finance Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.
“Dutch Civil Code” means the Burgerlijk Wetboek.
“Dutch Newco” means Finco Partner 1 B.V..
“EBITDA” has the meaning given to it in Clause 20 (Financial Covenants).
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person, entity, trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Group under section 414 of the Code. When any provision of this Agreement relates to a past event, the term “ERISA Affiliate” includes any person that was an ERISA Affiliate of a member of the Group at the time of that past event.
“EUR B4 Facility” means a term loan facility granted to the Borrower pursuant to Clause 1.10 (The Facilities).
“EUR B4 Facility Margin” means, subject to the Margin Ratchet, 2.75 per cent. per annum.
“EUR B4 Facility Outstandings” means, at any time, the aggregate principal amount of the EUR B4 Facility Advances outstanding under this Agreement.
“EURIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in euro on which interest for a given period is to accrue:

(a)	the rate per annum for deposits in euro which appears on the Relevant Page for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period;

(b)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate”, the Interpolated Screen Rate; or

(c)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate” and it is not possible to calculate an Interpolated Screen Rate, the arithmetic mean (rounded upwards, if not already such a multiple, to 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the European Interbank Market deposits in euro for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period, provided that, in relation to the EUR B4 Facility, the rate shall not be less than the EURIBOR Floor Percentage.
“EURIBOR Floor Percentage” means, in relation to the EUR B4 Facility, 0.75 per cent. per annum.
“Euro Amount” means at any time:

(a)
in relation to an Advance denominated in euro, the amount thereof, and in relation to any other Advance, the euro equivalent of the amount specified in the Utilisation Request (as at the date thereof) for that Advance, in each case, as adjusted, if necessary, in accordance with the terms of this Agreement and to reflect any repayment, consolidation or division of that Advance;

(b)
in relation to any Outstandings, the aggregate of the Euro Amounts (calculated in accordance with paragraphs (a) above) of each outstanding Advance, made under the relevant Facility or Facilities (as the case may be).

“European Interbank Market” means the interbank market for euro operating in Participating Member States.
“Event of Default” means any of the events or circumstances described as such in Clause 23 (Events of Default).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facilities” means any Additional Facility, the US$ B4 Facility, the EUR B4 Facility and the Revolving Facility granted to the Borrower under this Agreement, and “Facility” means any of them, as the context may require.
“Facility Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at the Specified Time on a particular day.
“Facility Office” means the office(s) notified by a Lender to the Facility Agent:
(a)    on or before the date it becomes a Lender; or
(b)    by not less than five Business Days’ notice,
as the office(s) through which it will perform all or any of its obligations under this Agreement or in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“Fee Letter” means the fee letter dated on or around the date of this Agreement entered into between, among others, LGE Holdco VI B.V., LGE Holdco VII B.V. or one of its Affiliates and the Mandated Lead Arrangers and any other letter signed by a Borrower which sets out any of the fees payable under Clause 14 (Commission and Fees).
“Final Maturity Date” means:

(a)	in respect of the Revolving Facility, 30 June 2020;

(b)	in respect of the EUR B4 Facility and the US$ B4 Facility, 15 January 2022; and

(c)
in respect of an Additional Facility, as agreed by Bidco and the relevant Additional Facility Lenders in the relevant Additional Facility Accession Deed, but subject to Clause 2.6 (Additional Facilities).

“Finance Documents” means:

(a)	this Agreement and any Accession Notice;

(b)	the Fee Letter;

(c)	the Bidco Intercreditor Agreement;

(d)	the Bidco Security Documents;

(e)	each Additional Facility Accession Deed;

(f)	each Utilisation Request; and

(g)	any Selection Notice.
any other agreement or document designated a “Finance Document” in writing by the Facility Agent and Bidco.
“Finance Lease” means a lease treated as a capital or finance lease pursuant to IFRS provided that, upon a change in IFRS eliminating the difference in treatment of operating leases and capital leases, “Finance Lease” shall be deemed to be a leasing arrangement where the net present value of the payments (using an interest rate determined with reference to yield to maturity in the trading markets for the issue at the date of the lease of Ziggo Holdco’s or, if applicable, Bidco Parent’s unsecured senior notes with the longest maturity date at the date of the lease) exceeds 90% of the fair value of the asset.
“Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Agent and the Lenders and “Finance Party” means any of them.

“Financial Indebtedness” means, without double counting, indebtedness in respect of:

(a)	money borrowed or raised and debit balances at banks or other financial institutions;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance or documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collection);

(e)
payments for assets acquired or services supplied deferred for a period of over 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied) after the relevant assets were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;

(f)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (a) to (e) above;

(g)
guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (f) above (including for the avoidance of doubt, without double counting, guarantees given by a member of the Group for the indebtedness of the type falling within (a) to (f) above of another member of the Group);

(h)
(for the purposes of Clause 23.5 (Cross Default) only) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of all or part of that derivative transaction, that amount together with the marked-to-market value of any part of that derivative transaction in respect of which no amount is due as a result of a termination or close-out) shall be taken into account);

provided that the following shall not be regarded as Financial Indebtedness:

(i)	any indebtedness which has been cash-collateralised, to the extent so cash-collateralised;

(ii)	any deposits or prepayments received by any member of the Group from a customer or subscriber for its service;

(iii)	indebtedness which is in the nature of equity (other than redeemable shares);

(iv)	obligations under Finance Leases;

(v)
any indebtedness in respect of any transaction or series of transactions that may be entered into by any member of the Bank Group pursuant to which any member of the Bank Group may sell, convey or otherwise transfer to (1) an Asset Securitisation Subsidiary (in the case of a transfer by any member of the Bank Group) and (2) any other person (in the case of a transfer by an Asset Securitisation Subsidiary) may grant a security interest in, any receivables (whether now existing or arising in the future) of any member of the Bank Group, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitisation involving receivables; and

(vi)	any “parallel debt” obligations to the extent such obligations mirror other Financial Indebtedness.
“Financial Quarter” means the period commencing on the day immediately following any Quarter Date in each year, and ending on the next succeeding Quarter Date.
“Fitch” means Fitch Ratings or any successor thereof.
“Full Ownership Date” means the date on which Bidco owns, directly or indirectly, an aggregate amount of 100% of the shares in Ziggo N.V. or 100% of the shares in the direct Subsidiary of Ziggo N.V.
“Funds Flow Memorandum” means the funds flow memorandum which is in a form consistent with the Structure Memorandum and identified as being delivered in a final form by Bidco to the Facility Agent pursuant to this Agreement.
“GAAP” means accounting principles generally accepted in the United States.
“Group” means Bidco and its direct and indirect Subsidiaries from time to time other than any Bank Group Excluded Subsidiaries.
“Group Reconciliation” means an unaudited schedule to the financial statements of the Reporting Entity delivered in accordance with Clause 21.2 (Financial Information), demonstrating the necessary adjustments to the financial statements of the Reporting Entity to derive financial information applicable to the Group prepared in accordance with IFRS.
“Group Structure Chart” means the structure chart showing the proposed structure of the Group following the Ziggo Acquisition in the form delivered to the Facility Agent pursuant to this Agreement on or prior to the Signing Date as supplemented or replaced by any new structure chart delivered by Bidco in any way which reflects the Structure Memorandum.
“Guarantors” means the Original Guarantor and any Acceding Guarantors and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to Clause 39.8 (Release of Guarantees and Security).
“Hedge Counterparty” means any counterparty which is a party to a Hedging Agreement entered into for the purposes of Clause 21.13 (Hedging) and has acceded to the Bidco Intercreditor Agreement and the Loss Sharing Deed and “Hedge Counterparties” means all such counterparties.
“Hedging Agreement” means any agreement in respect of an interest rate swap, currency swap, commodity hedging transaction, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.
“Holding Company Expenses” means:

(a)
costs (including all professional fees and expenses) incurred by any Holding Company of Bidco from time to time in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Financial Indebtedness of Bidco or any member of the Bank Group;

(b)
indemnification obligations of any Holding Company of Bidco from time to time owing to directors, officers, employees or other persons under its charter or by-laws or pursuant to written agreements with any such person with respect to its ownership of Bidco or the conduct of the business of the Group and the Bank Group;

(c)
obligations of any Holding Company of Bidco from time to time in respect of director and officer insurance (including premiums therefor) with respect to its ownership of Bidco or the conduct of the business of the Group and the Bank Group;

(d)
general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Holding Company of Bidco from time to time related to the ownership or operation of the business of Bidco (or its Holding

Company) or any member of the Group or the Bank Group, including acquisitions or dispositions by a member of the Group or the Bank Group permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Holding Company;

(e)
fees and expenses payable by any Holding Company of Bidco in connection with any transactions to effect or consummate the Ziggo Acquisition, including transactions to consolidate the holding of share capital in Ziggo N.V., which may include the contribution of an Affiliate entity by a Holding Company of Bidco (“Contributed Entity”) which Contributed Entity holds share capital in Ziggo N.V., (2) intercompany indebtedness (A) by LGE HoldCo VI B.V., the Contributed Entity or a Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Contributed Entity or a Restricted Subsidiary, in each case, to effect or consummate the Ziggo Acquisition, including transactions to consolidate the holding of share capital in Ziggo N.V., (3) any intercompany Financial Indebtedness by LGE HoldCo VI B.V. to any of its Affiliates as part of any pushdown of LGE HoldCo VI B.V.’s notes (provided that such Financial Indebtedness is extinguished upon, or shortly after, completion such pushdown, (4) the other transactions contemplated by such pushdown, (5) any transaction to effect or consummate the Post-Closing Reorganisation and (6) payment of fees, costs and expenses in connection with the Ziggo Acquisition (including transactions to consolidate the holding of share capital in Ziggo N.V.), such pushdown and the Post-Closing Reorganisation; and

(f)
to the extent that it would not constitute unlawful financial assistance within the meaning of sections 2:98c of the Dutch Civil Code (provided that this limitation shall cease to be applicable to a Dutch limited liability company upon the abolishment of sections 2:98c of the Dutch Civil Code), all costs, liabilities and expenses of Bidco and Bidco Parent in relation to the Ziggo Acquisition.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Finance Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,
and payment is made within 3 Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).
“Increase Lender” has the meaning set out in Clause 2.2 (Increase).
“Increased Cost” means:

(a)	any reduction in the rate of return from a Facility or on a Finance Party’s (or an Affiliate’s) overall capital;

(b)	any additional or increased cost; or

(c)	any reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Finance Document.
“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it).
“Information Memorandum” means the information memorandum dated on or about the date hereof and delivered to the Facility Agent on or prior to the Signing Date.
“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above.
“Investment Company” has the meaning given to it in the United State Investment Company Act of 1940.
“Instructing Group” means at any time, Lenders the aggregate of whose Available Commitments and participations in outstanding Advances exceeds 50.00 per cent. of the aggregate Available Commitments and outstanding Advances of all of the Lenders (not taking into account any Available Commitments or Advances in relation to which a cancellation or prepayment notice (as applicable) has been served in accordance with Clause 8.1 (Voluntary Cancellation) or Clause 9.1 (Voluntary Prepayment)) provided that, in relation to a Facility, the “Instructing Group” means at any time, Lenders the aggregate of whose Available Commitments under that Facility and participations in outstanding Advances under that Facility exceeds 50.00 per cent. of the aggregate Available Commitments under that Facility and outstanding Advances under that Facility of all of the Lenders (not taking into account any Available Commitments or Advances under that Facility in relation to which a cancellation or prepayment notice (as applicable) has been served in accordance with Clause 8.1 (Voluntary Cancellation) or Clause 9.1 (Voluntary Prepayment)).
“Interest Date” means the last day of an Interest Period.
“Interest Period” means, save as otherwise provided in this Agreement, any of those periods mentioned in Clause 12.1(Interest Periods for Term Facility Advances).
“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant period on which interest is to accrue; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant period on which interest is to accrue, each as of 11.00 am in respect of LIBOR (and as of 11.00 a.m. (Brussels time) in respect of EURIBOR) on the Quotation Date for such period.
“ISDA” means the International Swaps & Derivatives Association, Inc.
“Law” means:

(a)	common or customary law;

(b)	any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)
any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body or any central bank or other fiscal, monetary, regulatory or administrative authority.

“Legal Opinions” means any of the legal opinions referred to in paragraph 6 of Part 1 of Schedule 3 (Conditions Precedent) and paragraph 2 of Schedule 8 (Accession

Documents), delivered pursuant to Clause 3 (Conditions) and Clause 22 (Acceding Group Companies) respectively.
“Lender” means:

(a)	an Original Lender;

(b)	a person which has become a Party as a Lender in accordance with the provisions of Clause 33 (Assignments and Transfers); and

(c)	a person which has become a party to this Agreement as a Lender by executing an Additional Facility Accession Deed, which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in a currency (other than euro) on which interest for a given period is to accrue:

(a)	the rate per annum which appears on the Relevant Page for such period at the Specified Time on the Quotation Date for such period;

(b)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate”, the Interpolated Screen Rate; or

(c)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate” and it is not possible to calculate an Interpolated Screen Rate, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the relevant currency for such period at or about 11.00 a.m. on the Quotation Date for such period, provided that, in relation to the US$ B4 Facility, the rate shall not be less than the LIBOR Floor Percentage.
“LIBOR Floor Percentage” means, in relation to the US$ B4 Facility only, 0.75 per cent. per annum.
“Loss Sharing Deed” means the loss sharing deed dated on or around the date of this Agreement (as amended from time to time) between, amongst others, certain Finance Parties.

“Management Fees” means any management, consultancy or similar fees payable by any member of the Group to any Restricted Person.
“Margin” means the EUR B4 Facility Margin, the US$ B4 Facility Margin, the Additional Facility Margin and the Revolving Facility Margin, as applicable and, if applicable, adjusted in accordance with the Additional Facility Accession Deed.
“Margin Ratchet” means, in relation to any Margin applicable to an Advance (other than an Additional Facility Advance), following receipt by the Facility Agent of any certificate delivered under Clause 4.1(b) (Conditions to Utilisation), Clause 21.2(c)(ii) (Financial Information), Clause 21.3(c) (Information – Miscellaneous) or Clause 21.3(d) (Information – Miscellaneous), the Margin for that Advance, with effect on the first day of the first Interest Period or Term for that Advance (in the case of a certificate delivered under Clause 4.1(b) (Conditions to Utilisation) or under Clause 21.3(c) (Information – Miscellaneous)) or, as applicable, the first day of the immediately succeeding Interest Period or Term for that Advance will be the percentage per annum set out below in the column for the relevant Facility in relation to that Advance opposite the relevant leverage range as determined from the calculations in the relevant certificate:

Leverage	US$ B4 Facility % p.a.	EUR B4 Facility % p.a.	Revolving Facility Margin % p.a.
Either (i) Total Net Debt to Annualised EBITDA for the Latest Ratio Period is less than or equal to 3.75:1 or (ii) the ratio of Senior Net Debt to Annualised EBITDA for the Latest Ratio Period is less than or equal to 3.00:1 and the ratio of Total Net Debt to Annualised EBITDA is less than or equal to 4.00:1	2.50	2.75	2.50
Total Net Debt to Annualised EBITDA for the Latest Ratio Period is greater than 3.75:1 unless the ratio of Senior Net Debt to Annualised EBITDA for the Latest Ratio Period is less than or equal to 3.00:1 and the ratio of Total Net Debt to Annualised EBITDA is less than or equal to 4.00:1	2.75	3.00	2.75

If Bidco has failed to deliver a certificate in accordance with Clause 21.2(c)(ii) (Financial Information), then until such time as the certificate is delivered (when each Margin will again be determined in accordance with this definition of “Margin Ratchet”), each Margin shall be the higher percentage per annum set out above in the column for the relevant Facility to which that Margin relates.
“Margin Regulations” means Regulation T, Regulation U and Regulation X.

“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.
“Market Disruption Event” has the meaning given to such term in Clause 13.2(c) (Market Disruption).
“Marketable Securities” means any security which is listed on any publicly recognised stock exchange and which has, or is issued by a company which has, a capitalisation of not less than €1,000,000,000 (or its equivalent in other currencies) as at the time such marketable securities are acquired by any member of the Group by way of consideration for any disposal permitted under Clause 21.24 (Disposals).
“Material Adverse Effect” means any event or circumstance which has a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents.
“Maturing Advance” has the meaning given to such term in Clause 6.2 (Rollover Advances).
“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.
“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Necessary Authorisations” means all material approvals, consents, authorisations and licences from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.
“New Lender” has the meaning given to such term in Clause 33.4 (Assignments or Transfers by Lenders).
“Non-Consenting Lender” is a Lender which does not agree to a consent to an amendment to, or a waiver of, any provision of the Finance Documents where:

(a)	Bidco or the Facility Agent has requested the Lenders to consent to an amendment to, or waiver, of any provision of the Finance Documents;

(b)	the consent or amendment in question requires the agreement of the Lenders affected thereby pursuant to Clause 39.2 (Consents) (and such Lender is one of the Lenders affected thereby);

(c)	Lenders representing not less than 80% of the Commitments or Outstandings, as the case may be, of the Lenders affected thereby have agreed to such consent or amendment; and

(d)	Bidco has notified the Lender it will treat it as a Non-Consenting Lender.
“Non-Funding Lender” is either:

(a)	a Lender which fails to comply with its obligation to participate in any Advance where:

(i)
all conditions to the relevant Utilisation (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by the Instructing Group in accordance with the terms of this Agreement;

(ii)	Lenders representing not less than 80% of the relevant Commitments have agreed to comply with their obligations to participate in such Advance; and

(iii)	Bidco has notified the Lender that it will treat it as a Non-Funding Lender;

(b)	a Lender which has given notice to a Borrower or the Facility Agent that it will not make, or it has disaffirmed or repudiated any obligation to participate in, an Advance; or

(c)	a Defaulting Lender.
“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.
“Obligors’ Agent” means Bidco in its capacity as agent for the Obligors pursuant to Clause 26.17 (Obligors’ Agent).
“Optional Currency” means, in relation to any Advance, any currency other than euro or Dollars which:

(a)	is readily available to banks in the London interbank market, and is freely convertible into euro on the Quotation Date and the Utilisation Date for the relevant Advance; and

(b)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request.
“Original Financial Statements” means the audited consolidated financial statements of the Ziggo Parent prepared in accordance with IFRS for the financial year ended 31 December 2012.
“Original Guarantor” means LGE Holdco VII B.V..

“Original Lender” means a person which is named in Schedule 1 (Lenders and Commitments).
“Original Senior Unsecured Notes” means the €1,208,850,000 aggregate principal amount of 8% senior notes due 2018 issued by Ziggo Bond Company B.V., including, as the context requires, any exchange notes issued by Ziggo Bond Company B.V. in relation to such senior notes in connection with the Ziggo Acquisition.
“Original Senior Unsecured Notes Guarantor” means the Ziggo Parent, Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V..
“Outstandings” means, at any time, the Term Facility Outstandings, the Revolving Facility Outstandings and any Additional Facility Outstandings.
“Paper Form Lender” has the meaning given to such term in Clause 36.3(b) (Use of Websites/E-mail).
“Participating Member State” means any member state of the European Union that at the relevant time has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Patriot Act” has the meaning given to such term in Clause 36.7 (Patriot Act).
“Permitted Payment” has the meaning given to it in Clause 21.9 (Restricted Payments).
“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents;

(b)
transactions (other than (i) any sale or acquisition, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(c)
any payments, loans, guarantees, indemnities, acquisitions, disposals, Financial Indebtedness, liabilities or other transactions contemplated by or required to achieve the Ziggo Acquisition, or any of the steps set out in the Structure Memorandum or the Funds Flow Memorandum;

(d)	the Post-Closing Reorganisation;

(e)	the Debt Pushdown;

(f)	the Spin-Off; and

(g)	any transaction with the prior consent of the Instructing Group.
“Plan” means an employee benefit plan as defined in section 3(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Group or an ERISA Affiliate, and each such plan for the 5 year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Post-Closing Reorganisation” has the meaning given to such term in Clause 10.1 (Change of Control).
“Proceedings” has the meaning given to such term in Clause 43.1 (Courts).
“Proportion” in relation to a Lender, means:

(a)
in relation to an Advance to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the relevant Facility, the relevant Borrower and the relevant currency to the relevant Available Facility;

(b)	in relation to an Advance or Advances outstanding under this Agreement, the proportion borne by such Lender’s share of the Euro Amount of such Advance or Advances to the total Euro Amount thereof;

(c)
if paragraph (a) above does not apply and there are no Outstandings, the proportion borne by the aggregate of such Lender’s Available Commitment to the Available Facilities (or if the Available Facilities are then zero, by its Available Commitment to the Available Facilities immediately prior to their reduction to zero); and

(d)
if paragraph (b) above does not apply and there are any Outstandings, the proportion borne by such Lender’s share of the Euro Amount of the Outstandings to the Euro Amount of all the Outstandings for the time being.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Reporting Entity.
“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined:

(a)	if the relevant currency is USD, the first day of that period;

(b)	if the relevant currency is euro, 2 TARGET Days before the first day of that period; or

(c)	in relation to any other currency, 2 Business Days before the first day of that period,

provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Date for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).
“Ratio Period” has the meaning given to it in Clause 20.1 (Financial Definitions).
“RCF1 Facility” has the meaning given to the term “Revolving Facility” in the Refinancing Facilities Agreement.
“RCF1 Facility Commitments” has the meaning given to the term “Revolving Facility Commitments” in the Refinancing Facilities Agreement.
“RCF1 Outstandings” has the meaning given to the term “Revolving Facility Outstandings” in the Refinancing Facilities Agreement.
“Recipient” has the meaning given to it in Clause 15.6 (Value Added Tax).
“Recovering Finance Party” has the meaning given to such term in Clause 31.1 (Payments to Finance Parties).
“Reference Banks” means, subject to Clause 30.2 (Reference Banks), the principal London offices of Credit Suisse AG, London Branch, ING Bank N.V. and The Bank of Nova Scotia.
“Refinancing Facilities Agreement” means the credit facilities agreement dated on or about the date of this Agreement between Ziggo Bond Company B.V. as the Ziggo Parent, certain members of the Bank Group and certain financial institutions as mandated lead arrangers and lenders and ING Bank N.V. as security agent and facility agent in relation to the refinancing of the Financial Indebtedness of the Bank Group and Ziggo Holdco.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
“Regulatory Authority Disposal” means any direct or indirect sale, lease, transfer, issuance or distribution of any part of a present or future undertaking, shares, property, rights, remedies or other assets by one or a series of transactions related or not (each referred to for the purposes of this definition as a “disposal”) by any member of the Bank Group to another member of the Bank Group or any other person, provided that such disposal is required by a regulatory authority or court of competent jurisdiction.

“Relevant Event” means a Default in relation to Clause 23.2 (Non-Payment).
“Relevant Interbank Market” means, in relation to euro, the European Interbank Market and in relation to any other currency, the London interbank market therefor.
“Relevant Page” means the page or service on which the Screen Rate is displayed.
“Repayment Date” means:

(a)	in relation to any Revolving Facility Advance or Additional Facility Advance in relation to a revolving facility, the last day of its Term;

(b)
in respect of any Additional Facility Outstandings (other than in relation any Additional Facility that is a revolving facility), the EUR B4 Facility Outstandings and the US$ B4 Facility Outstandings, on the relevant Final Maturity Date, provided that if any such day is not a Business Day in the relevant jurisdiction for payment, the Repayment Date will be the next succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not).
“Repeating Representations” means the representations and warranties which are repeated as set out in Clause 19.23 (Times for Making Representations and Warranties).
“Replacement Issuer” means, following any transaction whereby Bidco Parent is no longer the issuer of any Senior Unsecured Notes including the exchange notes issued in relation to the Original Senior Unsecured Notes, the new or acceding issuer of such notes (provided such issuer is a Holding Company of Bidco) or any Holding Company of that new or acceding issuer of such notes, as notified by Bidco to the Facility Agent from time to time.
“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)
a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

“Reporting Entity” means Bidco Parent or any Replacement Issuer.
“Restricted Guarantor” means any Borrower that accedes to this Agreement pursuant to Clause 22.2 (Acceding Guarantors), which is (i) incorporated, created or organised under the laws of the United States or any State of the United States (including the District of Columbia) and is a “United States person” (as defined in Section 7701(a)(30)

of the Code); or (ii) treated for US federal income tax purposes as a disregarded entity that is a branch of such Guarantor.
“Restricted Person” means the Ultimate Holdco (or any successor thereof), any other company (not being a member of the Group) which is a Subsidiary of, or an Associated Company of, the Ultimate Holdco (or any successor thereof) (other than Associated Companies of the Ultimate Holdco which are its Associated Companies by virtue of controlling the Ultimate Holdco (or any successor thereof) or owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interests in the Ultimate Holdco (or any successor thereof)).
“Restricted Subsidiary” means any Subsidiary of the Ziggo Parent other than an Unrestricted Subsidiary.
“Revised Definitions” has the meaning given to it in Clause 21.4 (Change in Accounting Practices).
“Revised Ratios” has the meaning given to it in Clause 21.4 (Change in Accounting Practices).
“Revolving Facility” means the revolving loan facility granted to Bidco pursuant to Clause 2.1(c) (The Facilities).
“Revolving Facility Excluded Amount” means 0.25 multiplied by Annualised EBITDA for the Latest Ratio Period.
“Revolving Facility Instructing Group” means:

(a)
before any Utilisation of the Revolving Facility under this Agreement, a Lender or group of Lenders whose Available Revolving Facility Commitments amount in aggregate to more than 50% of the Available Revolving Facility; and

(b)
thereafter, a Lender or group of Lenders to whom in aggregate more than 50% of the aggregate amount of the Revolving Facility Outstandings are (or if there are no Revolving Facility Outstandings at such time, immediately prior to their repayment, were then) owed, in each case calculated in accordance with the provisions of Clause 39.10 (Calculation of Consent) and provided that the “Revolving Facility Instructing Group” as used in paragraph (g)(i) of Clause 4.1 (Conditions to Utilisation) in relation to a Rollover Advance in respect of an Additional Facility Advance in relation to a revolving facility shall mean a Lender or group of Lenders to whom in aggregate more than 50% of the aggregate amount of that Additional Facility Advance is owed calculated in accordance with the provisions of Clause 39.10 (Calculation of Consent), and, in each case, not taking into account any Available Revolving Facility Commitments or Revolving Facility Outstandings in relation to which a cancellation or prepayment notice (as applicable) has been served in accordance with Clause 8.1 (Voluntary Cancellation) or Clause 9.1 (Voluntary Prepayment).
“Revolving Facility Margin” means, subject to the Margin Ratchet, 2.50 per cent. per annum.
“Revolving Facility Outstandings” means, at any time, the aggregate outstanding amount of each Revolving Facility Advance.
“Revolving Facility Refinancing Advance” means a cashless Advance under the Revolving Facility under (and as such terms are defined in) the Refinancing Facilities Agreement the proceeds of which are deemed to be distributed, loaned or otherwise transferred, by any means whatsoever, to Bidco at any time after the Closing Date for the purposes of a repayment of the Revolving Facility in accordance with its terms.
“Rollover Advance” has the meaning given to such term in Clause 6.2 (Rollover Advances).
“Screen Rate” means:

(a)
in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)
in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may (following consultation with Bidco and the Lenders) specify another page or service displaying the relevant rate.
“SEC” means the United States Securities and Exchange Commission.
“Security” means the Security Interests created or purported to be created pursuant to the Bidco Security Documents.
“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect or a deposit of money with the primary intention of affording a right of set-off) and includes any agreement to create any of the foregoing but does not include (a) liens arising in the ordinary course of business by operation of law and not by way of contract and (b) any grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit.
“Senior Net Debt” has the meaning given to it in Clause 20.1 (Financial Definitions).
“Senior Secured Notes” shall have the meaning given to such term in the Refinancing Facilities Agreement.
“Senior Unsecured Notes” means high yield debt securities or other instruments not mandatorily convertible into equity, in each case issued by Bidco Parent or any Replacement Issuer including the Original Senior Unsecured Notes, Additional Senior Unsecured Notes and any Senior Unsecured Refinancing provided that such high yield debt securities or other instruments not mandatorily convertible into equity are designated as “Bidco Parent Debt” by written notice from Bidco to the Facility Agent and the Security Agent by the date when the consolidated financial statements are due to be provided pursuant to Clause 21.2 (Financial Information) for the first full Financial Quarter after their issuance.
“Senior Unsecured Refinancing” means any Financial Indebtedness incurred by Bidco Parent or any Replacement Issuer for the purposes of refinancing all or a portion of any Additional Senior Unsecured Notes and/or any Senior Unsecured Refinancing and/or any Senior Secured Notes and/or the Subordinated Bridge Facility Agreement and/or any Financial Indebtedness permitted to be incurred or outstanding pursuant to Clause 21.27 (Restrictions on Financial Indebtedness), in each case, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable under such Financial Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:

(a)
the principal amount of any such Financial Indebtedness shall not exceed the principal amount of, and any outstanding interest on, the Financial Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing) unless any excess principal amount constitutes Additional Senior Unsecured Notes;

(b)	it is unsecured, except that where such Financial Indebtedness is issued by Bidco Parent, it may be secured by a pledge of the shares in Bidco Parent or one of its Holding Companies; and

(c)	if such Financial Indebtedness is guaranteed, it is not guaranteed by any member of the Group,

provided that such Financial Indebtedness is designated as (i) “Senior Unsecured Refinancing” and “Bidco Parent Debt” by written notice from Bidco to the Facility Agent and the Security Agent and (ii) “Senior Unsecured Notes” in accordance with the Bidco Intercreditor Agreement including by written notice from Bidco to each Agent (as defined in the Bidco Intercreditor Agreement), in each case, by the date when the consolidated financial statements are due to be provided pursuant to Clause 21.2 (Financial Information) for the first full Financial Quarter after the incurrence of the relevant Financial Indebtedness.
“Sharing Payment” has the meaning given to such term in Clause 31.1(c) (Payments to Finance Parties).
“Signing Date” means the date of this Agreement.
“Specified Time” means a time determined in accordance with Schedule 11 (Timetable).
“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.
“Structure Memorandum” means the structure paper entitled “Zanzibar Structuring Offer and Refinancing” describing the proposed structure for the Ziggo Acquisition and delivered by Bidco to the Facility Agent pursuant to this Agreement on or prior to the Signing Date as amended, supplemented or replaced by any new structure paper delivered by Bidco to the Facility Agent from time to time provided that such amended, supplemented or replaced structure paper is not materially adverse to the interests of the Lenders unless the Instructing Group has provided consent to such amendment, supplement or replacement.
“Subject Party” has the meaning given to it in Clause 15.6 (Value Added Tax).
“Subordinated Bridge Facility Agreement” means the bridge facility agreement dated on or about the Signing Date between, among others, Bidco Parent (other than any Replacement Issuer) as borrower.
“Subordinated Funding” means any Financial Indebtedness made available to Bidco Parent (and on lent by Bidco Parent to Bidco) or directly to a member of the Group by any member of the Wider Group that is not a member of the Group which:

(a)	constitutes Bidco Parent Intercompany Debt; or

(b)	constitutes Bidco Parent Equity Equivalent Funding,
provided that:

(i)
an on-loan from Bidco Parent to Bidco is subordinated pursuant to the Bidco Intercreditor Agreement and the rights of Bidco Parent in respect of the on loan (or the rights of the relevant member of the Wider Group in respect of the loan to the Group) are secured pursuant to the Bidco

Proceeds Loan Pledge (or any other Bidco Security Document on substantially the same terms); and

(ii)
in respect of any loan advanced directly to a member of the Group that is a member of the Bidco Group, the creditor of such loan promptly provides Security in respect of its rights in relation to the loan in favour of the Security Agent on substantially similar terms as the Bidco Proceeds Loan Pledge.

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose control means ownership of more than 50 per cent. of the economic and/or voting share capital (or equivalent right of ownership of such company or entity).
For the purposes of Clause 20 (Financial Covenants) and Clause 21.2 (Financial Information) any provision of this Agreement where the financial terms defined in Clause 20 (Financial Covenants) are used, “Subsidiary” of a person includes any legal entity which is accounted for under applicable IFRS as a Subsidiary of that person.
“Successful Syndication” has the meaning given to that term in the Fee Letter.
“Supplemental Agreement” means the supplemental agreement dated 10 February 2014 between, among others, Bidco and the Facility Agent.
“Syndication End Date” means the earlier of Successful Syndication and the date falling 30 days from the Signing Date.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilise a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Term” means in relation to a Revolving Facility Advance or an Additional Facility Advance in relation to a revolving facility, the period for which such Advance is borrowed as specified in the relevant Utilisation Request.
“Term Facilities” means each Additional Facility (other than any Additional Facility which by its terms is a revolving loan facility), the EUR B4 Facility and the US$ B4 Facility and “Term Facility” means any of them, as the context requires.

“Term Facility Advance” means any Additional Facility Advance (other than any Additional Facility Advance under any Additional Facility which by its terms is a revolving loan facility), any EUR B4 Facility Advance and any US$ B4 Facility Advance and “Term Facility Advances” shall be construed accordingly.
“Term Facility Outstandings” means, at any time, the aggregate of the Additional Facility Outstandings (other than any Additional Facility Outstandings under any Additional Facility which by its terms is a revolving loan facility), the EUR B4 Facility Outstandings and the US$ B4 Facility Outstandings at such time.
“Termination Date” means:

(a)	in relation to the Revolving Facility, the date which is 15 days prior to the Final Maturity Date in respect of the Revolving Facility;

(b)	in relation to the EUR B4 Facility and the US$ B4 Facility, the date which is 15 days prior to the Final Maturity Date in respect of the EUR B4 Facility and the US$ B4 Facility (as applicable); and

(c)	in relation to each Additional Facility, the Additional Facility Termination Date specified in the relevant Additional Facility Accession Deed.
“Testing Time” has the meaning given to such term in Clause 21.14 (Further Assurance).
“Total Commitments” means the aggregate of the Commitments as the same may be increased in accordance with Clause 2.2 (Increase) or Clause 2.6 (Additional Facilities) or reduced in accordance with this Agreement.
“Total Net Debt” has the meaning given to it in Clause 20.1 (Financial Definitions).
“Transfer Agreement” means a duly completed assignment and assumption substantially in the form set out in Schedule 6 (Form of Transfer Agreement).
“Transfer Date” means, in relation to any Transfer Deed or any Transfer Agreement, the effective date of such transfer as specified in such Transfer Deed or such Transfer Agreement.
“Transfer Deed” means a duly completed deed of transfer and accession substantially in the form set out in Schedule 5 (Form of Transfer Deed) whereby an existing Lender seeks to transfer to a New Lender all or a part of such existing Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 33 (Assignments and Transfers) and such New Lender agrees to accept such transfer and to be bound by this Agreement and to accede to the Bidco Intercreditor Agreement and the Loss Sharing Deed.
“Transferor” has the meaning given to such term in Clause 33.7 (Transfer Agreements).

“Ultimate Holdco” means, at any time on and from the Closing Date, Liberty Global plc, together with its successors.
“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.
“Unpaid Sum” means any sum due and payable by an Obligor under any Finance Document but unpaid.
“Unrestricted Subsidiary” shall have the meaning given to such term in the Refinancing Facilities Agreement (as amended from time to time).
“US Bidco” means any member of the Group which is a partnership, or a partner of any partnership, that is incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) in the United States and that first accedes to this Agreement as a Borrower pursuant to Clause 22.1 (Acceding Borrowers).
“US Borrower” means a member of the Group that is a Borrower incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) or that resides or has a domicile in the United States.
“US Guarantor” means any Guarantor that is a US Obligor.
“US Obligor” means any Obligor or any member of the Group which is a partnership, or a partner of any partnership, that is incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) in the United States.
“US$ B4 Facility” means a term loan facility granted to the Borrower pursuant to Clause 2.1(a) (The Facilities).
“US$ B4 Facility Margin” means, subject to the Margin Ratchet, 2.50 per cent. per annum.
“US$ B4 Facility Outstandings” means, at any time, the aggregate principal amount of the US$ B4 Facility Advances outstanding under this Agreement.
“Utilisation” means the utilisation of a Facility under this Agreement.
“Utilisation Date” means in relation to an Advance, the date on which such Advance is (or is requested) to be made in accordance with the terms of this Agreement.
“Utilisation Request” means in relation to an Advance a duly completed notice substantially in the form set out in Schedule 4 (Form of Utilisation Request).
“VAT” means

(a)
value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in compliance with the Council Directive 2006/112/EC on the common system of value added tax as implemented by a member state of the European Union; and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Website Lenders” has the meaning given to such term in Clause 36.3(a) (Use of Websites/E-mail).
“Wider Group” means the Ultimate Holdco and its Subsidiaries from time to time (other than a member of the Group).
“Ziggo Acquisition” means the acquisition by Bidco directly or indirectly of:

(a)
shares in Ziggo N.V. pursuant to the Ziggo Acquisition Agreement that together with any other shares in Ziggo N.V. held by Affiliates of Liberty Global plc, represent at least 65 per cent. of the outstanding shares in Ziggo N.V. (the “Initial Acquisition”); and

(b)
after the Initial Acquisition, any additional shares in Ziggo N.V. from minority shareholders in that entity and the acquisition of any other related assets to facilitate the occurrence of the Full Ownership Date.

“Ziggo Acquisition Agreement” means the merger protocol agreement dated on or about the date of this Agreement between among others, Bidco and Ziggo N.V. in relation to the Ziggo Acquisition and delivered to the Facility Agent on or prior to the Signing Date.
“Ziggo Borrower” means a “Borrower” as such term is defined in the Refinancing Facilities Agreement (as amended from time to time).
“Ziggo Facilities” means the “Facilities” as such term is defined in the Refinancing Facilities Agreement (as amended from time to time).
“Ziggo Facility Agent” means the “Facility Agent” as such term is defined in the Refinancing Facilities Agreement (as amended from time to time).
“Ziggo Finance Documents” means the “Finance Documents” as such term is defined in the Refinancing Facilities Agreement (as amended from time to time).
“Ziggo Holdco” means “Holdco” as such term is defined in the Refinancing Facilities Agreement (as amended from time to time).
“Ziggo Holdco Debt” shall have the meaning given to the term “Holdco Debt” in the Refinancing Facilities Agreement.

“Ziggo Intercreditor Agreement” means the priority agreement dated 12 September 2006, as amended and restated on 6 October 2006, 17 November 2006 and 28 March 2013 and otherwise amended from time to time between, among others, certain of the Ziggo Obligors, other members of the Bank Group and the applicable finance parties (as amended from time to time).
“Ziggo Obligors” means the “Obligors” as such term in defined in the Refinancing Facilities Agreement (as amended from time to time).
“Ziggo Parent” means Amsterdamse Beheer-En Consultingmaatschappij B.V..

1.2	Accounting Expressions
Unless a contrary indication appears, any reference in this Agreement to “audited consolidated accounts” or “audited consolidated financial statements” or any analogous terms shall be construed as a reference to the financial statements and such other information provided in accordance with Clause 21.2 (Financial Information) as the context so requires.

1.3	Construction
Unless a contrary indication appears, any reference in this Agreement to:

(a)
“Bidco”, “Bidco Parent”, the “Facility Agent”, the “Ziggo Facility Agent”, the “Global Coordinator”, a “Mandated Lead Arranger”, a “Bookrunner”, the “Security Agent”, a “Hedge Counterparty” or a “Lender” shall be construed so as to include their respective and any subsequent successors, transferees and permitted assigns in accordance with their respective interests;

(b)	“agreed form” means, in relation to any document, in the form agreed by or on behalf of the Facility Agent and Bidco on or prior to the Signing Date;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	“company” includes any body corporate;

(e)	“determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

(f)
the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at the Specified Time on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(i)	in the case of any basket or threshold amount qualifying a covenant:

(A)
in order to determine how much of such basket or threshold has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(B)
in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(ii)
in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred, provided that in the case of Financial Indebtedness proposed to be incurred to refinance other Financial Indebtedness denominated in a currency other than euro or other than the currency in which such refinanced Financial Indebtedness is denominated, if such refinancing would cause any applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Financial Indebtedness does not exceed the principal amount of such Financial Indebtedness being refinanced in the applicable currency at the then current exchange rate;

(g)
“guarantee” means (other than in Clause 25 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(h)
“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

(i)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(j)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, department or of any regulatory or other authority;

(k)	a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

(l)
“wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries;

(m)
the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors;

(n)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived;

(o)
when determining the euro equivalent amount for the purposes of the “Instructing Group” and/or “Non-Consenting Lender” and for all other purposes other than under Clause 20 (Financial Covenants), the Facility Agent shall determine the amount of:

(i)
any undrawn commitments denominated in Dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of this Agreement (in the case of the EUR B4 Facility and the US$ B4 Facility or the Revolving Facility) or on the date of the relevant Additional Facility Accession Deed (in the case of an Additional Facility); and

(ii)
any participations in Utilisations denominated in euro or Dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of receipt by the Facility Agent of the Utilisation Request for the relevant Advance.

1.4	Currency
“EUR”, “€” and “euro” denote the lawful currency of each Participating Member State and “US$”, “$” and “Dollars” denote the lawful currency of the United States.

1.5	Statutes
Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re-enacted.

1.6	Time
Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7	References to Agreements
Unless otherwise stated, any reference in this Agreement to any agreement, indenture or any other document (including any reference to this Agreement) shall be construed as a reference to:

(a)	such agreement, indenture or any other document as amended, varied, novated or supplemented from time to time;

(b)	any other agreement, indenture or any other document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)	any other agreement, indenture or any other document entered into pursuant to or in accordance with any such agreement or document.

1.8	Borrowers
Following the accession of a Borrower to this Agreement in accordance with Clause 22.1 (Acceding Borrowers), references herein to the “Borrower” shall be construed as references to the “Borrowers”, “each Borrower” or the “relevant Borrower”, as the context requires.

1.9	No Personal Liability
No personal liability shall attach to any director, officer or employee of any Borrower or any member of the Group or Wider Group for any representation or statement made by a Borrower or that member of the Group or Wider Group in a certificate signed by such director, officer or employee.

1.10	Bidco Intercreditor Agreement

(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Bidco Intercreditor Agreement.

(b)
Notwithstanding anything to the contrary in this Agreement, the terms of the Bidco Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Bidco Intercreditor Agreement.

1.11	Dutch Terms
In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a “necessary actions to authorise” where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive or neutral advice (advies) from the competent works council(s).

(b)	“financial assistance” means any act not permitted by Article 2:98c of the Dutch Civil Code;

(c)
a “Security Interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e)	a “moratorium” includes surseance van betaling and “granted a moratorium” includes surseance verleend;

(f)
any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(g)	a “trustee in bankruptcy” includes a curator;

(h)	an “administrator” includes a bewindvoerder;

(i)	an “attachment” includes a beslag;

(j)	“gross negligence” means grove schuld;

(k)	“negligence” means schuld;

(l)	“wilful misconduct” means opzet; and

(m)	a “merger” means a fusie.

2.	THE FACILITIES

2.1	The Facilities
The Lenders grant upon the terms and subject to the conditions of this Agreement:

(a)
US$ B4 Facility: to the US Borrower only, a Dollar term loan facility in a maximum amount of the aggregate US$ B4 Facility Commitments (being an amount of US$ 0 (nil) on the date of this Agreement) (“US$ B4 Facility”);

(b)
EUR B4 Facility: to the Borrower (other than to the US Borrower), a euro term loan facility in a maximum amount of the aggregate EUR B4 Facility Commitments (being an amount of €434,000,000 on the date of this Agreement) (“EUR B4 Facility”); and

(c)
to the Borrower (other than to the US Borrower), a multi-currency revolving loan facility, as may be incurred pursuant to Clause 2.2(a) (Increase) below up to a maximum aggregate principal amount of the Revolving Facility Commitment (being an amount of €650,000,000 on the date of this Agreement) (the “Revolving Facility”), which shall be available for drawing in euro, Dollars or any Optional Currency.

2.2	Increase

(a)
Notwithstanding Clause 2.1 (The Facilities) above, and in addition to paragraph (b) below, Bidco may with the prior consent of a Lender, any bank, financial institution, trust, fund or any other entity selected by Bidco (each an “Increase Lender”) and by giving 10 Business Days prior notice to the Facility Agent, increase the Commitments under any Facility by including any new Commitments of any Increase Lender provided that:

(i)	no Event of Default is continuing;

(ii)
it shall be a condition to any Utilisation of any new Commitment that Bidco shall certify in the relevant Utilisation Request that the ratio of Senior Net Debt to Annualised EBITDA shall be no greater than 4.50:1 on a pro forma basis (taking into account such drawing and the use of proceeds of such drawing);

(iii)	the provisions of Clause 21.21 (Debt Incurrence Pre-Debt Pushdown Date) would be complied with; and

(iv)
each Increase Lender provides its prior consent and confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender by executing an Increase Confirmation.

(b)	Bidco may by giving prior notice to the Facility Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.6 (Right of Cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 17 (Illegality), request that the Commitments relating to any Facility be increased (and the Commitments under that Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled and the increased Commitments will be assumed by one or more Increase Lenders each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender by executing an Increase Confirmation.

(c)	Bidco may pay to any Increase Lender a fee in the amount and at the times agreed between Bidco and the Increase Lender.

(d)
Each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender.

(e)	The Commitments of the other Lenders shall continue in full force and effect.

(f)
An increase in the Commitments relating to a Facility shall take effect on the date specified by Bidco in any relevant notice referred to in paragraph (a) or (b) above (as applicable) or any later date on which the conditions set out in paragraph (f) below are satisfied.

(g)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Bidco Intercreditor Agreement and the Loss Sharing Deed; and

(B)	the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify Bidco and the Increase Lender.

(h)
Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(i)
The execution by Bidco of an Increase Confirmation constitutes confirmation by each Guarantor that its obligations under Clause 25 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the new Commitments of any Increase Lender and shall be owed to each Finance Party including the relevant Lender.

(j)	Clause 33.8 (Limitation of Responsibility of Transferor) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to any Increase Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Purpose

(a)	The US$ B4 Facility and the EUR B4 Facility shall be applied:

(i)	towards financing:

(A)
a portion of the purchase price payable in relation to the Ziggo Acquisition (including, without limitation, the acquisition of any shares in Ziggo N.V. from its minority shareholders after the Closing Date for the purposes of the acquisition of any additional shares in Ziggo N.V. following the Closing Date and the acquisition of assets to facilitate the occurrence of the Full Ownership Date); and

(B)	directly or indirectly the repayment, redemption or refinancing of any other Financial Indebtedness used directly or indirectly to acquire shares in Ziggo N.V.;

(ii)
towards financing any original issue discount, fees, costs and expenses (including, without limitation, legal fees, interest payments, make-whole or other premiums and any other redemption amounts) due and payable in connection with (a)(i) above and any other fees, costs and expenses (including, without limitation, legal fees) incurred by the Obligors or Bidco Parent or any of their Affiliates in connection with the negotiation and preparation of the Finance Documents; and

(iii)	for the general corporate purposes of the Group.

(b)
The Revolving Facility shall be applied for the purposes of financing any original issue discount, towards any purpose set out in paragraph (a) above, the ongoing working capital requirements and the general corporate purposes of the Group and may be utilised by way of Revolving Facility Advances.

(c)
The Borrower shall apply all amounts borrowed under this Agreement in or towards satisfaction of the purposes referred to in paragraphs (a) to (b) above (as applicable) and none of the Finance Parties shall be obliged to concern themselves with such application.

2.4	Refinancing Rollover

(a)	Each Lender under the Term Facilities shall, promptly and in accordance with a timetable specified in writing by Bidco:

(i)
(if the Ziggo Parent has notified the Ziggo Facility Agent that it wishes to establish an Additional Facility under (and as defined in) the Refinancing Facilities Agreement for the purposes of refinancing the Term Facilities) accede to the Refinancing Facilities Agreement as an Additional Facility Lender thereunder by the execution of an Additional Facility Accession Deed (substantially in the form set out in part 1 of schedule 9 of the Refinancing Facilities Agreement with such amendments as may be agreed between the Ziggo Parent and such Lender). Immediately upon such accession, the Commitments of each Lender will be rolled over (on a cashless basis) into Commitments (as defined in the Refinancing Facilities Agreement) in respect of an Additional Facility (as defined in the Refinancing Facilities Agreement) made available under the Refinancing Facilities Agreement (the “Additional Refinancing Facilities”), whereupon the Term Facilities will be deemed to be cancelled and repaid up to the amount notified by the Ziggo Parent to the Ziggo Facility Agent in accordance with clause 2.6 (Acquisition Facilities Refinancing) of the Acquisition Facilities Agreement by a simultaneous deemed borrowing in that amount under the Additional Refinancing Facilities pursuant to terms of the Refinancing Facilities Agreement (the “Additional Refinancing Rollover”); and

(ii)
(if the Ziggo Parent has notified the Facility Agent that it wishes to increase the commitments under clause 2.2 (Increase) of the Refinancing Facilities Agreement for the purposes of refinancing the Term Facilities) accede to the Refinancing Facilities Agreement as an Increase Lender thereunder by the execution of an Increase Confirmation (substantially in the form set out in, schedule 16 of (and as defined in) the Refinancing Facilities Agreement). Immediately upon the execution of such Increase Confirmation, the Commitments of each Lender under the Term Facilities will be rolled over (on a cashless basis) into new Commitments under (and as defined in) the Refinancing Facilities Agreement (the “Increase Refinancing Facilities” and together with the Additional Refinancing Facilities, the “Refinancing Facilities”), whereupon the Term Facilities will be deemed to be cancelled and repaid up to the amount notified by the Ziggo Parent to the Ziggo Facility Agent in accordance with clause 2.2(a)(iv) (Increase) of the Acquisition Facilities Agreement by a simultaneous deemed borrowing in that amount under the Increase Financing Facilities pursuant to terms of, the Refinancing Facilities Agreement (the “Increase Refinancing Rollover”, and together with the Additional Refinancing Rollover, the “Refinancing Rollover”);

(iii)
if not already a party thereto in that capacity, accede to the Ziggo Intercreditor Agreement as a Senior Secured Creditor (as defined in the Ziggo Intercreditor Agreement) by the execution of a Creditor/Agent Accession Undertaking (substantially in the form set out in schedule 4 of (and as defined in) the Ziggo Intercreditor Agreement).

(b)
The notice provisions of Clause 8.1 (Voluntary Cancellation) and Clause 9.1 (Voluntary Prepayment) shall not apply to any cancellation or prepayment effected pursuant to the operations of this Clause 2.4. For the avoidance of doubt, following the completion of a Refinancing Rollover, the terms applicable to the Commitments will be replaced by the terms set out in the Refinancing Facilities Agreement and the Additional Refinancing Facilities or the Increase Refinancing Facilities, as applicable

(c)
A Refinancing Rollover shall not be subject to any conditionality other than as set out in this Clause 2.4 and in the Refinancing Facilities Agreement and for the avoidance of doubt, there shall be no requirement to meet any incurrence test or to certify compliance with any financial covenants contained in this Agreement (or the Refinancing Facilities Agreement).

(d)
Each Lender hereby acknowledges and agrees that the Facility Agent shall, and shall be permitted to, execute and deliver on behalf of such Lender all documentation (including accession agreements), and each other notice, certificate or document necessary to give effect to the Refinancing Rollover without additional notice to or consent by the Lenders. Each Lender hereby agrees to be bound by any such document, accession agreements or other documents executed by the Facility Agent in accordance with this paragraph. Each Lender and the Facility Agent agree to execute and deliver each additional accession agreement, additional facility agreement, increase confirmation, notice or other document reasonably requested by Bidco in order to give full effect to the Refinancing Rollover.

(e)	On the occurrence of a Refinancing Rollover:

(i)
accrued interest on each relevant Advance will be carried forward into the Additional Refinancing Facilities or the Increase Refinancing Facility, in each case, under the Refinancing Facilities Agreement. The first interest period payment date under the Additional Refinancing Facility or the Increase Refinancing Facility shall correspond with the end of the Interest Period or Term selected in the relevant Utilisation Request for that Advance under this Agreement;

(ii)
each borrower under the Refinancing Facilities shall be, or become, a Ziggo Borrower in accordance with the Refinancing Facilities Agreement and the Borrower shall be released from any further obligations under the Finance Documents, including any guarantee obligations whether or not any claims have been made against the Borrower;

(iii)
provided that all amounts outstanding under the Facilities have been repaid or prepaid in full at such time, all Security under the Finance Documents shall automatically, without any further action or notice, be released and cancelled and security shall be granted over assets of the Bank Group to the rolled Lenders in accordance with the terms and conditions of the Ziggo Intercreditor Agreement upon their accession thereto. The Facility Agent or the Security Agent shall promptly execute and deliver any documents and certificates that are necessary or desirable to evidence such releases and cancellations; and

(iv)
each Lender that has acceded (or is otherwise party) to the Refinancing Facilities Agreement and the Ziggo Intercreditor Agreement in accordance with this Clause 2.4 shall acquire and assume the same rights and obligations in respect of any Transaction Security (as defined in the Ziggo Intercreditor Agreement) as the other lenders under the Refinancing Facilities Agreement in accordance with the Ziggo Intercreditor Agreement.

(f)
To the extent that a Refinancing Rollover is effected in respect of only part of the outstanding Term Facilities, the Borrower shall procure that any amounts that remain outstanding under the Term Facilities shall, on the Debt Push Down Date, be immediately prepaid or repaid in full.

2.5	Finance Parties’ Rights and Obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.6	Additional Facilities

(a)
The execution by Bidco and any Additional Facility Borrower of an Additional Facility Accession Deed constitutes confirmation by each Guarantor that its obligations under Clause 25 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Finance Party including the relevant Lender.

(b)
Bidco may notify the Facility Agent by no less than 2 Business Days’ notice that it wishes to establish one or more additional facilities (each an “Additional Facility”) by delivery to the Facility Agent of a duly completed Additional Facility Accession Deed, duly executed by Bidco, each Additional Facility Lender for the Additional Facility and each Additional Facility Borrower for the relevant Additional Facility, provided, in respect of each Additional Facility, that:

(iii)	no Event of Default is continuing;

(iv)	the terms of that Additional Facility, provide that no Utilisation may be made if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation;

(v)
it shall be a condition to any Utilisation of any Additional Facility that Bidco (or from the Closing Date Bidco shall procure that Ziggo Parent) shall certify in the relevant Utilisation Request that the ratio of Senior Net Debt to Annualised EBITDA shall be no greater than 4.50:1 on a pro forma basis (taking into account such drawing and the use of proceeds of such drawing);

(vi)	the provisions of Clause 21.21 (Debt Incurrence Pre-Debt Pushdown Date) would be complied with;

(vii)	each Additional Facility Borrower for that Additional Facility is an Obligor;

(viii)
the principal amount, interest rate, interest periods, Final Maturity Date, use of proceeds, repayment schedule, availability, fees, incorporation of relevant clauses relating to, or in connection with, any Additional Facility which is a revolving facility and related provisions and the currency of that Additional Facility shall be agreed by the relevant Additional Facility Borrower and the relevant Additional Facility Lenders (and, in the case of currency and incorporation of the relevant clauses relating to, or in connection with, any Additional Facility which is a revolving facility, the Facility Agent) and set out in the relevant Additional Facility Accession Deed;

(ix)	the relevant Additional Facility Accession Deed shall specify whether that Additional Facility is in form of a term loan or a revolving loan; and

(x)	subject to paragraph (vi) above, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement.

(c)	An increase in the Total Commitments pursuant to an Additional Facility under this Clause 2.6 (Additional Facilities) will only be effective on:

(i)	the execution by the Facility Agent of an Additional Facility Accession Deed which has been duly executed by each other relevant party thereto; and

(ii)	in relation to an Additional Facility Lender which is not a Lender immediately prior to the relevant Additional Facility becoming effective:

(A)
the Additional Facility Lender entering into the documentation required for it to accede as a party to the Bidco Intercreditor Agreement and, prior to the Debt Pushdown Date, the Loss Sharing Deed; and

(B)
the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the Additional Facility Commitments, the completion of which the Facility Agent shall promptly notify to Bidco and the Additional Facility Lender.

(d)
Subject to the conditions in this Clause 2.6 (Additional Facilities) being met, from the relevant Additional Facility Commencement Date for an Additional Facility, the Additional Facility Lenders for that Additional Facility shall make available the Additional Facility in a maximum aggregate amount not exceeding the aggregate Additional Facility Commitments in respect of that Additional Facility as set out in the relevant Additional Facility Accession Deed.

(e)
Each Additional Facility Lender, by executing an Additional Facility Accession Deed, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Additional Facility becomes effective.

(f)	Bidco may pay to any Additional Facility Lender a fee in the amount and at the times agreed between Bidco and that Additional Facility Lender.

(g)
Each Additional Facility Lender shall become a Party and be entitled to share in the Security in accordance with the terms of the Bidco Intercreditor Agreement and the Bidco Security Documents pari passu with the Lenders under the other Facilities provided that the Additional Facility Borrower and the relevant Additional Facility Lender may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Accession Deed.

(h)
Each Party (other than each proposed Additional Facility Lender, Bidco and each Additional Facility Borrower) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Additional Facility Accession Deed which has been duly completed and signed on behalf of each proposed Additional Facility Lender, Bidco and each proposed Additional Facility Borrower and each Obligor agrees to be bound by such accession.

(i)	On the Additional Facility Commencement Date:

(v)
each Additional Facility Lender party to that Additional Facility Accession Deed, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Additional Facility Lender been an Original Lender, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and

(vi)	each Additional Facility Lender shall become a party to this Agreement as an “Additional Facility Lender”.

(j)	With the prior written consent of Bidco, the Facility Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Finance Document (in accordance with the terms of this Clause 2.6 (Additional Facilities)) to reflect the terms of each Additional Facility without the consent of any Lender other than each applicable Additional Facility Lender.

(k)
Clause 33.8 (Limitation of Responsibility of Transferor) shall apply mutatis mutandis in this Clause 2.6 (Additional Facilities) in relation to any Additional Facility Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant Additional Facility becoming effective ;

(ii)	the “New Lender” were references to that “Additional Facility Lender”; and

(l)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.7	Re-allocation of Commitments

(a)
If requested by Bidco and agreed by a Lender (with a written notice of such agreement to the Facility Agent) on such date as Bidco and such Lender and Facility Agent agree, all or part of that Lender’s unfunded Commitments under the EUR B4 Facility (the “Reduced Facility”) may be cancelled and immediately re-allocated to the US$ B4 Facility (the “Redenominated Facility”).

(b)
On the date agreed by Bidco and the Lender under Clause 2.7(a), the relevant Lender’s Commitments in respect of the Reduced Facility will be reduced by the agreed Euro Amount (the “Re-allocated Commitments”), and the Re-allocated Commitments will be added to the Redenominated Facility in Dollars at the Facility Agent’s Spot Rate of Exchange (or such other rate as agreed between the Borrower and the relevant Lender).

3.	CONDITIONS

3.1	Initial Conditions Precedent
The obligations of the Lenders to make the US$ B4 Facility, the EUR B4 Facility and the Revolving Facility available shall be conditional upon:

(a)
the Facility Agent having confirmed to Bidco that it has received the documents and evidence listed in Part 1 of Schedule 3 (Conditions Precedent) and that each is, unless otherwise indicated in that Schedule, satisfactory, in form and substance, to the Facility Agent, (acting reasonably) or the requirement to provide such documents and evidence has been waived by the Instructing Group;

(b)	Bidco having confirmed to the Facility Agent that the offer in relation to the Ziggo Acquisition has been declared unconditional; and

(c)
Bidco having confirmed to the Facility Agent that the Structure Memorandum has not been amended, supplemented or replaced in a manner that is materially adverse to the interests of the Lenders (unless the Instructing Group has consented to such amendment, supplement or replacement).

The Facility Agent shall notify the Lenders promptly upon being so satisfied.

3.2	Further Conditions Precedent
Subject to Clause 3.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 4.2 (Lenders’ Participations) in relation to any Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
other than in the case of a Rollover Advance and/or any Utilisation to which Clause 3.3 (Utilisations during the Certain Funds Period) applies, no Default is continuing or would result from the proposed Utilisation;

(b)
in relation to a Utilisation to which Clause 3.3 (Utilisations during the Certain Funds Period) applies, the representations and warranties in Clause 19.1 (Status) to Clause 19.4 (Non-violation) (inclusive) to be made by each Obligor for itself are true in all material respects in each case by reference to the facts and circumstances then subsisting; and

(c)
in relation to a Utilisation under the Term Facilities only, Bidco has confirmed to the Facility Agent that the Structure Memorandum has not been amended, supplemented or replaced in a manner that is materially adverse to the interests of the Lenders (unless the Instructing Group has consented to such amendment, supplement or replacement).

3.3	Utilisations during the Certain Funds Period

(a)
Subject to Clause 3.1 (Initial Conditions Precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 4.2 (Lenders’ Participations) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(xi)	the Facility Agent has made the notifications contemplated by Clause 3.1 (Initial Conditions Precedent);

(xii)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate or maintain its participation in any Loan.

(b)
During the Certain Funds Period (save in respect of a Lender in circumstances where, pursuant to paragraph (a)(ii), that Lender is not obliged to comply with Clause 4.2 (Lenders’ Participations)) none of the Finance Parties shall be entitled to:

(iii)	cancel any of its Commitments;

(iv)
rescind, terminate or cancel this Agreement or the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v)
save in respect of a Lender in circumstances where, pursuant to paragraph (a)(i), that Lender is not obliged to comply with Clause 4.2 (Lenders’ Participations), refuse to participate in the making of a Certain Funds Utilisation;

(vi)	exercise any right of set off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(vii)
cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Bidco Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(viii)
take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.	UTILISATION

4.1	Conditions to Utilisation
Save as otherwise provided in this Agreement, an Advance will be made by the Lenders to a Borrower if:

(a)
the Facility Agent has received from such Borrower a duly completed Utilisation Request in the relevant form no later than the Specified Time, receipt of which shall oblige such Borrower to utilise the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)
in the case of an Advance (other than an Additional Facility Advance) to be made following the Closing Date, for the purposes of a Margin Ratchet calculation the Facility Agent has received from Bidco a certificate signed by an authorised officer of Bidco establishing at the date of such certificate the ratios of: (i) Senior Net Debt to Annualised EBITDA and (ii) Total Net Debt to Annualised EBITDA, in each case, for the immediately preceding Ratio Period but after giving pro forma effect to such Advance and the use of any proceeds of such Advance;

(c)	the proposed Utilisation Date is a Business Day for the proposed currency of the Advance, as the case may be, which is within the Availability Period and is or precedes the relevant Termination Date;

(d)	as a result of the proposed Utilisation:

(i)	in the case of a Utilisation by way of a US$ B4 Facility Advance, immediately after the making of such Advance there will be no more than 10 US$ B4 Facility Loans outstanding;

(ii)	in the case of a Utilisation by way of a EUR B4 Facility Advance, immediately after the making of such Advance there will be no more than 10 EUR B4 Facility Loans outstanding;

(iii)	in the case of a Utilisation by way of a Revolving Facility Advance, immediately after the making of such Advance there will be no more than 25 Revolving Facility Advances then outstanding;

(e)
in the case of a Utilisation by way of a Revolving Facility Advance, the proposed Euro Amount (or its equivalent) of such Revolving Facility Advance is: (i) a minimum of €5,000,000 or an integral multiple of €1,000,000 or (ii) if less, equal to the amount of the Available Revolving Facility Commitment at such time;

(f)	the Utilisation Date for a Revolving Facility Advance is on a date not earlier than the first Utilisation Date under a Term Facility;

(g)	in the case of any Utilisation, on the date of the Utilisation Request and the proposed Utilisation Date:

(i)	in the case of a Rollover Advance, the Facility Agent shall not have received instructions from a Revolving Facility Instructing Group, requiring the Facility Agent to refuse such rollover; or

(ii)
in the case of any Utilisation other than that referred to in sub-paragraph (i) above or a Utilisation during the Certain Funds Period, the Repeating Representations made by the persons identified as making those representations are true in all material respects by reference to the circumstances then existing and no Default is continuing or would result from the proposed Utilisation;

(h)	in the case of any Utilisation of the Revolving Facility:

(i)	the aggregate amount of the Revolving Facility Outstandings and the RCF1 Outstandings as a result of the proposed Utilisation will not exceed the amount of the RCF1 Facility Commitments; and

(ii)	the aggregate amount of the Revolving Facility Outstandings as a result of the proposed Utilisation will not exceed EUR 450,000,000; and

(i)
unless the Ziggo Acquisition Agreement has terminated in accordance with its terms, in relation to the first Utilisation under this Agreement Bidco has delivered to the Facility Agent a copy of any amendments to schedule 5 of the Ziggo Acquisition Agreement made since a copy of the Ziggo Acquisition Agreement was last delivered to the Facility Agent (provided that no Lender shall be under an obligation to make available any Advances under Clause 4.2 (Lenders’ Participations) if any such amendments are materially adverse to the interests of the Lenders, other than where such amendments have been consented to by the Instructing Group).

4.2	Lenders’ Participations

(a)	Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

(b)
The Agent shall determine the Euro Amount of each Revolving Facility Advance which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Euro Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 29.1 (Payment to the Facility Agent) by the Specified Time.

5.	OPTIONAL CURRENCIES

5.1	Selection of Currency
Each Borrower under the Revolving Facility or an Additional Facility shall select the currency of a Revolving Facility Advance or an Additional Facility Advance made to it (which shall be Dollars, euro or an Optional Currency) in the Utilisation Request relating to the relevant Revolving Facility Advance or an Additional Facility Advance.

5.2	Unavailability of Optional Currency

(a)	If before the Specified Time on the Quotation Date for the relevant Revolving Facility Advance or an Additional Facility Advance:

(i)	a Lender notifies the Facility Agent that the relevant Optional Currency is not readily available to it in the amount required; or

(ii)
a Lender notifies the Facility Agent that compliance with its obligation to participate in the Revolving Facility Advance or Additional Facility Advance in the proposed Optional Currency would contravene a Law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 5.2 will be required to participate in the relevant Revolving Facility Advance in euro (in an amount equal to that Lender’s Proportion of the Euro Amount of the relevant Revolving Facility Advance or, in respect of a Rollover Advance, an amount equal to that Lender’s Proportion of the Euro Amount of any amount that the Lenders are actually required to advance in accordance with Clause 6.2 (Rollover Advances)), and its participation will be treated as a separate Advance denominated in euro during that Term.

(b)
Any part of a Revolving Facility Advance or Additional Facility Advance treated as a separate Advance under this Clause 5 (Optional Currencies) will not be taken into account for the purposes of any limit on the number of Advances or currencies outstanding at any one time.

6.	REPAYMENT OF REVOLVING FACILITY OUTSTANDINGS

6.1	Repayment of Revolving Facility Advances
The Borrower shall (subject to Clause 6.2 (Rollover Advances) and Clause 6.3 (Repayment on Refinancing Rollover)) repay the full amount of each Revolving Facility Advance and each Additional Facility Advance in relation to a revolving facility drawn by it on its Repayment Date.

6.2	Rollover Advances
Without prejudice to each Borrower’s obligation to repay the full amount of each Revolving Facility Advance and each Additional Facility Advance in relation to a revolving facility made to it on the applicable Repayment Date, where, on the same day on which such Borrower is due to repay a Revolving Facility Advance or an applicable Additional Facility Advance (a “Maturing Advance”) such Borrower has also requested that one or more Revolving Facility Advances or an applicable Additional Facility Advances in the same currency as and in an amount which is equal to or less than the Maturing Advance be made to it (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clause 4.1 (Conditions to Utilisation), the aggregate amount of the Rollover Advance shall be treated as if applied in or towards repayment of the Maturing Advance so that:

(a)	if the amount of the Maturing Advance exceeds the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)
each Lender’s participation (if any) in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the Maturing Advance and that Lender will not be required to make its participation in the Rollover Advance available in cash; and

(b)	if the amount of the Maturing Advance is equal to or less than the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will not be required to make any payment in cash; and

(ii)
each Lender will be required to make its participation in the Rollover Advance available in cash only to the extent that its participation (if any) in the Rollover Advance exceeds that Lender’s participation (if any) in the Maturing Advance and the remainder of that Lender’s participation in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Maturing Advance.

6.3	Repayment on Refinancing Rollover
Immediately following the completion of a Refinancing Rollover, the Borrower shall repay all amounts outstanding under the Revolving Facility in full provided that the Revolving Facility will be deemed to have been repaid in the amount of any Revolving Facility Refinancing Advance.

6.4	Final Repayment
Bidco shall procure that all amounts outstanding under the Revolving Facility shall be repaid in full on its Final Maturity Date.

7.	REPAYMENT OF TERM FACILITY OUTSTANDINGS

7.1	Repayment of US$ B4 Facility Outstandings and EUR B4 Facility Outstandings
The Borrower shall repay the aggregate outstanding principal amount of the US$ B4 Facility Advance and the EUR B4 Facility Advance respectively, in full in one instalment on the applicable Final Maturity Date (or such earlier date as contemplated in paragraph (a) of Clause 2.4 (Refinancing Rollover)).

7.2	No Reborrowing of Facility Advances
No Borrower may reborrow any part of any US$ B4 Facility Advance or EUR B4 which is repaid.

7.3	Repayment of Additional Facility Outstandings
The Borrowers under each Additional Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the Additional Facility Advances under that Additional Facility on the Final Maturity Date applicable to such Additional Facility (or such earlier date as contemplated in paragraph (a) of Clause 2.4 (Refinancing Rollover)).

8.	CANCELLATION

8.1	Voluntary Cancellation
Bidco may, by giving to the Facility Agent not less than 3 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period) cancel any Available Facility in whole or any part (but if in part, in an amount that reduces the Euro Amount of such Facility by a minimum amount of €5,000,000 and an integral multiple of €1,000,000) and any such cancellation shall, reduce the relevant Available Commitments of the Lenders rateably.

8.2	Automatic Cancellation on Refinancing Rollover
Immediately following the occurrence of a Refinancing Rollover in respect of all amounts outstanding, any Available Commitments shall be automatically cancelled and the Commitment of each Lender shall automatically be reduced to zero.

8.3	Notice of Cancellation
Any notice of cancellation given by Bidco pursuant to Clause 8.1 (Voluntary Cancellation) shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

8.4	Cancellation of Available Commitments

(a)
At the end of the Availability Period, any Available Commitments in respect of the US$ B4 Facility shall automatically be cancelled and the Available US$ B4 Facility Commitment of each Lender shall automatically be reduced to zero.

(b)
At the end of the Availability Period, any Available Commitments in respect of EUR B4 Facility shall automatically be cancelled and the Available EUR B4 Facility Commitment of each Lender shall automatically be reduced to zero.

(c)
On each Termination Date any Available Commitments in respect of the Facility to which such Termination Date relates shall automatically be cancelled and the Commitment of each Lender in relation to such Facility shall automatically be reduced to zero.

(d)	No Available Commitments which have been cancelled under this Agreement may thereafter be reinstated.

8.5	Right of Repayment and Cancellation in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender or by an Obligor is required to be increased under Clause 15.2 (Tax Gross-up);

(ii)	any Lender claims indemnification from a Borrower under Clause 15.3 (Tax Indemnity) or Clause 16 (Increased Costs); or

(iii)	any Lender, invokes Clause 13.2 (Market Disruption),
then, subject to paragraph (c) below a Borrower may:

(A)
arrange for the transfer or assignment in accordance with this Agreement of the whole (but at par only) of that Lender’s Commitment and participation in the Utilisations to a new or existing Lender willing to accept that transfer or assignment; or

(B)
give the Facility Agent notice of cancellation of that Lender’s Commitment and that Borrower’s intention to procure the repayment of that Lender’s participation in the Utilisation, whereupon the Commitment of that Lender shall immediately be reduced to zero;

(b)
On the last day of each Interest Period or Term which ends after a Borrower has given notice under paragraph (a)(iii)(B) above (or, if earlier, the date specified by a Borrower in that notice), the Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation (together with all interest and other amounts accrued under the Finance Documents).

(c)	A Borrower may only exercise its rights under paragraph (a) above if:

(i)	in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of (a)

(iii) no more than 90 days have elapsed since the relevant invoking of Clause 13.2 (Market Disruption); and

(ii)	it gives the Facility Agent and the relevant Lender not less than 5 Business Days prior notice.

(d)	The replacement of a Lender pursuant to paragraph (a)(iii)(A)(1) above shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replaced Lender shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that replaced Lender under any Finance Document; and

(iii)	any replacement of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

(e)	Prepayments made pursuant to this Clause 8.5 (Right of Repayment and Cancellation in relation to a Single Lender) shall be applied against the outstanding Advances pro rata.

8.6	Right of Cancellation in relation to a Defaulting Lender
Without prejudice to the Borrower’s rights under Clause 2.2 (Increase):

(a)
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 3 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9.	VOLUNTARY PREPAYMENT

9.1	Voluntary Prepayment

(a)
Any Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period):

(i)
repay any US$ B4 Facility Advance drawn by it under the US$ B4 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the US$ B4 Facility Advance by a minimum amount of

€5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable); and

(ii)
repay any EUR B4 Facility Advance drawn by it under the EUR B4 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the EUR B4 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

(b)
Any Additional Facility Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period), repay any Additional Facility Advance by such minimum amount as is agreed by Bidco and the relevant Additional Facility Lender.

(c)
Any Borrower may, by giving to the Facility Agent not less than 3 Business Days prior written notice to that effect (unless the Revolving Facility Instructing Group has given its prior consent to a shorter period) repay a Revolving Facility Advance drawn by it in whole or in part (but if in part, in an amount that reduces the Euro Amount of the Revolving Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000 together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

9.2	Prepayment on Refinancing Rollover
The requirements to provide notice or to prepay in minimum amounts under Clause 9.1 (Voluntary Prepayment) shall not apply to a prepayment pursuant to the occurrence of a Refinancing Rollover and the Facilities shall be prepaid as contemplated in Clause 2.4 (Refinancing Rollover).

9.3	Application of Repayments
Any voluntary prepayment made under Clause 9.1 (Voluntary Prepayment) or pursuant to Clause 9.2 (Prepayment on Refinancing Rollover) shall be applied in repayment of any of the Term Facility Outstandings or any Revolving Facility Outstandings or any outstandings in relation to any Additional Facility that is a revolving facility, in whole or in part, as selected by Bidco at its discretion.

9.4	Release from Obligation to Make Advances
A Lender for whose account a repayment is to be made under Clause 8.5 (Right of Repayment and Cancellation in relation to a Single Lender) shall not be obliged to participate in the making of Advances (including Revolving Facility Advances) on or after the date upon which the Facility Agent receives the relevant notice of intention to repay such Lender’s share of the Outstandings, on which date all of such Lender’s Available Commitments shall be cancelled and all of its Commitments shall be reduced to zero.

9.5	Notice of Prepayment or Cancellation
Any notice of prepayment given by a Borrower pursuant to Clause 9.1 (Voluntary Prepayment) or Clause 8.5 (Right of Repayment and Cancellation in relation to a Single Lender) and notice of cancellation pursuant to Clause 8.3 (Notice of Cancellation) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige that Borrower to make such prepayment on such date provided that a notice or prepayment or cancellation may be conditional and not irrevocable provided that Bidco or a Borrower shall within 10 Business Days’ notice from the Facility Agent indemnify any Lender in respect, and in the amount, of such Lender’s Break Costs as specified in such notice should cancellation or prepayment not occur on the date specified in the notice of cancellation or prepayment.

9.6	Restrictions on Repayment
No Borrower may repay all or any part of any Advance (including, at any time, a Revolving Facility Advance) except at the times and in the manner expressly provided for in this Agreement.

9.7	Cancellation upon Repayment
No amount repaid under this Agreement may subsequently be reborrowed other than any amount of a Revolving Facility Advance or Additional Facility Advance in relation to a revolving facility repaid in accordance with Clauses 6.1 (Repayment of Revolving Facility Advances) or 9.1(b) (Voluntary Prepayment) on or prior to the Final Maturity Date in respect of the Revolving Facility and upon any repayment (other than in respect of a Revolving Facility Advance or an Additional Facility that is a revolving facility, as aforesaid) the Commitment of each Lender in relation to the relevant Facility shall be cancelled in an amount equal to each Lender’s Proportion of the amount repaid.

10.	MANDATORY PREPAYMENT AND CANCELLATION

10.1	Change of Control

(a)	“Change of Control” means:

(i)
at any time, the Controlling Company ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 100% of the total voting power of the Voting Stock of, and ceases, by virtue of any powers conferred by the articles of association or other documents regulating:

(A)	the Borrower; or

(B)	after the HoldCo V Accession Date and only for so long as LGE HoldCo V B.V. holds directly or indirectly any Voting Stock in the Ziggo Parent, LGE HoldCo V B.V.;

(C)	after the Full Ownership Date, Ziggo N.V. (or its successor);

(ii)
at any time, the sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of (I) the Borrowers or the Restricted Subsidiaries or (II) the Ziggo Parent and the Restricted Subsidiaries (as such term is defined under the Refinancing Facilities Agreement) (taken as a whole) to any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(iii)
on or prior to the Closing Date, Ziggo N.V. ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 100% of the total voting power of the Voting Stock of the Ziggo Parent;

(iv)
after the Closing Date, the Controlling Company (I) ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Ziggo Parent; and (B) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Ziggo Parent, to, directly or indirectly, direct or cause the direction of management and policies of the Ziggo Parent;

provided that a Change of Control shall not be deemed to have occurred pursuant to clause (i) of this definition upon the consummation of the Ziggo Acquisition, a Post-Closing Reorganisation or a Spin-Off.

(b)
Notwithstanding the foregoing, upon consummation of (i) the Post-Closing Reorganisation, “Controlling Company” will mean New Intermediate Holdco and its successors or (ii) a Spin-Off, “Controlling Company” will mean the Spin Holdco and its successors.

(c)	For the purpose of this Clause 10 (Mandatory Prepayment and Cancellation) only:

(i)
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of interests in (howsoever designated) equity of such Person, including any

Preferred Stock, but excluding any debt securities convertible into such equity;

(ii)	“Controlling Company” means, subject to paragraph (b) above, the immediate Holding Company of Bidco Parent;

(iii)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(iv)	“HoldCo V Accession Date” means on and from the date that LGE HoldCo V B.V.becomes a wholly-owned Subsidiary of Bidco;

(v)	“New Intermediate Holdco” means the direct Subsidiary of the Ultimate Holdco following a Post-Closing Reorganisation;

(vi)	“Permitted Holder” means, collectively:

(A)	the Ultimate Holdco;

(B)	in the event of a Spin-Off, the Spin Holdco and any Subsidiary of the Spin Holdco; and

(C)	each Affiliate or Related Person of a Permitted Holder described in (A) above, and any successor to such Permitted Holder, Affiliate or Related Person;

(D)	any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of Bidco Parent, acting in such capacity; and

(E)
any “person” or “group” of related persons (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or all or substantially all of the assets of Bidco Parent and the Restricted Subsidiaries (taken as a whole) would constitute a Change of Control in respect of which Bidco has provided a notice to the Facility Agent under Clause (d)(i) (Change of Control) and the Facility Agent has not, within sixty Business Days of receipt of such notice, provided a notice to Bidco under Clause (d)(ii) (Change of Control) cancelling the Facilities and/or declaring all outstanding Advances to be immediately due and payable;

(vii)
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency of political subdivision hereof or any other entity;

(viii)
“Post-Closing Reorganisation” means, at any time after the Closing Date (A) a distribution or other transfer of the Controlling Company and its Subsidiaries or a Holding Company of Controlling Company and its Subsidiaries to the Ultimate Holdco or another direct Subsidiary of the Ultimate Holdco through one or more mergers, transfers, consolidations or other similar transactions such that Controlling Company or such Holding Company will become the direct Subsidiary of the Ultimate Holdco or such other direct Subsidiary of the Ultimate Holdco; and/or (B) the issuance by the Controlling Company of Capital Stock to the Ultimate Holdco or another direct Subsidiary of the Ultimate Holdco and, as consideration therefor, the assignment or transfer by the Ultimate Holdco or a direct Subsidiary of the Ultimate Holdco of assets to the Controlling Company, as the case may be;

(ix)
“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation;

“Related Person” with respect to any Permitted Holder, means:

(A)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(B)
in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(C)
any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein;

(x)
“Spin-Off” means, at any time after the Closing Date, a transaction by which all outstanding ordinary shares of the Controlling Company or any of its Holding Companies directly or indirectly owned by the Ultimate Holdco are distributed to all of the Ultimate Holdco’s shareholders in proportion to such shareholders’ holdings in the Ultimate Holdco at the time of such transaction either directly or indirectly through the distribution of shares in a company holding the Controlling Company’s shares or such Holding Company’s shares;

(xi)	“Spin Holdco” means the company the shares of which are distributed to the shareholders of the Ultimate Holdco pursuant to the Spin-Off;

(xii)
“Ziggo Bond Company Holding” means Ziggo Bond Company Holding B.V. (a company registered in The Netherlands), together with its successors (by merger, consolidation, transfer, conversion of legal form or otherwise); and

(xiii)	“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

(d)	Upon becoming aware of a Change of Control:

(i)	Bidco shall promptly notify the Facility Agent; and

(ii)
if the Instructing Group so require, the Facility Agent shall, by not less than 30 Business Days’ notice to Bidco, cancel each Facility and declare all outstanding Advances, together with accrued interest and all other relevant amounts accrued under the Finance Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

10.2	Miscellaneous Provisions

(a)
All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment and, subject to Clause 27.2 (Break Costs), without premium or penalty.

(b)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(c)	Any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata.

11.	INTEREST ON REVOLVING FACILITY ADVANCES

11.1	Duration
The duration of the Term for each Revolving Facility Advance shall, save as otherwise provided in this Agreement, be a period of any number of days from and including 1 day to and including 30 days or 1, 2, 3 or 6 months or such other period of up to 12 months as all the Lenders having a Revolving Facility Commitment may agree with the

Borrower prior to submission of the relevant Utilisation Request provided that such period shall end on or before the Final Maturity Date in respect of the Revolving Facility, in each case, as the Borrower may select in the relevant Utilisation Request.

11.2	Interest Payment Date for Revolving Facility Advances
On each Repayment Date (and, if the Term of any Revolving Facility Advance or Additional Facility Advance in relation to a revolving facility exceeds 6 months, on the expiry of each period of 6 months during such Term), the relevant Borrowers shall pay accrued interest on each Revolving Facility Advance and Additional Facility Advance in relation to a revolving facility made to it.

11.3	Interest Rate for Revolving Facility Advances
The rate of interest applicable to each Revolving Facility Advance during its Term shall be the rate per annum which is the sum of the Revolving Facility Margin and, in relation to any Revolving Facility Advance denominated in euro, EURIBOR, or in relation to any Revolving Facility Advance denominated in any other currency, LIBOR, for the relevant Term.

11.4	Interest on Additional Facilities
The rate of interest on any Additional Facility and the timing of payment of such interest shall be regulated by the relevant Additional Facility Accession Deed.

12.	INTEREST ON TERM FACILITY ADVANCES

12.1	Interest Periods for Term Facility Advances
The period for which a Term Facility Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

12.2	Duration
The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2, 3 or 6 months in respect of each Term Facility, or, in each case, such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period for a Term Facility Advance, and thereafter, Outstandings) under the relevant Facility may agree with the Borrower, in each case, as the Borrower may select by no later than 9:30a.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, provided that:

(a)
if such Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 12 (Interest on Term Facility Advances), be 3 months; and

(b)
any Interest Period that would otherwise end during the month preceding or extend beyond a Repayment Date relating to the Term Facility Outstandings shall be of such duration that it shall end on that Repayment Date if necessary to ensure that there are Advances under the relevant Term Facility with Interest Periods ending on the relevant Repayment Date in a sufficient aggregate amount to make the repayment due on that Repayment Date.

12.3	Consolidation and Division of Term Facility Advances

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Facility Advances under the same Term Facility made to the same Borrower in the same currency; and

(ii)	end on the same date,
those Term Facility Advances will, unless that Borrower (or Bidco on its behalf) specifies to the contrary for the next Interest Period, be consolidated into, and treated as, a single Term Facility Advance on the last day of the Interest Period.

(b)
Subject to the requirements of Clause 12.2 (Duration), a Borrower (or Bidco on its behalf) may, by no later than 9:30a.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, direct that any Term Facility Advance borrowed by it shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) 2 or more Advances in such amounts (equal in aggregate to the Euro Amount of the Term Facility Advance being so divided) as shall be specified by that Borrower or Bidco in such notice provided that no such direction may be made if:

(i)	as a result of so doing, there would be more than 10 Advances outstanding under the relevant Term Facility; or

(ii)	any Term Facility Advance thereby coming into existence would have a Euro Amount of less than €25,000,000.

12.4	Payment of Interest for Term Facility Advances
On the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current month (if there is one) or the preceding Business Day (if there is not)), and if the relevant Interest Period exceeds 6 months, on the expiry of each 6 month period during that Interest Period, the relevant Borrower shall pay accrued interest on the Term Facility Advance to which such Interest Period relates.

12.5	Interest Rate for Term Facility Advances

The rate of interest applicable to a Term Facility Advance at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Margin and, in relation to any relevant Advance denominated in euro, EURIBOR, or in relation to any relevant Advance denominated in any other currency, LIBOR, for such Interest Period.

12.6	Notification
The Facility Agent shall promptly notify the relevant Borrowers and the Lenders of each determination of LIBOR, EURIBOR, and any change to the proposed length of a Term or Interest Period or any interest rate occasioned by the operation of Clause 13 (Market Disruption and Alternative Interest Rates).

13.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

13.1	Absence of Quotations
Subject to Clause 13.2 (Market Disruption):

(a)
if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation on the Quotation Date in accordance with Clause 13.2 (Market Disruption), the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks; or

(b)
if Clause 13.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation in accordance with Clause 13.3 (Alternative Reference Bank Rate), the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

13.2	Market Disruption

(a)
If a Market Disruption Event occurs in relation to an Advance for any Interest Period or Term, then the rate of interest applicable to each Lender’s portion of such Advance during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 13.4 (Alternative Rate)) be the rate per annum which is the sum of

(i)	the Margin; and

(ii)
the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to an Advance for the relevant Interest Period or Term of that Advance) the rate per annum notified to the Facility Agent by such Lender before the last day of such Interest Period or Term to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Advance during such Interest Period or Term provided that if more than one such rate is notified to the Facility Agent pursuant to this Clause 13.2(a)(ii), the rate shall be the average of those rates so notified.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or

(ii)	a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Advance for that Interest Period or Term shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.

(c)	In this Agreement:
“Alternative Market Disruption Event” means:

(i)
before close of business in London on the date falling one Business Day after the Quotation Date for the relevant Interest Period or Term, none or only one of the Alternative Reference Banks supply a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period or Term; or

(i)
before close of business in London on the Quotation Date for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

“Market Disruption Event” means:

(iii)
at or about noon on the Quotation Date for the relevant Interest Period or Term none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period or Term; or

(iv)
before close of business in London on the Quotation Date for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

13.3	Alternative Reference Bank Rate

(a)
If a Market Disruption Event occurs, the Facility Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market or, in relation to an Advance in euro, the European interbank market at or about 11:00 a.m. or, in relation to an Advance in euro, at or about 11:00 a.m. (Brussels time) on the Quotation Date for the Interest Period or Term of that Advance, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Advance and for a period comparable to the Interest Period or Term of that Advance.

(b)
As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Facility Agent will notify Bidco and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (the “Alternative Reference Bank Rate”).

13.4	Alternative Rate
If Clause 13.2 (Market Disruption) applies and the Facility Agent or Bidco so requires, the Facility Agent and Bidco shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing an alternative basis:

(a)	for determining the rate of interest from time to time applicable to such Advances; and/or

(b)	upon which such Advances may be maintained (whether in euro or some other currency) thereafter, and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each Party, provided that the Facility Agent may not agree any such alternative basis without the prior consent of each Lender holding Outstandings under each applicable Facility, acting reasonably.

14.	COMMISSION AND FEES

14.1	Commitment Fees

(a)
Bidco shall pay (or procure the payment of) to the Facility Agent for the account of each relevant Lender (other than any Additional Facility Lender) a commitment fee on the aggregate amount of such Lender’s Available Revolving Facility Commitment made available by it (other than in relation to Additional Facility) from day to day during the period beginning on the Signing Date and ending on the Termination Date for the Revolving Facility. Such commitment fee shall be calculated at the rate of 40 per cent. of the Revolving Facility Margin and shall be payable in arrears on the last day of each successive period of 3 months which ends during such period and on the Termination Date for the Revolving Facility.

(b)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Revolving Facility Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

14.2	Arrangement, Ticking and Underwriting Fee

(a)
Bidco shall pay (or procure the payment of) to the Bookrunners and Mandated Lead Arrangers, as applicable, the fees specified in the Fee Letter at the times and in the amounts specified in such letter.

(b)
Bidco shall pay (or procure the payment of) to any Additional Facility Lenders the fees specified in the relevant Additional Facility Accession Deed at the times and in the amounts specified in such Additional Facility Accession Deed.

14.3	Agency Fee
Bidco shall pay (or procure the payment of) to the Facility Agent and the Security Agent for their own account the fees specified in the letter dated on or about the date of this Agreement between the Facility Agent, the Security Agent and Bidco at the times and in the amounts specified in such letter.

14.4	Prepayment Fee
Other than if a prepayment is made in accordance with Clause 2.4 (Refinancing Rollover), if on or prior to the date falling 6 months after the first Utilisation Date in relation to each of the US$ B4 Facility or the EUR B4 Facility (but not otherwise) any Borrower:

(a)	makes any prepayment of a US$ B4 Facility Advance or EUR B4 Facility Advance (each or together a “TL Facility Advance”) in connection with any Repricing Transaction; or

(b)	effects any amendment of this Agreement resulting in a Repricing Transaction, such Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Lender,

(c)	in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Lender’s TL Facility Advance which is prepaid; and

(d)	in the case of paragraph (b) above, a prepayment equal to 1.00 per cent. flat on the aggregate amount of the TL Facility Advances of each Lender that shall have been the subject of a mandatory assignment under the circumstances described in Clause 39.12 (Replacement of Lenders) following the failure of such Lender to consent to such amendment and on or prior to the date falling 6 months after the relevant Utilisation Date.
In this Clause:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the TL Facility Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the TL Facility Advances and having an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the TL Facility Advances, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the TL Facility Advances.

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Definitions
In this Agreement:
“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than (i) a FATCA Deduction or (ii) a deduction or withholding for or on account of any Bank Levy (or otherwise attributable to, or arising as a consequence of, a Bank Levy).
“Tax Payment” means either the increase in a payment made by a Borrower to a Finance Party under Clause 15.2 (Tax Gross-up) or a payment under Clause 15.3 (Tax Indemnity).
Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

15.2	Tax Gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or by a binding decision of a tax authority or court.

(b)
Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the relevant Borrower.

(c)
If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
In the case of a Tax Deduction made by a Borrower, that Borrower shall furnish, if reasonably possible, to the Facility Agent on behalf of the Finance Party concerned, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation or other authorities involved in respect of Tax Deduction; or

(ii)
if such receipts are not issued by the taxation or other authorities concerned on payment to them in respect of the Tax Deduction, a certificate of deduction or equivalent evidence of the relevant Tax Deduction.

(f)
Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FACTA Deduction.

15.3	Tax Indemnity

(a)
A Borrower shall (within ten Business Days of written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment of that Borrower under the Finance Documents. The Protected Party shall within five Business Days’ of request by that Borrower provide to that Borrower reasonable written details explaining the loss, liability or cost and the calculation of the amount claimed by the Protected Party.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax Gross-up);

(B)	relates to a FATCA Deduction required to be made by a Party; or

(C)	is suffered or incurred by a Finance Party in respect of a Bank Levy.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from a Borrower under this Clause 15.3, notify the Facility Agent.

15.4	Tax Credit

(a)
If and to the extent that a Borrower pays any additional amount under Clause 15.2 (Tax Gross-up) or makes a payment under Clause 15.3 (Tax Indemnity) and any Finance Party receives and retains the benefit of a refund of Tax or credit against Tax, including any relief, remission for, or repayment of any Tax which is identified by the Finance Party determines as attributable to the tax that was withheld or deducted (a “Tax Credit”), then that Finance Party shall reimburse to that Borrower such amount as it shall determine so as to leave that Finance Party after that reimbursement, in the same after-Tax position as in no better or worse position than it would have been in if payment of the relevant additional amount or payment had not been required.. Each Finance Party shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so and which reliefs and credits are to be regarded as used for these purposes. Such reimbursement shall be made as soon as reasonably practicable after such Finance Party shall have made any such determination. No Finance Party shall be obliged to disclose any information regarding its tax affairs or computations to the Borrowers.

(b)
If a Finance Party has made a payment to the an Obligor pursuant to this Clause 15.4 on account of a Tax Credit and it subsequently transpires that that Finance Party did not receive that Tax Credit, or received a reduced Tax Credit, either such Obligor, as the case may be, shall, on demand, pay to that Finance Party the amount which that Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment or a reduced payment been made to such Obligor.

(c)
No Finance Party shall be obliged to make any payment under this Clause 15.4 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

15.5	Stamp Taxes
The Borrowers shall pay and, within 10 Business Days of demand, indemnify each Secured Party and Mandated Lead Arranger against any cost, loss or liability that Secured Party or Mandated Lead Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document save for any such Taxes payable in respect of an assignment, transfer or sub-participation of a Lender’s interests in respect of a Finance Document.

15.6	Value Added Tax

(a)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT and no Party shall exercise any potential option for waiving a VAT exemption. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT, unless the VAT charge is caused by the Finance Party’s option to waive a VAT exemption, and in either case concurrently against the issue of an appropriate invoice.

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) in connection with a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), (i) if the

Supplier is required to account to the relevant tax authority for the VAT, the Subject Party must also pay to the Supplier and, (ii) if the Recipient is required to account to the relevant tax authority for the VAT the Subject Party must pay to the Recipient, (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. Where paragraph (i) applies, the Recipient must promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of the VAT chargeable on that supply. Where paragraph (ii) applies, the Subject Party must only pay to the Recipient an amount equal to the amount of such VAT to the extent that the Recipient reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party for the full amount of such costs and expenses including such costs that represent VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)
Any reference in this Clause 15.6 to any Party shall, at any time when such Party is treated as a member of a group including but not limited to any fiscal unities for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax).

(e)
If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by such Finance Party, that Party must give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply and at such time that the Finance Party may reasonably request it.

Where a Borrower is required to make a payment under paragraph (b) above, such amount shall not become due until the relevant Borrower has received a formal invoice detailing the amount to be paid. .

15.7	Tax Administration Formalities

(a)	The Finance Parties and the Borrowers shall co-operate in good faith in completing any procedural steps (including, but not limited to, giving any required confirmation or providing any relevant information) necessary for the Borrowers to make payments to the Finance Party without any withholding or deduction for any Taxes. In particular, the Borrowers agree to provide such information in respect of itself as may be reasonably requested by the Finance Parties in writing in order for the Finance Parties to comply with any administrative formalities required for the Finance Parties to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

(b)
Similarly, each Finance Party undertakes to provide any tax certificate or other document as may be reasonably requested by the Borrower in writing in order for the Borrowers to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

(c)
Each Finance Party shall confirm whether it is entitled to receive payments under the Finance Documents free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Facility Agent or a Borrower sufficient for the Facility Agent and the Borrowers to comply with their obligations under FATCA and to determine whether such Finance Party has complied with such applicable reporting requirements.

16.	INCREASED COSTS

16.1	Increased Costs
Subject to Clause 16.3 (Exceptions), Bidco shall, within 3 Business Days of a demand by the Facility Agent, pay (or procure the payment of) for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)
the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the date of this Agreement; or

(b)	compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the date of this Agreement.

16.2	Increased Costs Claims

(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify Bidco.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its, or if applicable, its Affiliate’s Increased Costs and setting out in reasonable detail the circumstances giving rise to such claim and its calculations in relation to such Increased Costs.

16.3	Exceptions
Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by Law to be made by a Borrower;

(b)
compensated for by Clause 15.3 (Tax Indemnity) (or would have been compensated for under Clause 15.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax Indemnity) applied);

(c)
attributable to the gross negligence of or wilful breach by, the Finance Party or, if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(d)
suffered by a Finance Party and in respect of which that Finance Party intends to make a claim pursuant to paragraph (a) of Clause 16.2 (Increased Costs Claims), is not (and its claim under paragraph (a) of Clause 16.2 (Increased Costs Claims) is not) notified by that Finance Party to the Facility Agent within 30 days of that Finance Party becoming aware that it had suffered the relevant Increased Cost;

(e)
is attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, relevant Finance Party or any of its Affiliates);

(f)	attributable to a FATCA Deduction required to be made by a Party; or

(g)	attributable to any Bank Levy but only to the extent that such Bank Levy is no more onerous than in respect of:

(i)	a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

(ii)	any other Bank Levy, as set out under existing law as at the date of this Agreement.
In this Clause 16.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	ILLEGALITY

17.1	Illegality of a Lender
If at any time after a Lender becomes a Party it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement respectively or to make, fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)
upon the Facility Agent notifying Bidco, the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by Bidco, on such date transferred to another bank or institution willing to accept that transfer; and

(c)
upon the Facility Agent notifying Bidco, Bidco shall procure that each Borrower will, on such date as the Facility Agent shall have specified (being no earlier than the last day permitted by law) repay that Lender’s participation in the Utilisations utilised by that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Finance Documents) or, if required by Bidco, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent it is lawful for such Lender to undertake such transfer).

18.	MITIGATION

18.1	Mitigation

(a)
Each Finance Party shall in consultation with Bidco, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 15 (Tax Gross-up and Indemnity), Clause 16 (Increased Costs) or Clause 17 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or financial institution acceptable to Bidco which is willing to participate in any Facility in which such Lender has participated.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of Liability

(a)
With effect from the Signing Date, each of the Borrowers agrees to indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

19.	REPRESENTATIONS AND WARRANTIES
Each Obligor in relation to itself and Bidco in relation to each other member of the Group, in each case to the extent expressed to be applicable to them, makes the representations and warranties set out in this Clause 19 (Representations and Warranties), other than Clauses 19.7 (Accounts) which shall only be made by Bidco.

19.1	Status

(a)	It is a company duly organised or a partnership duly formed, in either case, validly existing under the laws of its jurisdiction of incorporation or establishment.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

19.2	Powers and Authority
It has the power:

(a)	to enter into and comply with all obligations expressed on its part under the Finance Documents to which it is expressed to be a party;

(b)	(in the case of a Borrower) to borrow under this Agreement; and

(c)	(in the case of a Guarantor) to give the guarantee in Clause 25 (Guarantee and Indemnity), and has taken all necessary actions to authorise the execution, delivery and performance of the Finance Documents to which it is a party.

19.3	Legal Validity

(a)
Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion delivered under this Agreement in accordance with its terms.

(b)
The choice of English law as the governing law of the Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Finance Documents (in each case other than any Finance Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

(c)
Any judgment obtained in England in relation to a Finance Document (in each case other than any Bidco Security Document which is expressed to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

19.4	Non-violation
The execution and delivery by it of the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby, will not violate:

(a)	in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)	in any material respect, its constitutional documents; or

(c)
any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Group or any other member of the Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

19.5	Consents

(a)
Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 19.3(a) (Legal Validity) above, all material and necessary authorisations, registrations, consents, approvals, licences, and filings required by it in connection with the execution, validity or enforceability of the Finance Documents to which it is a party and performance of the transactions contemplated by the Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)
All the Necessary Authorisations are in full force and effect, each member of the Bidco Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or not be reasonably likely to have a Material Adverse Effect.

19.6	Event of Default
No Event of Default has occurred and is continuing or will result from the making of any Advance.

19.7	Accounts

(a)	The consolidated financial statements of the Reporting Entity most recently delivered to the Facility Agent:

(i)	present fairly in all material respects the financial position of Reporting Entity and the consolidated financial position of the Reporting Entity as at the date to which they were drawn up; and

(ii)
have been prepared in all material respects in accordance with IFRS or GAAP if at the relevant time the Reporting Entity has adopted GAAP in accordance with Clause 21.4 (Change in Accounting Practices) (except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries).

(b)
The consolidated financial statements and other information related to the financial position of the Reporting Entity and the Group provided under this Agreement and most recently delivered to the Facility Agent are correct in all material respects.

19.8	Security Interests
Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Group (except for any Security Interest created pursuant to the Bidco Security Documents).

19.9	Litigation and Insolvency Proceedings

(a)
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any Obligor and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any Obligor where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)	None of the circumstances referred to in Clause 23.7 (Insolvency Proceedings) have been commenced against any Obligor.

19.10	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, other than the registration with the Dutch tax authorities or the Royal Netherlands Notarial Organisation (Koninlijke Notariële Beroepsorganisatie) of Dutch deeds of pledge or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording, notarising or enrolling or any tax or fee payable in relation to a Finance Document that is referred to in any Legal Opinion which will be made or paid promptly after the date of a Finance Document.

19.11	Taxation

(a)
No claims are being asserted against it or any member of the Bidco Group with respect to Tax liabilities which are reasonably likely to be determined adversely to it or to such member and which, if so adversely determined, would or is reasonably likely to have a Material Adverse Effect.

(b)
It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, in each such case would not have or not be reasonably likely to have a Material Adverse Effect).

19.12	Ownership of Assets
Save to the extent disposed of in a manner permitted by the terms of any of the Finance Documents with effect from and after the Signing Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business taken as a whole to the extent that the failure to have such title, leases or licences or to be so entitled has or is reasonably likely to have a Material Adverse Effect.

19.13	Group Structure Chart
The Group Structure Chart sets out a description which will (giving effect to the transactions to occur substantially simultaneously with the Closing Date) be true and complete in all material respects as at the Closing Date in respect of the corporate ownership structure of the Group and Bidco Parent (other than any Replacement Issuer).

19.14	ERISA

(a)	Neither it nor any member of the Bidco Group or any ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any

Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

(b)
Neither it nor any ERISA Affiliate has, at any time, maintained or contributed to, and is not obliged to maintain or contribute to, any Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or any Multiemployer Plan.

19.15	Anti-Terrorism Laws

(a)	Neither it nor any member of the Bidco Group:

(i)	is, or is controlled by, a Designated Party;

(ii)	to its knowledge, has received funds or other property from a Designated Party; or

(iii)	to its knowledge, is in breach of any Anti-Terrorism Law.

(b)	It has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

19.16	Margin Stock
No Obligor is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying any Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in each case in violation of any Margin Regulations, and no proceeds of any Advance will be used for any purpose that violates any Margin Regulations.

19.17	Investment Company Act
It is not required to register as an “investment company” or a company “controlled” by such an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended.

19.18	Claims Pari Passu
Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 19.3 (Legal Validity), the claims of the Finance Parties against it under the Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

19.19	No Immunity

In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

19.20	Centre of Main Interests
Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or The Netherlands.

19.21	No Material Misstatements
No information or financial statement furnished by or on behalf of any Obligor to the Facility Agent or any Lender in connection with the negotiation of any Finance Document or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading, in each case as at the date of the document containing such information or the date of such financial statement; provided that, to the extent any such information or financial statement was based on or constitutes a forecast or projection, the relevant Obligor represents only that it acted in good faith and utilized assumptions believed to be reasonable at the time in the preparation of such information or financial statement, it being understood that such forecasts and projections may vary from actual results and that such variances may be material.

19.22	Solvency
On the Signing Date, and immediately following the making of each Advance, and after giving effect to the application of the proceeds of each Advance and after taking into account all rights of indemnity, subrogation and contributions available to the US Obligors under the terms of the Finance Documents and applicable law, (a) the fair value of the assets of each US Obligor, at a fair valuation, will exceed its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each US Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each US Obligor will be able to pay its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (d) each US Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Signing Date.

19.23	Sanctions

(a)
At any time prior to the Closing Date, no Obligor to the best of its, its directors, its officers or its employees knowledge has caused Bidco or any Obligor to be in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including international economic sanctions or trade embargoes imposed by the US administered by the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”) or equivalent European Union measure).

(b)
At any time on or after the Closing Date, no Obligor or any of its respective Subsidiaries or any other member of the Bidco Group, has to the best knowledge of the Borrowers and the Obligors, any director, officer, agent, employee or other person acting on behalf of any member of a Borrower and/or any Obligor or any other member of the Bidco Group or any of their respective subsidiaries has caused Bidco or any Obligor or any other member of the Bidco Group or any of their respective subsidiaries to be in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by OFAC or equivalent European Union measure).

19.24	Times for Making Representations and Warranties

(a)
The representations and warranties set out in this Clause 19 are made by each Obligor regarding itself (other than those contained in Clauses 19.7 (Accounts)) on the Signing Date, the representations and warranties set out in Clause 19.21 (No Material Misstatements) are also deemed to be made by each Obligor on the Syndication End Date and the representations and warranties set out in Clauses 19.1 (Status), 19.2 (Powers and Authority), 19.3 (Legal Validity), 19.16 (Margin Stock), 19.19 (No Immunity), 19.20 (Centre of Main Interests) and 19.22 (Solvency) are deemed to be made again by each relevant Obligor, security provider or Bidco (as applicable), on the date of each Utilisation Request, on the first date of each Interest Period in relation to an Advance under a Term Facility and on each Utilisation Date with reference to the facts and circumstances then existing.

(b)
The representations and warranties set out in Clause 19.7 (Accounts), are, in each case, made by Bidco on the date of each Utilisation Request, on the first date of each Interest Period in relation to an Advance under a Term Facility and on each Utilisation Date with reference to the facts and circumstances then existing, in each case, following the Closing Date.

(c)	The representations and warranties set out in this Clause 19 (except 19.7 (Accounts), 19.13 (Group Structure Chart), 21.11 (Taxation), 19.13 (Group

Structure Chart) and 19.18 (Claims Pari Passu)) are repeated by each Additional Obligor with respect to itself only on the date of the Obligor Accession Agreement relating to that Additional Obligor, with reference to the facts and circumstances then subsisting.

20.	FINANCIAL COVENANTS

20.1	Financial Definitions
In this Clause 20 (Financial Covenants):
“Annualised EBITDA” means in respect of any Ratio Period, two times EBITDA of the Group for that Ratio Period.
“EBITDA” means, in relation to any Ratio Period, operating income (expense) plus:

(a)	depreciation;

(b)	amortisation;

(c)	all stock based compensation expenses;

(d)	(at Bidco’s option) other non cash impairment charges;

(e)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge including any one off reorganisation or restructuring charges;

(f)	direct acquisition, disposition, recapitalisation, debt incurrence or equity offering costs;

(g)	losses (gains) on the sale of operating assets;

(h)
(at Bidco’s option) the effects of adjustments pursuant to IFRS or GAAP attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated merger or acquisition or joint venture investment or the amortisation or write-off or write-down of amounts thereof, net of taxes;

(i)	(at Bidco’s option) any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(j)	Specified Legal Expenses;

(k)	the amount of loss on sale of assets in connection with an asset securitisation programme or receivables factoring transaction;

(l)	accrued Management Fees (whether or not paid) and any Holding Company Expenses paid to the extent that they were permitted to be paid under this Agreement for such Ratio Period;

(m)	any net earnings or losses attributable to non-controlling interests;

(n)	any share of income or loss on equity investments; and

(o)	any realized and unrealized gains or losses due to changes in fair value of equity investments, as reflected in the pro forma statement of operations identified as such in the financial statements delivered to the Facility Agent pursuant to Clauses 21.2(a)(ii) and 21.2(a)(iii) (Financial Information) and all as determined in accordance with IFRS (or GAAP if the Reporting Entity has adopted GAAP at the relevant time in accordance with Clause 21.4 (Change in Accounting Practices)) and as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 21.2 (Financial Information).
“Interest” means:

(a)	interest and amounts in the nature of interest (including without limitation, the interest element of Finance Leases) accrued;

(b)
discounts suffered and repayment premiums payable in respect of Financial Indebtedness (other than repayment premiums in respect of the Senior Unsecured Notes and Senior Secured Notes), in each case to the extent applicable IFRS requires that such discounts and premiums be treated as or in like manner to interest;

(c)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all commissions payable in connection with any letters of credit); and

(d)
any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Hedging Agreements), taking into account any premiums payable.

“Ratio Period” means each period of approximately 6 months covering two quarterly Accounting Periods of the Reporting Entity ending on each date to which each set of financial statements required to be delivered under Clause 21.2 (Financial Information) are prepared.
“Senior Debt” means, at any time (and in each case, without double counting (as would be set forth in accordance with IFRS on the balance sheet of the Group prepared and delivered to the Facility Agent (as part of the Group Reconciliation) pursuant to Clause 21.2 (Financial Information))) the aggregate principal, capital or nominal amounts

(including any Interest capitalised as principal) of Financial Indebtedness (calculated on the same basis as for the Bank Group under the Refinancing Facilities Agreement) of the Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Ziggo Finance Documents) excluding (i) any Financial Indebtedness of any member of the Group to another member of the Group (including contingent obligations) or under any Subordinated Funding, to the extent not prohibited under this Agreement, (ii) any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such interest rate hedging arrangements were consummated, (iii) any Financial Indebtedness referred to in clauses 24.13(b)(viii) (for a period of 6 months following the date of completion of the acquisition referred to in such clause only and to the extent outstanding at the relevant time), 24.13(b)(xi), 24.13(b)(xii), 24.13(b)(xiii) and 24.13(b)(xvii) (Restrictions on Financial Indebtedness) of the Refinancing Facilities Agreement, (iv) any Financial Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) incurred at the relevant time under the Revolving Facility (as defined in the Refinancing Facilities Agreement), pursuant to any Additional Facility that is a revolving credit facility (as defined in the Refinancing Facilities Agreement) and incurred under the Revolving Facility and under any Additional Facility that is a revolving credit facility, and (v) any Financial Indebtedness which is a contingent obligation.
“Senior Net Debt” means, at any time, Senior Debt less Cash of the Group (but without double counting).
“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).
“Total Debt” means, at any time (and in each case, without double counting (as would be set forth in accordance with IFRS on the balance sheet of the Group prepared and delivered to the Facility Agent (as part of the Group Reconciliation) pursuant to Clause 21.2 (Financial Information))) the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness (calculated on the same basis as for the Bank Group under the Refinancing Facilities Agreement) of the Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Ziggo Finance Documents), excluding (i) any Financial Indebtedness of any member of the Group to another member of the Group (including contingent obligations) or under any Subordinated Funding, to the extent not prohibited under this Agreement, (ii) any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such interest rate hedging arrangements were consummated,

(iii) any Financial Indebtedness referred to in clauses 24.13(b)(viii) (for a period of 6 months following the date of completion of the acquisition referred to in such clause only and to the extent outstanding at the relevant time), 24.13(b)(xi), 24.13(b)(xii), 24.13(b)(xiii) and 24.13(b)(xvii) (Restrictions on Financial Indebtedness) of the Refinancing Facilities Agreement, (iv) any Financial Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) incurred at the relevant time under the Revolving Facility (as defined in the Refinancing Facilities Agreement), pursuant to any Additional Facility that is a revolving credit facility (as defined in the Refinancing Facilities Agreement) and incurred under the Revolving Facility and under any Additional Facility that is a revolving credit facility, and (v) any Financial Indebtedness which is a contingent obligation plus any Bidco Parent Debt and Ziggo Holdco Debt (without double counting) outstanding from time to time (excluding any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such interest rate hedging arrangements were consummated).
“Total Net Debt” means, at any time, Total Debt less Cash of the Group and Bidco Parent (but without double counting).

20.2	Financial Ratios
Bidco will procure that from the Closing Date:

(a)	the ratio of Senior Net Debt to Annualised EBITDA for each Ratio Period shall not exceed 4.50:1; and

(b)	the ratio of Total Net Debt to Annualised EBITDA for each Ratio Period shall not exceed 5.50:1.

20.3	Calculations
For the purposes of Clause 20.2 (Financial Ratios), Senior Net Debt or Total Net Debt for any Ratio Period will be calculated on the basis of Senior Net Debt or Total Net Debt, as applicable, outstanding on the last day of that Ratio Period.

20.4	Cure Provisions

(a)
Bidco may cure a breach of the financial ratios set out in Clause 20.2 (Financial Ratios) by procuring that additional equity is injected into Bidco Parent (and on-lent to Bidco) or directly to a member of the Group by one or more Restricted Persons and/or additional Subordinated Funding are/is provided to Bidco Parent (and on lent to Bidco) or directly to a member of the Group in an aggregate amount equal to the amount which:

(i)	if it had been deducted from Senior Net Debt or Total Net Debt (as applicable) for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)	if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach.

(b)
A cure under this Clause 20.4 (Cure Provisions) will not be effective unless the required amount of additional equity or the proceeds of any Subordinated Funding is/are received by Bidco Parent (and on lent to Bidco) or directly by a member of the Group within 15 Business Days of delivery of the financial statements delivered under Clause 21.2 (Financial Information) which show that Clause 20.2 (Financial Ratios) has been breached.

(c)	No cure may be made under this Clause 20.4 (Cure Provisions):

(iii)	in respect of more than five Ratio Periods during the life of the Facilities; or

(iv)	in respect of consecutive Ratio Periods.

(d)
Neither Bidco (nor any other party) shall be under any obligation to apply (or procure the application of) any equity injected or the proceeds of any Subordinated Funding under Clause 20.2(a) (Financial Ratios) in prepayment of the Ziggo Facilities or the Facilities and to the extent not applied such amount will be deemed to be deducted from Senior Net Debt and Total Net Debt or added to EBITDA for the purposes of Clause 20.2 (Financial Ratios).

(e)
For the purpose of ascertaining compliance with Clause 20.2 (Financial Ratios), the ratios set out in Clause 20.2 (Financial Ratios) will be tested or retested, as applicable, giving effect to the adjustment referred to in paragraph (d) above. If, after giving effect to the adjustment, the requirements of Clause 20.2 (Financial Ratios) are met, then the requirements under Clause 20.2 (Financial Ratios) shall be deemed to have been satisfied as at the relevant original date of determination.

20.5	Determinations

(a)
Financial Indebtedness of the Group and Bidco Parent originally denominated in any currency other than euro that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro, will be taken into account at its euro equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions.

(b)	Subject to Clause 1.2 (Accounting Expressions), all the terms used above are to be calculated in accordance with the IFRS on which the preparation of the Original Financial Statements was based.

(c)
Notwithstanding paragraphs (a) and (b) above, Hedged Debt (as defined below) will be taken into account at its euro equivalent calculated using the same weighted average exchange rates for the relevant ratio period used in the profit and loss statements of the relevant accounts of the Reporting Entity for calculating the euro equivalent of EBITDA denominated in the same currency as the currency in which that Hedged Debt is denominated or into which it has been swapped, as described below:

“Hedged Debt” means:

(i)
Financial Indebtedness of the Group or Bidco Parent originally denominated in any currency other than euro in which any member of the Group or Bidco Parent earns EBITDA (a “functional currency”) and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro; and

(ii)	Financial Indebtedness of the Group or Bidco Parent that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a functional currency.

(d)	If there is a dispute as to any interpretation of or computation for Clause 20.1 (Financial Definitions), the interpretation or computation of the auditors of the Reporting Entity shall prevail.

20.6	Pro Forma Calculations
For the purposes of testing compliance with the financial ratios set out in this Clause 20 (Financial Covenants) and any other ratios in this Agreement, the calculation of such ratios shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the Group during the relevant period of calculation based on historical financial results of the items being acquired or disposed of, including reasonably identifiable and supportable net cost savings and any reasonably identifiable projected future savings in relation to synergies in connection with acquisitions or additional net costs, as the case may be, realisable as a result of such acquisitions and/or disposals, as projected by the Reporting Entity in good faith and confirmed in writing by Bidco. EBITDA for such period will be calculated after giving pro forma effect thereto as if such disposal or acquisition occurred on the first day of such period.

21.	UNDERTAKINGS

21.1	Duration
The undertakings in this Clause 21 (Undertakings) shall:

(a)	in relation to an undertaking of an Obligor (other than a procurement obligation of Bidco), remain in force from the Signing Date for so long as any amount is or may be outstanding under any Finance Document or any Commitment is in force; and

(b)
in relation to a procurement obligation of Bidco in respect of any other member of the Bidco Group, only commence on, and remain in force from, the Closing Date for so long as any amount is or may be outstanding under any Finance Document or any Commitment is in force.

21.2	Financial Information

(a)
On and from the Closing Date, Bidco shall only provide to the Facility Agent in sufficient copies for all the Lenders the following financial information relating to the Reporting Entity, as the case may be, (provided however, that to the extent any reports are filed on the SEC’s website, the Dutch stock exchange website or the Reporting Entity’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders):

(i)
as soon as they become available but in any event within 150 days after the end of each of the Reporting Entity’s financial years, the audited consolidated financial statements for such financial year for the Reporting Entity;

(ii)
as soon as they become available but in any event within 150 days after the end of each of the Reporting Entity’s financial years, the unaudited consolidated balance sheet, statement of cash flows and statement of operations for such financial year in respect of the Reporting Entity and the Group, together with a commentary from the management in relation to the key drivers for the financial performance of the Reporting Entity and the Group for such financial year and a Group Reconciliation; and

(iii)
as soon as they become available but in any event within 60 days after the end of each of the first three Financial Quarters of each financial year (and within 150 days after the end of the last Financial Quarter), the unaudited consolidated balance sheet, statement of cash flows and statement of operations for such Financial Quarter in respect of the Reporting Entity and the Group and a Group Reconciliation.

(b)
On and from the Closing Date, together with any financial statements provided in accordance with paragraph (a) above, Bidco shall provide to the Facility Agent a certificate signed by an authorised officer of Bidco:

(i)	confirming that no Default is outstanding or if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it; and

(ii)	setting out in reasonable detail computations establishing as at the date of such financial statements, compliance (or detailing any non-

compliance) with the relevant financial covenants set out in Clause 20 (Financial Covenants) (if applicable) and showing figures representing the actual financial ratios then in effect, together with a schedule containing the components and amounts of Bidco Parent Debt.

(c)
Without prejudice to Clause 21.4 (Change in Accounting Practices) the financial information of the Group delivered pursuant to paragraphs (a)(ii) and (a)(iii) above shall be prepared in good faith using the same methodologies applied in preparing the audited consolidated financial statements of the Reporting Entity.

21.3	Information – Miscellaneous

(a)	Bidco shall supply promptly or procure that there shall be supplied (in electronic form and; if requested, hard copy) promptly to the Facility Agent:

(i)	all notices, reports or other documents despatched by or on behalf of any Obligor to its creditors (in their capacity as creditors) generally in relation to it or any member of the Group;

(ii)
a copy of any material report or other notice, statement or circular, sent or delivered by an Obligor or to the Security Agent pursuant to any Bidco Security Document to any person in its capacity as shareholder of an Obligor, which materially adversely affects the interest of the Finance Parties under such Bidco Security Document;

(iii)	such other material information regarding an Obligor and which is in the possession or control of an Obligor as the Facility Agent may from time to time reasonably request; and

(iv)	from the Closing Date, any information provided to the Ziggo Facility Agent under the Ziggo Finance Documents.

(b)	Bidco shall provide the Facility Agent with a copy of any amendment made to, or waiver granted in respect of, the Ziggo Acquisition Agreement after the Signing Date.

(c)
In the case of an Advance (other than an Additional Facility Advance) made prior to the Closing Date, Bidco shall, within 5 Business Days of the Closing Date, for the purposes of a Margin Ratchet calculation deliver to the Facility Agent a certificate signed by an authorised officer of Bidco establishing at the date of such certificate the ratios of (i) Senior Net Debt to Annualised EBITDA and (ii) Total Net Debt to Annualised EBITDA, in each case, for the immediately preceding Ratio Period but after giving pro forma effect to such Advance and the use of any proceeds of such Advance.

(d)
Bidco shall procure that the Facility Agent is provided with a copy of any certificate delivered as a condition precedent to the utilisation of any Facility under (and as defined in) the Refinancing Facilities Agreement for the purposes of determining the margins under that agreement within 5 Business Days of the date on which such certificate is delivered to the Ziggo Facility Agent under the Refinancing Facilities Agreement.

21.4	Change in Accounting Practices

(a)
At any time after the date of this Agreement, Bidco may elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP. Thereafter, Bidco may re-elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS.

(b)	Subject to the provisions of this Clause 21.4, after any such election in accordance with paragraph (a) above all:

(i)	accounting expressions not otherwise defined in this Agreement shall be construed in accordance with; and

(ii)	ratios, computations, and other determinations based on IFRS contained in this Agreement shall be computed in conformity with,

(iii)	at Bidco’s election, IFRS or GAAP.

(c)
Bidco shall ensure that, on and from the Closing Date, each set of financial information delivered to the Facility Agent pursuant to paragraph (a) of Clause 21.2 (Financial Information) is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of the Original Financial Statements, unless in relation to any such set of financial information, Bidco elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from Bidco’s decision at any time to adopt GAAP) and:

(i)
in respect of any change in the basis upon which the information required to be delivered pursuant to Clause 21.2 (Financial Information) is prepared, Bidco provides either a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Clause 20.2 (Financial Ratios) or:

(A)
a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures upon which the Original Financial Statements were prepared; and

(B)
sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial positions indicated by that financial information and by the Original Financial Statements, and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect the basis upon which the Original Financial Statements were prepared;

(ii)
in the event of any changes to such accounting policies, practices or procedures other than resulting from the Reporting Entity’s decision at any time to adopt GAAP, if Bidco notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenants set out in Clause 20 (Financial Covenants) against the financial information required to be delivered pursuant to this Clause 21 (Undertakings) or that it wishes to cease preparing the additional information required by paragraph (b) above, in which case:

(A)
the Facility Agent and Bidco shall enter into negotiations with a view to agreeing alternative financial covenants to replace those contained in Clause 20 (Financial Covenants) in order to maintain a consistent basis for such financial covenants (and for approval by the Instructing Group); and

(B)
if the Facility Agent and Bidco agree alternative financial covenants to replace those contained in Clause 20 (Financial Covenants) which are acceptable to the Instructing Group, such alternative financial covenants shall be binding on all parties hereto; and

(C)
if, after three months following the date of the notice given to the Facility Agent pursuant to this paragraph (b), the Facility Agent and Bidco cannot agree alternative financial covenants which are acceptable to the Instructing Group, the Facility Agent shall refer the matter to any of the auditors as may be agreed between the Facility Agent and Bidco for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) Bidco shall continue to deliver financial information and calculate such covenants in accordance with paragraph (b) above; or

(iii)
in the event of any changes to such accounting policies, practices or procedures resulting from the Reporting Entity’s decision at any time to adopt GAAP, if Bidco notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenants set out in Clause 20 (Financial Covenants) against the financial information required to be delivered pursuant to this Clause 21 (Undertakings) or that it wishes to cease preparing the additional information required by paragraph (b) above, in which case:

(A)
Bidco shall, on and from the Closing Date, provide the Facility Agent with a revised set of (i) financial covenant ratio levels to replace those contained in Clause 20.2 (Financial Ratios) (the “Revised Ratios”) and (ii) financial covenant definitions to replace those contained in Clause 20.1 (Financial Definitions) (the “Revised Definitions”), in each case resulting from the adoption of GAAP by the Reporting Entity and that are substantially equivalent to the financial covenant ratio levels and definitions in existence at such time on the basis of IFRS, as confirmed by a report of a reputable accounting firm; and

(B)
the Revised Ratios and Revised Definitions shall become effective, and this Agreement be amended accordingly to reflect such amendments without any further consents from any Lender, if the Facility Agent (acting on the instructions of the Instructing Group) has not objected (acting reasonably) to the implementation of the Revised Ratios and Revised Definitions within 60 days after receipt thereof, provided that, if at any time after the Reporting Entity has adopted GAAP, it then elects to adopt IFRS, this Agreement shall, upon such election, be amended to reflect such amendments without any further consents by any Finance Party to implement a deletion of the Revised Ratios and Revised Definitions and to reinstate the financial covenant ratio levels contained in Clause 20.2 (Financial Ratios) to contained in Clause 20.1 (Financial Definitions), in each case, as at the Signing Date (updated to reflect any other amendments made since the Signing Date) subject to any amendments in accordance with paragraphs (i) and (ii) above and provided that the reconciliation required under paragraph (i) above is also provided by Bidco.

21.5	Notification of Default and Inspection Rights

(a)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it (unless that Obligor is aware that such a notification has already been provided by another Obligor).

(b)
Each Obligor shall if required by the Facility Agent (acting on the instructions of the Instructing Group), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request,, permit representatives of the Facility Agent upon reasonable prior written notice to Bidco to:

(i)	visit and inspect the properties of any Obligor during normal business hours;

(ii)	inspect its books and records other than records which the Obligor is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(iii)
on and from the Closing Date, discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Group and any compliance certificates issued by the Auditors and (B) representatives of Bidco (and the Ziggo Parent) shall be entitled to be present at any such discussion with the Auditors.

(c)	Each Obligor shall promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

21.6	Authorisations
Each Obligor will obtain or cause to be obtained, maintain and comply with the terms of:

(a)	every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(b)	every material notarisation, filing, recording, registration or enrolment in any court or public office,

in each case required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of the Finance Document to which it is a party; and obtain or cause to be obtained every Necessary Authorisation and ensure that (i) none of the Necessary Authorisations is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect and (ii) no Necessary Authorisation is modified and no member of the Bidco Group commits any breach of the terms or conditions of any Necessary Authorisation which, in the case of each of (i) and (ii) would or is reasonably likely to have a Material Adverse Effect.

21.7	Pari Passu Ranking
Each Obligor will procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

21.8	Compliance with Laws
Each Obligor will comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, having jurisdiction over it or any of its assets, except where failure to comply therewith would not have or be reasonably likely to have a Material Adverse Effect.

21.9	Restricted Payments
No Obligor shall (and Bidco shall procure that no member of the Group) will make any Restricted Payments other than:

(a)
Permitted Payments or enter into any transaction involving aggregate consideration in excess of €15,000,000 with a Restricted Person other than Permitted Affiliate Transactions or on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Group, provided that no Restricted Payment shall be permitted to be made to either Holdco or Bidco Parent or a Replacement Issuer for the purpose of funding any payment or refinancing in respect of any Bidco Parent Debt issued by such entity following the occurrence of: (i) an Event of Default that has occurred and is continuing under Clause 23.2 (Non-payment), Clause 23.3(a) (Breach of other obligations) arising as a result of a breach of Clause 20.2 (Financial Covenants), Clause 23.6 (Insolvency), Clause 23.7 (Insolvency proceedings), 23.8 (United States Bankruptcy Laws), 23.9 (Execution or Distress) or 23.10 (Similar Events) or (ii) if an Event of Default has occurred in respect of which any notice has been served by the Facility Agent in accordance with Clause 23.16 (Acceleration) or (iii) an automatic acceleration has occurred in accordance with Clause 23.17 (Automatic Acceleration), other than where:

(i)	such payment is permitted under paragraph (c)(vi) below; or

(ii)	the relevant Bidco Parent Debt is subject to the terms of the Bidco Intercreditor Agreement.

(b)	As used herein, a “Restricted Payment” means, in each case whether in cash, securities, property or otherwise:

(i)	any direct or indirect distribution, dividend or other payment on account of any class of its share capital or capital stock or other securities;

(ii)	any payment of principal of, or interest on, any loan; or

(iii)	any transfer of assets, loan or other payment,
in the case of each of (i), (ii) and (iii), to a Restricted Person.

(c)	As used herein, a “Permitted Payment” means any distribution, dividend, transfer of assets, loan or other payment:

(i)	in respect of a Permitted Transaction, a Permitted Acquisition, a Permitted Disposal, as permitted by Clause 21.24 (Disposals) or Clause 21.26 (Acquisitions);

(ii)
to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interest of the Group;

(iii)
by way of payment of Management Fees (A) which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person or (B) of up to the greater of €15,000,000 and 0.5% of Total Assets in any financial year provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;

(iv)
by way of payment of principal or interest on Subordinated Funding or by way of loan, distributions, dividends, repayment of a loan, redemption of loan stock or payments in respect of share capital paid by the Ziggo Parent provided that:

(A)
the applicable ratio for the purposes of Clause 20.2(a) (Financial Ratios) is 4.00:1 or less prior to making the relevant payment and will be 4.00:1 or less after such payment has been made and after giving effect to the transactions, if any to be completed using the proceeds of such payment and not including, for the avoidance of doubt, any outstanding revolving facility utilisations up to the Revolving Facility Excluded Amount in the

calculation of Senior Net Debt for the purposes of testing such ratio; and

(B)	no Default has occurred and is continuing or would occur as a result of such payment;

(v)	by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by clause 24.12 (Acquisitions and Mergers) of the Refinancing Facilities Agreement;

(vi)	to the extent required for the purpose of making payments:

(A)	to the indenture trustee for the Original Senior Unsecured Notes in respect of Senior Unsecured Notes Trustee Amounts (as such term is defined in the Ziggo Intercreditor Agreement); or

(B)	in respect of any similar amounts to the indenture trustee in respect of any Senior Unsecured Refinancing or any Additional Senior Unsecured Notes;

(vii)
at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments not otherwise prohibited by the Bidco Intercreditor Agreement, the Ziggo Intercreditor Agreement or a Supplemental Intercreditor Agreement (as defined in the Refinancing Facility Agreement);

(viii)	to the extent such distribution, dividend, transfer of assets, loan or other payment is in respect of a nominal amount;

(ix)
for payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any person and to the extent required:

(A)	by the terms of the Finance Documents or the Ziggo Finance Documents;

(B)	by the terms of the Senior Secured Notes Documents;

(C)
by the terms of any Bidco Parent Debt (or, in each case, any guarantee of the obligations thereunder) provided that (i) no Event of Default has occurred and is continuing under Clause 23.2 (Non-payment), Clause 23.3(a) (Breach of other obligations) arising as a result of a breach of Clause 20.2 (Financial Covenants), Clause 23.6 (Insolvency), Clause 23.7 (Insolvency proceedings), 23.8 (United States Bankruptcy Laws), 23.9 (Execution or Distress) or 23.10 (Similar Events),

or (ii) no Event of Default has occurred in respect of which any notice has been served by the Facility Agent in accordance with Clause 23.16 (Acceleration) or (iii) no automatic acceleration has occurred in accordance with Clause 23.17 (Automatic Acceleration), other than where:

(1)	such payment is permitted under paragraph (c)(vi) above; or

(2)	such Bidco Parent Debt is subject to the terms of the Bidco Intercreditor Agreement;

(D)
by the terms of any Hedging Agreement to which either Bidco Parent or a member of the Group is a party and to the extent such payment is not prohibited by this Agreement, the Bidco Intercreditor Agreement, the Ziggo Intercreditor Agreement or a Supplemental Intercreditor Agreement (as defined in the Refinancing Facility Agreement); or

(E)	for the purposes of implementing any Content Transaction or Business Division Transaction;

(x)
made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Group in connection with, an asset securitisation programme or receivables factoring transaction otherwise permitted by clause 24.11(b)(xvi) (Disposals) of the Refinancing Facility Agreement;

(xi)
or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough (each as defined in the Refinancing Facility Agreement), in each case, funded solely from cash generated by entities outside of the Group;

(xii)	or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Wider Group, provided that:

(A)	an amount equal to such payment is reinvested by such member of the Wider Group into a member of the Group within 3 days of receipt thereof;

(B)	the aggregate principal amount of such payments and reinvested amounts at any one time does not exceed an amount equal to €300,000,000; and

(C)
to the extent any such payments are made in cash, any re-invested amounts are also made in cash provided that any such re-invested amounts shall be in the form of Subordinated Funding, equity or the repayment of an intercompany loan or advance;

(xiii)
in an amount to enable any Holding Company of a member of the Group to pay taxes that are formally due by such Holding Company but which are allocable to (i) the Group and are due by such Holding Company as a result of the Group being included in a fiscal unity (for corporate income and/or VAT purposes) with such Holding Company or (ii) to acting as a holding and/or financing company of the Group;

(xiv)	in an amount of up to €200,000,000 from the cash proceeds of a Content Transaction provided always that no Event of Default has occurred or is continuing or would result following such payment;

(xv)
by way of payment to Ziggo Holdco and any amounts outstanding in relation to Subordinated Funding the proceeds of which are used by such person in connection with the refinancing of Ziggo Holdco Debt provided that concurrently with such payment such person advances directly or indirectly new Subordinated Funding to a Ziggo Obligor in an amount equal to or greater than the outstanding amount of the Subordinated Funding discharged;

(xvi)
or the repayment of a loan, the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of repayments of amounts outstanding by a Borrower in accordance with Clause 21.20 (Debt Pushdown) or otherwise;

(xvii)	contemplated by Clause 2.3 (Purpose) or clause 2.3 (Purpose) of the Refinancing Facilities Agreement (in each case, other than for the general corporate purposes of the Group);

(xviii)	contemplated by a Regulatory Authority Disposal;

(xix)
by way of payment to any direct or indirect shareholder of Bidco for all of its out-of-pocket expenses incurred in connection with its direct or indirect investment in Bidco and any of its Subsidiaries;

(xx)	to fund the payment of Holding Company Expenses;

(xxi)
for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Ziggo Holdco;

(xxii)	in an amount of up to the Revolving Facility Excluded Amount provided that:

(A)
no breach of this Clause 21.9 (Restricted Payments) shall occur as a result of a decrease in Annualised EBITDA after any such distribution, dividend, transfer of assets, loan or other payment has been made; and

(B)
if an amount equal to the Revolving Facility Excluded Amount in respect of any prior Ratio Period has been the subject of a distribution, dividend, transfer of assets, loan or other payment under this paragraph (xxii), no further distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xxii) until there is an increase in Annualised EBITDA in respect of any subsequent Ratio Period (the “Incremental EBITDA Amount”) such that it is above the level of Annualised EBITDA at the time when the most recent distribution, dividend, transfer of assets, loan or other payment was made under this paragraph (xxii), in which case an amount equal to 0.25 multiplied by the Incremental EBITDA Amount for such Ratio Period may be the subject of a distribution, dividend, transfer of assets loan or other payment under this paragraph (xxii) provided that if at any time after a Permitted Payment is made under paragraph (xxii) the Revolving Facility is prepaid or repaid in full, a distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xxii) in an amount equal to the Revolving Facility Excluded Amount at any time after the date of such repayment and notwithstanding any further Revolving Facility Utilisation is made (including by way of Rollover Loan at the time of such repayment);

(xxiii)	made with the prior consent of the Instructing Group; and

(xxiv)
any other distribution, dividend, transfer of assets, loan or other payment not falling within paragraphs (i) to (xxiii) above and not exceeding at any time, in an aggregate amount, more than the greater of:

(A)	€250,000,000 in aggregate (or its equivalent); and

(B)	three per cent. of Total Assets.

(d)
In the event that a Permitted Payment meets the criteria of more than one of the categories described in paragraphs (c)(i) to (c)(xxiv) Bidco will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in this Clause.

(e)	As used herein, a “Permitted Affiliate Transaction” means:

(i)	transactions expressly permitted by the Finance Documents or the Ziggo Finance Documents;

(ii)
transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant member of the Group;

(iii)	transactions with any member of the Wider Group in relation to management services conducted at not less than Cost on behalf of such member of the Wider Group;

(iv)
payments or other transactions pursuant to tax sharing agreements, arrangements to surrender tax losses or any tax advantageous group contribution made pursuant to applicable legislation and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement or the Refinancing Facilities Agreement;

(v)	transactions relating to the provision of Intra-Group Services; or

(vi)	transactions to effect either an Asset Passthrough or a Funding Passthrough;

(vii)
any transaction to which one or more Ziggo Obligors and one or more members of the Wider Group who are not Ziggo Obligors are party where the sole purpose of such transaction is for such Ziggo Obligors and members of the Wider Group to effect a transaction (including any Vendor Financing Arrangements permitted under clause 24.13(b)(xviii) (Restrictions on Financial Indebtedness) of the Refinancing Facilities Agreement) with a person who is not a member of the Wider Group and which transaction is otherwise permitted by the terms of this Agreement;

(viii)	insurance arrangements entered into in the ordinary course of business with a Captive Insurance Company;

(ix)
transactions relating to capital contributions between members of the Wider Group or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any member of the Wider Group to any other member of the Wider Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalisation of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any member of the Wider Group to any other member of the

Wider Group, provided in each case that such transaction is otherwise permitted by the terms of this Agreement;

(x)
transactions relating to Excess Capacity Network Services provided that the price payable by any member of the Wider Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(xi)	transactions contemplated by a Regulatory Authority Disposal;

(xii)
the performance of obligations of any member of the Bank Group under (A) the terms of any agreement to which any member of the Bank Group is a party as of or on the Signing Date or (B) any agreement entered into after the Signing Date on substantially similar terms to an agreement under sub-paragraph (A) above, in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time provided that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Signing Date will be permitted to the extent that its terms are not materially more disadvantageous to the lenders under the Refinancing Facilities Agreement than the terms of the agreements in effect on the Signing Date;

(xiii)
any transaction in the ordinary course of business between or among the Ziggo Parent or any member of the Bank Group and any Unrestricted Subsidiary or a joint venture or similar entity that would constitute a transaction restricted by this Clause 21.9 solely because the Ziggo Parent or any member of the Bank Group owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(xiv)	the issuance of shares, securities or any options, warrants or other rights to acquire shares or securities of the Ziggo Parent;

(xv)	transactions constituting Subordinated Funding; or

(xvi)	transactions constituting Permitted Transactions or Permitted Payments.

(f)
The restriction contained in paragraph (a) on the payment by any member of the Group of Management Fees shall cease to apply during such period as the applicable ratio for the purposes of Clause 20.2(a) (Financial Ratios) is 4.00:1 (or less), provided that no Management Fees may be paid by any member of the Group at any time after a Relevant Event has occurred or if a Relevant Event would result from such payment.

(g)	Capitalised terms used in this Clause but not defined shall have the meanings given to such terms in the Refinancing Facilities Agreement.

21.10	Share Capital
No Obligor will reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except: (i) to the extent the same constitutes a Permitted Transaction; (ii) in respect of a nominal amount; (iii) to the extent the same constitutes a Permitted Payment.

21.11	Financial Year End
Each Obligor will maintain a financial year end of 31 December save with the prior written consent of the Facility Agent (acting on the instructions of the Instructing Group in each case (not to be unreasonably withheld).

21.12	“Know Your Client” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective New Lender) to comply with “know your client” or similar reasonable identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
Bidco shall, by not less than 5 Business Days prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Acceding Obligor pursuant to Clause 22 (Acceding Group Companies).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Acceding Obligor obliges the Facility Agent or any Lender to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, Bidco shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Acceding Obligor.

21.13	Hedging

(a)	Bidco shall:

(i)	ensure that any Hedging Agreements entered into are entered into in the form of Acceptable Hedging Agreements;

(ii)	as soon as reasonably practicable following request by the Facility Agent provide the Facility Agent with copies of each such Hedging Agreement entered into; and

(iii)
not enter into any Hedging Agreements other than to hedge interest rate and exchange rate exposures in respect of the liabilities of Bidco (to the extent such liabilities are permitted to be incurred under this Agreement) and Bidco Parent Debt incurred by Bidco Parent from time to time.

(b)
Liabilities owed to a Hedge Counterparty under Hedging Agreements entered into by Bidco or Bidco Parent in connection with this Agreement shall be capable of being secured on a pro rata basis with the liabilities of the Finance Parties as contemplated by the Bidco Intercreditor Agreement provided that such Hedge Counterparty has acceded to the Bidco Intercreditor Agreement and the Loss Sharing Deed.

21.14	Further Assurance

(a)
Each Obligor shall at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Agent may require for the purpose of complying with the provisions of paragraphs (b) to (g) inclusive below and for the registration or filing of any Bidco Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.

(b)	Within 10 Business Days of the Closing Date, Bidco shall:

(i)	provide Security over all of the shares held by it in each of its direct Subsidiaries; and

(ii)
procure that each direct and indirect shareholder of Ziggo N.V. (which is a Subsidiary of Bidco) provides first-ranking Security over all of the shares (and for the avoidance of doubt such shares are not secured in favour of any other creditor of any Affiliate of Liberty Global plc.) that it holds in any other direct and indirect shareholder of Ziggo N.V. (which is a Subsidiary of Bidco) and over all of the shares of Ziggo N.V. held directly or indirectly by Bidco, in each case, in form and substance satisfactory to the Facility Agent (acting reasonably), executed by each provider of the Security so as to ensure that such Security secures the liabilities of the Obligors under this Agreement and provided further that the documents and evidence set out in Schedule 8 (Accession Documents) have been provided.

(c)
Bidco shall procure that all the shares it holds directly or indirectly in Ziggo N.V. from time to time are subject to Security in favour of the Security Agent in form and substance satisfactory to the Facility Agent (acting reasonably).

(d)
Bidco shall procure that in relation to any member of the Group which becomes a Borrower for the purposes of this Agreement, any Holding Company of that Borrower that is a member of the Group shall also become a Guarantor hereunder.

(e)
At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the Security Agent may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Bidco Security Documents.

(f)
Bidco shall procure that, as long as US Bidco shall remain a Borrower, the members of the Group together owning 100% of the ownership interests in US Bidco (as at the date of the accession of US Bidco as a Borrower) shall continue to together own directly or indirectly 100% of the ownership interests in the US Borrower at all times.

(g)	Bidco shall procure that:

(i)
any shares that Affiliates of Liberty Global plc hold directly or indirectly in Ziggo N.V. at the Closing Date, shall be held directly or indirectly by Bidco within 10 Business Days following the Closing Date; and

(ii)	any additional shares acquired by the Group or any Affiliate of Liberty Global plc in Ziggo N.V. shall be held by Bidco (or any of its wholly-owned Subsidiaries).

21.15	No Amendments
No Obligor shall (and Bidco shall procure that no member of the Group will) amend its constitutional documents in a manner which could reasonably be expected to have a Material Adverse Effect.

21.16	Undertakings in Respect of the Bidco Intercreditor Agreement
Bidco shall not, without the consent of the Facility Agent (acting on the instructions of the Instructing Group) designate or otherwise create or increase the amount of Senior Secured Liabilities or Pari Passu Debt Liabilities (as defined in the Bidco Intercreditor Agreement), other than Hedging Liabilities (as defined in the Bidco Intercreditor Agreement) or in respect of any other Financial Indebtedness permitted to be incurred under Clause 21.27 (Restrictions on Financial Indebtedness) as “Senior Secured Liabilities” or “Pari Passu Debt Liabilities” under the Bidco Intercreditor Agreement. Other than in connection with a refinancing or repayment of amounts outstanding under and cancellation in full of the Commitments under this Agreement, no additional Senior Facilities Agreement (as defined in the Bidco Intercreditor Agreement) shall be designated as a Senior Facilities Agreement under the Bidco Intercreditor Agreement without the consent of the Facility Agent (acting on the instructions of the Instructing Group).

21.17	United States laws
No Obligor may:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock in violation of the Margin Regulations; or

(b)	use the proceeds of any Loan, in each case, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

21.18	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith; and

(b)	such failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

21.19	Management Input

(a)
The Parties agree to negotiate in good faith any amendments reasonably requested during the Ziggo Acquisition Clean Up Period (as defined in the Refinancing Facilities Agreement) to the extent reasonably requested by either the Mandated Lead Arrangers or Bidco (to the extent that such amendments are not materially adverse to the interests of either the Mandated Lead Arrangers or Bidco). Each Party agrees that they will not unreasonably withhold consent to any request to amend or supplement this Agreement, in particular any amendments that are:

(i)
designed to correct any ambiguity, omission, defect, error or inconsistency in the documentation (including without limitation to correct any inconsistencies between the term sheets and the long form documentation);

(ii)	of an administrative nature; or

(iii)	designed to take into account operational or technical factors that affect the Group and/or the Bank Group, provided that the Mandated Lead Arrangers shall not be required to consent to any amendment to the financial covenant ratio levels or related definitions to the tranching of such debt, to any pricing levels, to the security and guarantee package, the repayment and mandatory prepayment provisions, the Intercreditor and ranking arrangements, majority voting arrangements, transfers and assignments by the Lenders, amendments and waivers or to any amendment to the provision relating to the incurrence of Financial Indebtedness by the Bidco Group.

(b)
If any such requested amendments are agreed to by the Parties, the Parties agree to promptly enter into any amendments, variations or supplements to this Agreement or any other Finance Document to effect such amendments prior to the Closing Date. This Clause is without prejudice to paragraph (a)(ii) of Clause 39.6 (Technical, Operational and OID Amendments).

21.20	Debt Pushdown

(a)	Bidco shall procure that any outstandings under the:

(i)	Term Facilities are repaid pursuant to:

(A)	an increase in Commitments (as defined in and) in accordance with clause 2.2 (Increase) of the Refinancing Facilities Agreement; or

(B)
an Additional Facility (as defined in and) in accordance with clause 2.4 (Additional Facilities) and clause 2.6 (Acquisition Facilities Refinancing), in each case, of the Refinancing Facilities Agreement, and that all of the commitments in relation to such facilities are cancelled in full; and

(iI)
the Revolving Facility (or an Additional Facility which is a revolving facility) are repaid pursuant to an Revolving Facility Refinancing Advance and that all of the Available Commitments in relation to the Revolving Facility are cancelled in full,

(together, the “Debt Pushdown”) in each case, as soon as reasonably practicable following the Full Ownership Date provided that the completion of the Debt Pushdown shall be subject to obtaining positive or neutral works council advice (advies) (unconditional or with conditions acceptable to Bidco).

(b)
If following the Settlement Date and Post Acceptance Period (as each such term is defined in the Ziggo Acquisition Agreement) Liberty Global plc directly or indirectly owns shares in Ziggo N.V. representing at least 80 per cent. of the outstanding shares in Ziggo N.V., Bidco shall use commercially reasonable endeavours to implement and complete the Asset Sale and Liquidation, a statutory squeeze out or any other method to procure that the Full Ownership Date occurs  as soon as reasonably practicable following the expiry of the Settlement Date and Post Acceptance Period (as each such terms are defined in the Ziggo Acquisition Agreement) provided that Bidco shall not have any obligation under this Clause if:

(i)
any minority shareholder in Ziggo N.V. has commenced or threatened to commence any litigation or other proceedings before any court, arbitral body, agency  or other administrative body (“Proceedings”) in relation to the Asset Sale and Liquidation, a statutory squeeze out or any other method used or proposed to be used to procure that the Full Ownership Date occurs or any other matters referred to in this paragraph (b);

(ii)	Bidco is of the opinion that a minority shareholder in Ziggo N.V. or any other person may commence Proceedings in relation to the matters referred to the Asset Sale and Liquidation, a statutory squeeze out or any other method used or proposed to be used to procure that the Full Ownership Date occurs or any other matters referred to in this paragraph (b);

(iii)
there are material legal risks in complying with any such obligation or if complying with any such obligation would result in a breach of any fiduciary duty applicable to the management of Bidco or Ziggo Parent; or

(iv)	the Asset Sale (as defined in the Ziggo Acquisition Agreement) is terminated in accordance with its terms.

(c)	If and to the extent that Bidco believes that the Asset Sale and Liquidation cannot be implemented, it will notify the Facility Agent accordingly.

(d)
The Parties acknowledge that Bidco may implement any method to procure that the Full Ownership Date occurs (irrespective of the amount of time that such method may take, and notwithstanding that another method may take less time, to cause the Full Ownership Date to occur) in its absolute discretion and that such obligations may take a significant amount of time as indicated in the Structure Memorandum.

(e)	In this Clause “Asset Sale and Liquidation” has the meaning given to that term in the original form of the Ziggo Acquisition Agreement.

21.21	Debt Incurrence Pre-Debt Pushdown Date
From the Signing Date until the earlier of (i) the date that the Ziggo Acquisition Agreement terminates in accordance with its terms (except if the Closing Date occurs) and (ii) the Debt Pushdown Date:

(a)	Bidco shall not (and shall procure that no member of the Group will) incur any Financial Indebtedness or enter into any:

(i)
Hedging Agreement (as defined in the Ziggo Intercreditor Agreement) in respect of which liabilities may arise that rank pari passu under the Ziggo Intercreditor Agreement with the liabilities under the Refinancing Facilities Agreement unless each creditor in relation to that Financial Indebtedness or Hedge Counterparty (as defined in the Ziggo Intercreditor Agreement) in relation to that Hedging Agreement (as defined in the Ziggo Intercreditor Agreement) has acceded to the Loss Sharing Deed in the appropriate capacity; or

(ii)	Hedging Agreement (as defined in the Bidco Intercreditor Agreement) in respect of which liabilities may arise that rank pari passu under the Bidco

Intercreditor Agreement with the liabilities under this Agreement or Hedge Counterparty (as defined in the Bidco Intercreditor Agreement) in relation to that Hedging Agreement (as defined in the Bidco Intercreditor Agreement) unless each creditor in relation to that Financial Indebtedness has acceded to the Loss Sharing Deed as a Refinancing Facilities Lender as defined therein; and

(b)
Bidco shall not (and shall procure that no member of the Group will) incur any Financial Indebtedness (including under this Agreement or under the Refinancing Facilities Agreement) if (after giving pro forma effect to the incurrence of any such Financial Indebtedness and the ultimate use of proceeds thereof provided that prior to the Closing Date this shall not include the proceeds of any intercompany loans from Ziggo N.V. or any of its Subsidiaries that are not members of the Bank Group to any member of the Bank Group):

(i)
if the 2020 Senior Secured Notes have not been redeemed in full (or the debt incurrence covenants under the 2020 Senior Secured Notes have not been removed), it would cause a breach of the debt incurrence covenants under the terms of the 2020 Senior Secured Notes; or

(ii)	if the 2020 Senior Secured Notes have been redeemed in full (or the debt incurrence covenants under the 2020 Senior Secured Notes have been removed):

(A)	the financial ratio of Senior Net Debt to Annualised EBITDA for the immediately preceding Ratio Period would have exceeded 4.50:1; and

(B)	the financial ratio of Total Net Debt to Annualised EBITDA for the immediately preceding Ratio Period would have exceeded 5.50:1.
provided that for this purpose:

(C)	prior to the Closing Date, the calculations will be determined as if Ziggo N.V. and each of its Subsidiaries are members of the Group; and

(D)
any committed but undrawn funding available to the Ziggo Obligors under the Refinancing Facilities Agreement and available to the Obligors under this Agreement shall be included as drawn Financial Indebtedness in calculating compliance with such financial ratios.

21.22	Holding Companies

(a)
Without the consent of the Instructing Group, no Obligor shall (and Bidco shall procure that no member of the Bidco Group will) trade, carry on any business, own any assets or incur any liabilities except in respect of:

(i)	the provision of administrative, managerial, legal and accounting services of a type customarily provided by a Holding Company to its Subsidiaries;

(ii)	the ownership of shares, membership interests or other equity interests in its Subsidiaries (or as set out in the Structure Memorandum);

(iii)
any business, assets or liabilities arising in connection with a Permitted Transaction or a Permitted Payment or any Subordinated Funding, as permitted under Clauses 21.23 (Negative Pledge), 21.24 (Disposals), 21.25 (Loans and Guarantees), 21.26 (Acquisitions) or 21.27 (Restrictions on Financial Indebtedness);

(iv)	ownership and maintenance of credit balances in bank accounts, and of Cash and Cash Equivalent Investments;

(v)	any liabilities for Taxes; or

(vi)	any liabilities under the Finance Documents.

21.23	Negative Pledge

(a)
Without the consent of the Instructing Group, no Obligor shall (and Bidco shall procure that no member of the Bidco Group will) permit any Security Interest to subsist, arise or be created or extended over all or any part of its respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of an Obligor, any other member of the Bidco Group or any other person except for any Security Interest:

(i)	arising under the Finance Documents or in respect of liabilities under any Hedging Agreements;

(ii)	arising in respect of netting or set off arrangements contained in any Hedging Agreement or other contract permitted under Clause 21.13 (Hedging);

(iii)
entered into by an Obligor or any other member of the Bidco Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of an Obligor or any other member of the Bidco Group operated on a net balance basis (and any Security Interests over bank accounts granted in connection therewith) and including, without limitation, any Security, including any netting or set-off, arising by operation of law as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eenheid) or analogous arrangement in any other jurisdiction, in each case, of which an Obligor or any other member of the Bidco Group is or has been a member;

(iv)	which is a lien arising in the ordinary course of business or by operation of law; and

(v)
arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlendse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions and provided that Bidco or the relevant member of the Bidco Group has used its reasonable endeavours to ensure such security interests are released.

21.24	Disposals
Without the consent of the Instructing Group, no Obligor shall (and Bidco shall procure that no other member of the Bidco Group will), sell, transfer, lend (subject to Clause 21.25 (Loans and Guarantees) or otherwise dispose of or cease to exercise direct control over (each a disposal) any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not, other than in relation to:

(a)	any Permitted Transaction;

(b)	disposals on arm’s length commercial terms in the ordinary course of business;

(c)
disposals (or the payment of management, consultancy or similar fees) by an Obligor to another Obligor or, on and from the Closing Date, to any other member of the Group provided that if the assets disposed of were subject to security immediately prior to such disposal, Bidco shall procure that equivalent Security is granted in favour of the Security Agent promptly following such disposal; or

(d)	the payment, transfer or other disposal of consideration for any Acquisition, merger or consolidation permitted by Clause 21.26 (Acquisitions).

21.25	Loans and Guarantees
Without the consent of the Instructing Group, no Obligor shall (and Bidco shall procure that no other member of the Bidco Group will), make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:

(a)	in respect of a Permitted Transaction;

(b)	loans from one Obligor to another Obligor or to a member of the Bidco Group;

(c)	following the Closing Date, loans from one member of the Bidco Group to another member of the Bidco Group;

(d)	following the Closing Date, loans from an Obligor or from a member of the Bidco Group to a member of the Bank Group;

(e)	as permitted by Clause 21.27 (Restrictions on Financial Indebtedness);

(f)	to the extent that the same constitute or are used to fund Permitted Payments or are permitted under Clause 21.24 (Disposals); or

(g)	any liability under a statement or referred to in Section 2:4.3(1)(f) of the Dutch Civil Code.

21.26	Acquisitions

(a)	Without the consent of the Instructing Group, no Obligor shall (and Bidco shall procure that no other member of the Bidco Group will) make any Acquisition other than:

(i)	in respect of a Permitted Transaction;

(ii)
the purchase of or investment in Cash, Cash Equivalent Investments or Marketable Securities (including without limitation by way of consideration in respect of any disposal as contemplated in the proviso to Clause 21.24 (Disposals) and subject to the conditions set out therein);

(iii)
any acquisition by an Obligor in connection with a disposal permitted by the provisions of Clause 21.24 (Disposals) and any acquisition or subscription by an Obligor of shares issued by a Subsidiary of the Obligor which will, after the acquisition of such shares become a wholly-owned direct or indirect Subsidiary of an Obligor provided that: (i) such newly issued shares shall also be subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) upon their issue or (ii) such shares shall be made subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) within 20 Business Days of their issue;

(iv)
arising from the conversion of any company (the “Bidco Original Company”) from one form of organisation into another form of organisation provided that (i) if, prior to the time of such conversion, the Security Agent has the benefit of Security over the shares of such Bidco Original Company or such Bidco Original Company is an Obligor, then Bidco shall ensure that the Security Agent is provided with Security over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation, of at least an equivalent nature and ranking to the Security previously provided by the Bidco Original Company and (ii) the Security Agent is satisfied that any possibility of the additional Security referred to in this paragraph (h) being challenged or set aside is not greater than any such possibility in relation to the Security entered into by or in respect of the share capital of the Bidco Original Company; or

(v)	any purchase or acquisition of any assets in the ordinary course of business.

21.27	Restrictions on Financial Indebtedness

(a)
Without the consent of the Instructing Group, no Obligor shall (and Bidco shall procure that no other member of the Bidco Group will) create, incur or otherwise permit to be outstanding any Financial Indebtedness other than:

(i)	in respect of a Permitted Transaction;

(ii)	any Financial Indebtedness arising under the Finance Documents;

(iii)	any Financial Indebtedness or guarantees permitted pursuant to Clause 21.25 (Loans and Guarantees);

(iv)	any Financial Indebtedness incurred in connection with the Hedging Agreements and any other hedging arrangements permitted by Clause 21.13 (Hedging);

(v)
any Financial Indebtedness arising as a result of any cash pooling arrangements in the ordinary course of the Bidco Group’s banking business provided that no cash pooling may be entered into under this limb by any member of the Bidco Group with a member of the Wider Group;

(vi)	any Financial Indebtedness arising in relation to an Acquisition permitted under Clause 21.26 (Acquisitions) in respect of which payment has been deferred;

(vii)
any Financial Indebtedness, provided that the ratios (after giving effect to the incurrence of any such Financial Indebtedness pursuant to this paragraph (vii) and the ultimate use of proceeds thereof and giving pro forma effect to any movement of cash out of the Group since such date pursuant to any Permitted Payments) on the Quarter Date prior to any such incurrence would not exceed the ratios set out in Clause 20.2 (Financial Ratios) for the Quarter Date following the date of any such incurrence, provided further that such Financial Indebtedness is subject to the terms of the Bidco Intercreditor Agreement;

(viii)
any liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code provided that such liabilities may not be shared with a member of the Wider Group;

(ix)
any liability arising by operation of law as a result of the existence of a fiscal unity (fiscal eenheid) of which Bidco is a member provided that such liabilities may not be shared with a member of the Wider Group; and

(x)
in respect of Ziggo Holdco, any Financial Indebtedness under the Original Senior Unsecured Notes provided that prior to the Closing Date an irrevocable redemption notice has been issued in respect of the redemption of all of such Financial Indebtedness in accordance with the terms of the indenture governing the Original Senior Unsecured Notes.

21.28	ERISA

(a)
Each Obligor will give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

(b)	Each Obligor shall promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(c)	No Obligor or any of its ERISA Affiliates may or is required to make any payment or contribution with respect to any Plan.

(d)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(e)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.

21.29	No Permitted Affiliates prior to Debt Pushdown Date
Bidco may not (and shall procure that no member of the Group will), at any time prior to a Debt Pushdown Date, provide the Facility Agent with notice that it wishes to include a Permitted Affiliate Parent (as such term is defined in the Refinancing Facilities Agreement) and the Subsidiaries of any such Permitted Affiliate Parent as members of the Group for the purposes of this Agreement and the Refinancing Facilities Agreement.

22.	ACCEDING GROUP COMPANIES

22.1	Acceding Borrowers

(a)
Subject to paragraph (b) below, Bidco may, upon not less than 5 Business Days prior written notice to the Facility Agent, request that any member of the Group which is a directly or indirectly wholly-owned Subsidiary of Bidco becomes an Acceding Borrower under this Agreement.

(b)	Such member of the Group may become an Acceding Borrower to a Facility if:

(i)
it is a US Borrower or it is incorporated in the same jurisdiction as an existing Borrower (other than the US Borrower) for that Facility or the Instructing Group has approved the addition of that member of the Group as an Acceding Borrower;

(ii)
such member of the Group and Bidco delivers to the Facility Agent a duly completed and executed Accession Notice pursuant to which such member of the Group agrees to become a party to this Agreement as an Acceding Borrower and (subject to any provision of law prohibiting the same) an Acceding Guarantor;

(iii)
(other than in the case of an accession of the US Borrower), Bidco confirms that no Event of Default is continuing or would occur as a result of that member of the Group becoming an Acceding Borrower and (if applicable) an Acceding Guarantor; and

(iv)
the Facility Agent has received all of the documents and other evidence listed in Schedule 8 (Accession Documents) in relation to that member of the Group, each in form and substance satisfactory to the Facility Agent, acting reasonably; and

(v)	in the case of the proposed US Borrower, any person which holds ownership interests in the US Borrower (to the extent not already a Guarantor) accedes to this Agreement as an Acceding Guarantor in accordance with Clause 22.2 (Acceding Guarantors) on or prior to the accession of the US Borrower as an Acceding Borrower.

(c)	The Facility Agent shall notify Bidco and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

22.2	Acceding Guarantors

(a)
Subject to paragraph (b) below, Bidco may, upon not less than 5 Business Days prior written notice (a 1 Business Day’s prior written notice in relation to the proposed Dutch Newco) to the Facility Agent, request that any member of the Group become an Acceding Guarantor under this Agreement.

(b)	Such member of the Group may become an Acceding Guarantor if:

(i)	such member of the Group or Bidco deliver to the Facility Agent a duly completed and executed Accession Notice;

(ii)	Bidco confirms that no Event of Default is continuing or would occur as a result of that member of the Group becoming an Acceding Guarantor; and

(iii)
the Facility Agent has received all of the documents and other evidence listed in Schedule 8 (Accession Documents) in relation to that member of the Group, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)	The Facility Agent shall notify Bidco and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

22.3	Assumption of Rights and Obligations
Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 22.1 (Acceding Borrowers) or Clause 22.2 (Acceding Guarantors), the relevant member of the Group, the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Group been an original party to this Agreement as a Borrower or a Guarantor as the case may be and such member of the Group shall become a party to this Agreement as an Acceding Borrower and/or an Acceding Guarantor as the case may be.

23.	EVENTS OF DEFAULT

23.1	Events of Default

Each of the events set out in Clauses 23.2 (Non-payment) to Clause 23.15 (ERISA) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

23.2	Non-payment
Any Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at, and in the currency in, which it is expressed to be payable, unless the relevant amount is paid in full within three Business Day (in the case of principal amounts) or five Business Days (in the case of other amounts) of the due date.

23.3	Breach of Other Obligations

(a)
At any time an Obligor fails to comply with (or Bidco fails to procure any other member of the Bidco Group's compliance with) Clauses 21.7 (Pari Passu Ranking), 21.9 (Restricted Payments), 21.22 (Holding Companies), 21.23 (Negative Pledge), 21.24 (Disposals), 21.25 (Loans and Guarantees), 21.26 (Acquisitions) or 21.10 (Share Capital) or, subject to the expiry of the cure period in Clause 20.4 (Cure Provisions), 20 (Financial Covenants).

(b)
Following the Closing Date, Bidco fails to procure a member of the Bidco Group’s compliance with Clauses 21.22 (Holding Companies), 21.23 (Negative Pledge), 21.24 (Disposals), 21.25 (Loans and Guarantees) or 21.26 (Acquisitions).

(c)
An Obligor fails to comply (or Bidco fails to procure any other member of the Bidco Group's compliance), or (following the Closing Date) Bidco fails to procure a member of the Bidco Group’s compliance, with the provisions of the Finance Documents (other than those referred to in paragraphs (a) and (b) above or Clause 23.2 (Non-payment)) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) such Obligor has become aware of the failure to comply or (ii) the Facility Agent gives notice to Bidco requiring the same to be remedied.

23.4	Misrepresentation
A representation or warranty made or repeated by any Obligor in or in connection with any Finance Document or in any certificate or statement delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to have been made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) such Obligor has become aware of the misrepresentation or (ii) the Facility Agent gives notice to Bidco requiring the same to be remedied.

23.5	Cross Default

(a)	Subject to paragraph (e) below, any Financial Indebtedness of a member of the Group is not paid when due or within any originally applicable grace period.

(b)
Subject to paragraph (e) below, any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(c)
Subject to paragraph (e) below, any Financial Indebtedness of a member of the Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(d)
Subject to paragraph (e) below, any Bidco Parent Debt becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(e)	It shall not be an Event of Default under this Clause 23.5 (Cross Default):

(i)
where the aggregate principal amount (or, if the relevant Financial Indebtedness relates to a Hedging Agreement, the amount or value (as applicable)) of all Financial Indebtedness to which any event specified in paragraphs (a), (b), (c) or (d) relates is less than €75,000,000 or the equivalent in other currencies; or

(ii)	if the circumstance which would otherwise have caused an Event of Default under this Clause 23.5 (Cross Default) is being contested in good faith by appropriate action; or

(iii)	if the relevant Financial Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Financial Indebtedness; or

(iv)
if the relevant Financial Indebtedness relates to Hedging Agreements in respect of which a termination event occurs as a result of the refinancing or redemption of any Financial Indebtedness of Bidco Parent or the Group at any time during the Availability Period; or

(v)	if such Financial Indebtedness is owed by one member of the Group to another member of the Group; or Borrower.

23.6	Insolvency

(a)
Proceedings have been commenced in respect of any Obligor in relation to its inability to pay its debts as they fall due or is declared to be unable to pay its debts under applicable law, or it ceases or suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its material indebtedness.

(b)
A moratorium is declared in respect of the Financial Indebtedness in respect of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.7	Insolvency Proceedings
After the date of this Agreement, any Obligor takes any corporate action or formal legal proceedings are commenced (not being actions or proceedings which can be demonstrated to the satisfaction of the Facility Agent by providing an opinion of a leading firm of London solicitors (within 30 days of any such action or proceedings having commenced) to that effect as a frivolous, vexatious or an abuse of the process of the court or related to a claim to which such person has a good defence and which is being vigorously contested by such body) for its winding-up, dissolution, administration or reorganisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee, trustee in bankruptcy or similar officer of it or of any or all of its revenues and assets other than where any such legal proceedings in respect of an Obligor:

(a)	do not relate to the appointment of an administrator and are stayed or discharged within 30 days from their commencement; or

(b)	in connection with a reconstruction, amalgamation, solvent liquidation or dissolution on terms approved by the Facility Agent (acting on the instructions of the Instructing Group).

23.8	United States Bankruptcy Laws

(a)	In this Clause:
“U.S. Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	Any of the following occurs in respect of a US Obligor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

23.9	Execution or Distress
A distress, execution, attachment or other legal process is levied, enforced or sued out upon or against all or any part of the assets of any Obligor which: (a) is material in the context of the Group (taken as a whole); and (b) has an aggregate value of more than €75,000,000 (or its equivalent in other currencies), except where the same is being contested in good faith or is removed, discharged or paid within 45 days.

23.10	Similar Events
Anything which has an equivalent effect to any of the events specified in Clauses 23.6 (Insolvency) to 23.9 (Execution or Distress) (inclusive) shall occur under the laws of any applicable jurisdiction.

23.11	Unlawfulness
It is or becomes unlawful for any Obligor or “Intra-Group Lender” (as defined in the Bidco Intercreditor Agreement) to perform any of its payments or other material obligations under the Finance Documents to which it is a party.

23.12	Repudiation
Any Obligor, a security provider under a Security Document or an “Intra-Group Lender” (as defined in the Bidco Intercreditor Agreement) repudiates any Finance Document to which it is a party.

23.13	Bidco Intercreditor Default
Any member of the Wider Group fails to comply with any of its material obligations under the Bidco Intercreditor Agreement and such failure, if capable of remedy, is not remedied within 30 days of the earlier of such member of the Wider Group becoming aware of the relevant failure to comply and the Facility Agent having given notice of the same to Bidco.

23.14	Material Adverse Change
Any event or series of events occurs which would or is reasonably likely to have a Material Adverse Effect.

23.15	ERISA
The occurrence of any event or condition that presents a material risk that any member of the Group or any ERISA Affiliate may incur a material liability to a Plan or to the

United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation.

23.16	Acceleration
On and at any time after the occurrence of an Event of Default while such event is continuing the Facility Agent may, and if so directed by the Instructing Group will, by notice to the Obligor declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments; and/or

(b)	declare that all or part of the Outstandings be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Instructing Group; and/or

(c)
demand that all or part of the Outstandings be immediately due and payable, whereupon they shall become immediately due and payable together with all interest accrued on those Outstandings and all other amounts payable by the Obligor under the Finance Documents, cancel the Total Commitments at which time they shall immediately be cancelled;

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

23.17	Automatic Acceleration
If an Event of Default described in Clause 23.8 (United States Bankruptcy Laws) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of a US Borrower, all Outstandings drawn by such US Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such Outstandings) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

23.18	Repayment on Demand
If, pursuant to paragraph (b) of Clause 23.15 (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to Bidco:

(a)
require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by an Obligor under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)	select as the duration of any Interest Period or Term which begins whilst such declaration remains in effect a period of 6 months or less.

24.	DEFAULT INTEREST

24.1	Consequences of Non-Payment
If any sum due and payable by any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 29 (Payments) or if any sum due and payable by any Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of an Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 24 (Default Interest)) be selected by the Facility Agent.

24.2	Default Rate
During each such period relating thereto as is mentioned in Clause 24.1 (Consequences of Non-Payment) an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 1%, the Margin (provided that if any Unpaid Sum is not directly referable to a particular Facility the Margin shall be the Revolving Facility Margin) and EURIBOR or LIBOR, as the case may be, on the Quotation Date therefor, provided that:

(d)
if, for any such period, EURIBOR or LIBOR, as the case may be, cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 1%, the Margin, (as aforesaid) and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(e)
if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period or Term relating thereto, the first Interest Period or Term applicable to it shall be of a duration equal to the unexpired portion of that Interest Period or Term and the rate of interest applicable thereto from time to time during such Interest Period or Term shall be that which exceeds by 1% the rate which would have been applicable to it had it not so fallen due.

24.3	Maturity of Default Interest

Any interest which shall have accrued under Clause 24.2 (Default Rate) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

24.4	Construction of Unpaid Sum
Any Unpaid Sum shall (for the purposes of this Clause 24 (Default Interest), Clause 16 (Increased Costs) and Clause 26.19 (Borrower’s Indemnities)) be treated as an advance and accordingly in those provisions the term “Advance” includes any Unpaid Sum and the term “Interest Period” and “Term”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 24.1 (Consequences of Non-Payment).

25.	GUARANTEE AND INDEMNITY

25.1	Guarantee
With effect from the Signing Date or if later, the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Finance Parties the due and punctual payment by each Borrower of all sums payable by such Borrower under each of the Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which each Borrower is at any time liable to pay to any Finance Party under or pursuant to any Finance Document and which has become due and payable but has not been paid at the time such demand is made and provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant sum shall first have been made on the relevant Borrower.

25.2	Indemnity
With effect from the Signing Date, or if later, the date upon which it accedes to this Agreement in such capacity, each Guarantor (other than a Restricted Guarantor) irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Finance Party on demand by the Facility Agent from and against any loss incurred by such Finance Party as a result of any of the obligations of each Borrower under or pursuant to any Finance Document being or becoming void, voidable, unenforceable or ineffective as against any Borrower for any reason whatsoever (whether or not known to that Finance Party or any other person) the amount of such loss being the amount which the Finance Party suffering it would otherwise have been entitled to recover from the relevant Borrower and provided that the amount payable by a Guarantor under this Clause 25.2 (Indemnity) shall not exceed the amount such Guarantor would have had to pay under Clause 25.1 (Guarantee) if the amount claimed had been recoverable on the basis of a guarantee.

25.3	Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of each Borrower under the Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by each Borrower under each of the Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set off) which any Finance Party may at any time hold in respect of such obligations or any of them.

25.4	Avoidance of Payments
Where any release, discharge or other arrangement in respect of any obligation of any Borrower, or any Security held by any Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 25.4 (Avoidance of Payments) shall continue as if such release, discharge or other arrangement had not been given or made.

25.5	Immediate Recourse
None of the Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from any Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of any Borrower under any of the Finance Documents save that no demand for any payment may be made on any Restricted Guarantor unless such demand has first been made on the relevant Borrower.

25.6	Waiver of Defences
Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or reorganisation of any Borrower or any other person or any change in the status, function, control or ownership of any Borrower or any such person;

(b)
any of the obligations of any Borrower or any other person under any Finance Document or any Security held by any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)
any time or other indulgence being granted to or agreed (i) to or with any Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Finance Documents;

(d)	unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, any Borrower or any other person under any Finance Document;

(e)	any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of any Borrower or any other person under the Finance Documents;

(f)
any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Finance Party in respect of any Borrower’s obligations under any Finance Document;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(h)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security; or

(i)
any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Finance Parties or any of them by this Agreement or by Law.

25.7	No Competition
Until all amounts which may become payable by each Borrower under or in connection with the Finance Documents have been paid in full, no Guarantor will exercise any rights:

(a)	to claim by way of contribution or indemnity in relation to any of the obligations of each Borrower under any of the Finance Documents;

(b)	to claim or prove as a creditor of any Borrower or any other person or its estate in competition with the Finance Parties or any of them;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 25.1 (Guarantee); or

(e)	to exercise any right of set-off against any Obligor,
except to the extent that the Facility Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards payment of any sums at any time owed by each Borrower under any of the Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

25.8	Appropriation
To the extent any Finance Party receives any sum from any Obligor in respect of the obligations of any other Obligor under any of the Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligor, such Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor under any of the Finance Documents, and any such sum may, in the relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor under the Finance Documents as such Finance Party may select provided that such Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor under the Finance Documents.

25.9	Guarantee Limitations - Dutch
This guarantee does not apply to any liability to the extent that it would constitute unlawful financial assistance within the meaning of section 2:98c of the Dutch Civil Code or any equivalent provisions. This limitation shall cease to be applicable to a Dutch limited liability company upon the abolishment of section 2:98c of the Dutch Civil Code and any equivalent provisions.

25.10	Limitation of Liabilities of US Guarantors
Each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 25 (Guarantee and Indemnity)) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or fraudulent conveyance or unlawful financial assistance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 25 (Guarantee and Indemnity)) hereby irrevocably agrees that its obligations under this Clause 25 (Guarantee and Indemnity)) shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Restricted Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Restricted Guarantor and the other Guarantors, result in the obligations of such Restricted Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

25.11	US Guarantors
Each US Guarantor acknowledges that:

(a)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(b)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(c)	each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Finance Documents.

26.	ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS

26.1	Appointment of the Facility Agent
Each of the other Finance Parties under the Facilities appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Without prejudice to Clause 33.14 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation), paragraph (a) above shall not apply to any Transfer Deed, Transfer Agreement or any Increase Confirmation.

(c	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any Party.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from any of the Obligors under the Finance Documents.

(f)
The Facility Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Facility Agent shall not be deemed to have knowledge of the occurrence of a Default. However, if the Facility Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders of such notice.

(g)	If so instructed by the Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Finance Document.

(h)	The duties of the Facility Agent under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

(i)
The Facility Agent shall provide to Bidco within 5 Business Days of request (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

26.3	Role of the Bookrunners and the Arrangers
Except as specifically provided in the Finance Documents, none of the Bookrunners or the Arrangers shall have any obligations of any kind to any other party under or in connection with any Finance Document.

26.4	No Fiduciary Duties

(a)	Nothing in the Finance Documents constitutes the Facility Agent or any of the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Agent or the Arrangers, shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Wider Group
Any of the Facility Agent, the Arrangers or the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Wider Group.

26.6	Discretion of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)	no Default has occurred (unless the Facility Agent has actual knowledge of a Default arising under Clause 23.2 (Non-payment);

(ii)	any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or the Instructing Group has not been exercised; and

(iii)	any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other relevant Finance Parties and Bidco and shall disclose the same upon the written request of Bidco or the Instructing Group.

(g)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arranger or the bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Instructing Group Instructions

(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) act in accordance with any instructions given to it by the Instructing Group or the Revolving Facility Instructing Group, as applicable (or, if so instructed by the Instructing Group or the Revolving Facility Instructing Group, as applicable, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) shall not be liable to any relevant Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Instructing Group.

(b)
Unless a contrary indication appears in a Finance Document, any instructions given by (i) the Instructing Group will be binding on all the Finance Parties (provided that where Instructing Group refers only to more than 50% of Lenders under a single Facility, such instructions should only be binding on the Lenders under that Facility) or (ii) a Revolving Facility Instructing Group will be binding on all the Lenders under the Revolving Facility.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders until it has received such security or collateral as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with such instructions.

(d)
In the absence of instructions from the Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)
The Facility Agent shall not be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining the Lender’s consent to do so. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, presentation or protection of rights under the Bidco Security Documents or enforcement of the Security or Bidco Security Documents.

26.8	No Responsibility
None of the Facility Agent or any Arranger shall be:

(a)
responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party or an Obligor or any other person in or in connection with any Finance Document;

(b)
responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
responsible for any determination as to whether any information provided or to be provided to any Finance Party is non public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	Exclusion of Liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.8 (Disruption to Payment Systems), the Facility Agent will not be liable to any Finance Party for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)
No Party may take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of any Agent in respect of any claim it might have against such Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any such officer, employee or agent may enforce this provision.

(c)
The Facility Agent will not be liable for any failure to notify any person of any matter referred to in Clause 12.6 (Notification) or any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 12.6 (Notification) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

26.10	Lender’s Indemnity
Each Lender shall in (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent from time to time within three Business Days of demand by any Agent against any cost, loss or liability incurred by such Agent (otherwise than by reason of its negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 29.8 (Disruption to Payment Systems) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility

Agent) in acting as a Facility Agent under the Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Finance Documents).

26.11	Resignation

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or The Netherlands as successor Facility Agent by giving notice to the Lenders and Bidco.

(b)
The Facility Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by the Instructing Group) by giving 30 days’ notice to the Lenders and Bidco, in which case the Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom or The Netherlands), approved by Bidco, acting reasonably. If the Instructing Group has not appointed a successor Facility Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom or The Netherlands), approved by Bidco, acting reasonably.

(c)
Provided no Default is outstanding, Bidco may, by notice to the Facility Agent, require the Facility Agent to resign by giving five Business Days’ notice. In this event, the Facility Agent shall resign and Bidco shall appoint a successor Facility Agent acting through an office in the United Kingdom or The Netherlands (without requiring consent from any Finance Party). Bidco may exercise such right to replace the Facility Agent twice during the life of the Facilities.

(d)
The retiring Facility Agent shall, at the Borrowers’ cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (Role of the Facility Agent, the Arrangers and others). The Facility Agent’s successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original party as Facility Agent.

26.12	Replacement

(a)
The Instructing Group may, with the prior written consent of Bidco, by giving 30 days' notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)
The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)
The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Instructing Group to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 34.6 (Indemnity to the Facility Agent) and this Clause (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.13	Confidentiality

(a)
The Facility Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, the Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

26.14	Facility Office
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.15	Credit Appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each of the Facility Agent, the Bookrunners and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Bank Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Bookrunners, the Arrangers or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Security, the priority of any of the Security or the existence of any Security Interests affecting the Security.

26.16	Deduction from Amounts Payable by the Facility Agent
If any amount is due and payable by any party to the Facility Agent under any Finance Document the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

26.17	Obligors’ Agent

(a)	Each Obligor (other than Bidco) irrevocably authorises Bidco to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
Bidco on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions, (including, in the case of a Borrower, Utilisation Requests) to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to Bidco on its behalf, and in each such case such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication and each Finance Party may rely on any action purported to be taken by Bidco on behalf of that Obligor.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any other Obligor, as the case may be, and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Obligors’ Agent or any other Obligor, those of the Obligors’ Agent shall prevail.

26.18	Co-operation with the Facility Agent

(a)
Each Lender and each Obligor will co-operate with the Facility Agent to complete any legal requirements imposed on the Facility Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Facility Agent in connection with the proper performance of those duties provided that no Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Group or prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and Bidco shall procure that no member of the Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Bank Group.

(b)
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 36.5 (Electronic Communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 36.2 (Giving of Notice) and Clause 36.5(a)(iii) (Electronic Communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.19	Accession documents
The Facility Agent will promptly countersign each Creditor/Agent Accession Undertaking (as defined in the Bidco Intercreditor Agreement) required for accession of the relevant parties to the Bidco Intercreditor Agreement.

27.	BORROWERS’ INDEMNITIES

27.1	General Indemnities
The Borrower undertakes, on a joint and several basis, to indemnify:

(a)
each of the Finance Parties against any out-of-pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)
each Lender against any out-of-pocket loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by any Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

27.2	Break Costs

(a)
A Borrower shall, within 10 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period or Term for that Advance or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Term in which they accrue.

28.	CURRENCY OF ACCOUNT

28.1	Currency
Euro is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)	each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)	interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)	each payment pursuant to Clause 15.3 (Tax Indemnity) or Clause 16.1 (Increased Costs) shall be made in the currency specified by the Finance Party claiming under it, acting reasonably.

28.2	Currency Indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

29.	PAYMENTS

29.1	Payment to the Facility Agent
On each date on which this Agreement requires an amount to be paid by any Obligor or any of the Lenders under this Agreement, such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent to make available such person’s portion of it to such other person in accordance with Clause 29.2 (Distributions by the Facility Agent).

29.2	Distributions by the Facility Agent
Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Dollars or any Optional Currency, in the applicable financial centre) as such person shall have previously notified to the Facility Agent by not less than 5 Business Days’ notice for this purpose.

29.3	Clear Payments
Save to the extent contemplated in Clause 6 (Repayment of Revolving Facility Outstandings), any payment required to be made by any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

29.4	Impaired Agent

(a)
If, at any time, the Facility Agent becomes an Impaired Agent, a Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 29.1 (Payment to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account (the “Trust Account”) held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Finance Party beneficially entitled to that payment under the Finance Documents. In each case such payments must be made within 5 Business Days of the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)
A party which has made a payment in accordance with this Clause 29.4 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 26.11 (Resignation), each Party which has made a payment to a trust account in accordance with this Clause 29.4 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with this Agreement.

29.5	Partial Payments
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent shall, unless otherwise instructed by the Instructing Group, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent and the Security Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Finance Document;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under any Finance Document; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents, and such application shall override any appropriation made by an Obligor.

29.6	Indemnity
Where a sum is to be paid under the Finance Documents to the Facility Agent for the account of another person, the Facility Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify and hold harmless the Facility Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum. This indemnity shall only apply to the Obligor with effect from the Signing Date.

29.7	Notification of Payment
Without prejudice to the liability of each Party to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Finance Parties, the Facility Agent shall give notice prior to the expected date for such payment, notify all such Finance Parties of the amount, currency and timing of such payment.

29.8	Disruption to Payment Systems
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by Bidco that a Disruption Event has occurred:

(a)
the Facility Agent may, and shall if requested to do so by Bidco, consult with Bidco with a view to agreeing with Bidco such changes to the operation or administration of the Facilities as the Facility Agent may deem reasonably necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with Bidco in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and Bidco shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Finance Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments);

(e)
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.8 (Disruption to Payment Systems); and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.9	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

30.	SET-OFF

30.1	Right to Set-off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.2	No Obligation
No Lender shall be obliged to exercise any right given to it by Clause 30.1 (Right to Set-off).

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with Clause 29 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 29.5 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial Payments).

31.2	Redistribution of Payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and shall distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial Payments).

31.3	Recovering Finance Party’s Rights
On a distribution by the Facility Agent under Clause 31.2 (Redistribution of Payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the sum recovered equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(a)
This Clause 31 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 31 (Sharing among the Finance Parties), have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party under this Clause 31 (Sharing among the Finance Parties), any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)
such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

32.	CALCULATIONS AND ACCOUNTS

32.1	Day Count Convention
Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 360 days or, in any case where market practice differs, in accordance with market practice, and the actual number of days elapsed and any Tax Deductions required to be made from any payment of interest shall be computed and paid accordingly.

32.2	Reductions
Any repayment of any Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Euro Amount of such Advance proportionately.

32.3	Reference Banks
Save as otherwise provided in this Agreement, on any occasion a Reference Bank, Alternative Reference Bank or Lender fails to supply the Facility Agent with an interest rate quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

32.4	Maintain Accounts
Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

32.5	Control Accounts
The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded:

(a)	the amount and the Euro Amount of any Advance or Unpaid Sum and the face amount, and each Lender’s share in it;

(b)	the amount of all principal, interest and other sums due or to become due from the Obligors to any of the Lenders under the Finance Documents and each Lender’s share in it; and

(c)	the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

32.6	Prima Facie Evidence
In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 32.4 (Maintain Accounts) and Clause 32.5 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

32.7	Certificate of Finance Party
A certificate of a Finance Party as to the amount for the time being required to indemnify it against any Tax pursuant to Clause 15.3 (Tax Indemnity) or any Increased Cost pursuant to Clause 16.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

32.8	Certificate of the Facility Agent
A certificate of the Facility Agent as to the amount at any time due from any Borrower under this Agreement (or the amount which, but for any of the obligations of any Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from the Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 25 (Guarantee and Indemnity).

33.	ASSIGNMENTS AND TRANSFERS

33.1	Successors and Assignees
This Agreement shall be binding upon and enure to the benefit of each Party and its or any subsequent successors, permitted assignees and transferees.

33.2	Resignation of a Borrower

(a)	With the prior consent of the Instructing Group, Bidco may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify Bidco and the other Finance Parties of its acceptance if:

(i)	Bidco has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)
where the relevant Borrower is also a Guarantor, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 19.3(a) (Legal Validity)) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 39.8 (Release of Guarantees and Security).

(c)
Upon notification by the Facility Agent to Bidco of its acceptance of the resignation of the relevant Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(d)
The Facility Agent may, at the cost and expense of Bidco, require a legal opinion from counsel confirmed the matters set out in paragraph (b)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance reasonably satisfactory to it.

33.3	Assignment or Transfers by the Obligors
None of the rights, benefits and obligations of the Borrower under this Agreement shall be capable of being assigned or transferred and the Borrower undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly-owned Subsidiary of Bidco if Bidco delivers to the Facility Agent:

(a)
a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Bank Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)
legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security Interests not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security Interests were not otherwise subject to immediately prior to such assignment or transfer.

33.4	Assignments or Transfers by Lenders

(a)
Subject to the other provisions of this Clause 33.4 (Assignments or Transfers by Lenders), any Lender may, at any time, assign all or any of its rights and benefits under the Finance Documents in accordance with Clause 33.5 (Assignments) or transfer all or any of its rights, benefits and obligations under the Finance Documents to any person (a “New Lender”) in accordance with Clause 33.6 (Transfer Deed) provided that the prior written consent of Bidco is received in respect of any assignment or transfer, such consent not to be unreasonably withheld, provided that:

(i)	such consent shall be deemed to have been given if not declined in writing within 5 Business Days of a written request by any Lender to Bidco;

(ii)
no consent shall be required in the case of any assignment or transfer by a Lender to another Lender and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate);

(iii)	no consent shall be required in the case of any assignment or transfer to any New Lender at any time after the occurrence of an Event of Default which is continuing.

(b)
Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign or transfer any of its rights benefits or obligations under the Finance Documents in relation to the Revolving Facility without the prior written consent of Bidco, provided that no such consent shall be required in the case of any assignment or transfer:

(i)
by a Lender to another Lender and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate); and

(ii)	to any New Lender at any time after the occurrence of an Event of Default which is continuing.

(c)	No Lender shall be entitled to:

(i)	effect any assignment or transfer:

(A)
in respect of any portion of its Commitment and/or Outstandings under any individual Facility in an amount of less than $1,000,000 or €1,000,000 (in the case of participations in Advances denominated in Dollars or euro respectively) (or its equivalent as at the date of such assignment or transfer) or such higher amount as may be required from time to time for the party assuming the commitment to be deemed a professional market party within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) unless its Commitment and Outstandings under any Facility is less than such amount, in which case it shall be permitted to transfer its entire Commitment and Outstandings for such Facility;

(B)
which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but less than €1,000,000 (or its equivalent as at the date of such assignment or transfer) or such higher amount as may be required from time to time for the party assuming the commitment to be deemed a professional market party within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) in the Facilities; or

(C)
in relation to its participation in the Revolving Facility or an Additional Facility that is a revolving facility other than to the extent such transfers and assignments are on a pro rata basis as between the relevant Lender’s Commitment under and participation in Outstandings under the Revolving Facility or the Additional Facility that is a revolving facility (as applicable); or

(ii)
in relation to any sub-participation of its rights and obligations under the Facilities, relinquish some or all of its voting rights in respect of the Facilities to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in paragraphs (b), (c), (d) or (e) of Clause 39.2 (Consents).

(d)
For the purposes of satisfying the minimum hold requirement set out in paragraph (c) (i) above, any participations held by funds advised and/or managed by a common entity or an Affiliate thereof may be aggregated.

(e)
Notwithstanding any other provision of this Clause 33.4 (Assignments or Transfers by Lenders), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to (i) the end of any Interest Period or Term or (ii) any Repayment Date.

(f)
Each New Lender, by executing the relevant Transfer Deed or Transfer Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.

(g)
No Lender may assign all or any of its rights and benefits or transfer all or any of its rights, benefits and obligations, in each case, under the Finance Documents in relation to the Revolving Facility to any person unless at the same time it assigns a pro rata share of its rights and benefits or transfers a pro rata share of its rights, benefits and obligations to that person, in each case, under the Refinancing Facilities Agreement in relation to the RCF1 Facility.

33.5	Assignments

(a)
Unless such assignment or transfer is effected by a Transfer Agreement pursuant to Clause 33.7 (Transfer Agreements), if any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, unless and until the relevant assignee has agreed with the other Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender, such assignment shall not become effective and the other Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a Party.

(b)
Without limiting any right or discretion of the Facility Agent under the Finance Documents, the Facility Agent may in its discretion stop processing assignments or transfers under this Clause 33 (Assignments and Transfers) when a notice of prepayment has been received by it under this Agreement, for a period of five Business Days prior to the date the prepayment is required or expected to be made.

33.6	Transfer Deed

(a)
If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed. Any assignment or transfer of rights, benefits and/or obligations under the Finance Documents may also be effected through the delivery to the Facility Agent of a duly completed and duly executed Transfer Agreement in accordance with Clause 33.7 (Transfer Agreements).

(b)
The Facility Agent shall only be obliged to execute a Transfer Deed or Transfer Agreement delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such New Lender.

(c)
Upon its execution of the Transfer Deed or Transfer Agreement pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed or Transfer Agreement and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed or Transfer Agreement falling on or after) the date of execution of such Transfer Deed or Transfer Agreement by the Facility Agent:

(i)
to the extent that in such Transfer Deed or Transfer Agreement the Lender party to it seeks to transfer its rights, benefits and obligations under the Finance Documents, the Borrower and such Lender shall be released from further obligations towards one another under the Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 33.6 (Transfer Deed) as “discharged rights and obligations”);

(ii)
The Borrower and the New Lender party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as such Borrower and such New Lender have assumed and/or acquired the same in place of Borrower and such Lender;

(iii)
the other Finance Parties and the New Lender shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party to the Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Arranger and the Security Agent and the Lender which has transferred its rights, benefits and obligations shall each be released from further obligations to each other under the Finance Documents; and

(v)	all payments due hereunder from any Obligor shall be due and payable to such New Lender and not to the transferring Lender; and

(xv)	such New Lender shall become a Party as a Lender.

33.7	Transfer Agreements

(a)
Subject to the other provisions of this Clause 33 (Assignments and Transfers), a Lender may effect an assignment or transfer of an interest in any Facility by (A) executing and delivering to the Facility Agent a Transfer Agreement via an electronic settlement system acceptable to the Facility Agent or (B) if previously agreed with the Facility Agent, manually execute and deliver to the Facility Agent a Transfer Agreement, and the assignee shall provide to the Facility Agent such information as may be required by the Facility Agent for the purposes of this

Agreement (including any applicable tax forms) in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including U.S. federal and state securities laws.

(b)
By executing and delivering a Transfer Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto the representations set out in paragraph 1 of Annex 1 to the Transfer Agreement.

(c)
Upon its receipt of a duly completed Transfer Agreement executed by an assigning Lender and an assignee, the transfer fee referred to in Clause 33.9 (Assignment or Transfer Fee) and, if required, the written consent of Bidco to such assignment and any applicable tax forms, the Facility Agent shall (i) accept such Transfer Agreement and (ii) record the information contained therein in the Register. No assignment intended to be effected pursuant to a Transfer Agreement shall be effective unless it has been recorded in the Register as provided in Clause 33.15 (The Register).

33.8	Limitation of Responsibility of Transferor

(a)
Unless expressly agreed to the contrary, a Lender which assigns or transfers its rights and/or obligations under any Finance Document (a “Transferor”) makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Bank Group of its obligations under the Finance Documents or any other document; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Transferor and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Transferor or any other Finance Party in connection with any Finance Document or the Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges a Transferor to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 33 (Assignments and Transfers); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

33.9	Assignment or Transfer Fee
On the date upon which an assignment or transfer takes effect pursuant to Clause 33.6 (Transfer Deed) the New Lender in respect of such assignment or transfer shall pay to the Facility Agent for its own account a fee of €2,000 (other than in relation to an assignment or a transfer in relation to the US$ B4 Facility and any other Facility the Commitments in respect of which are denominated in US$, in which case, the New Lender in respect of such assignment or transfer shall pay to the Facility Agent for its own account an assignment or transfer fee of US$ 3,500).

33.10	Disclosure of Information

(a)
Each of the Facility Agent, the Security Agent, the Bookrunners, the Arrangers and each Lender agrees to maintain the confidentiality of all information received from any member of the Wider Group relating to any member of the Wider Group or its business other than any such information that:

(i)	is or becomes public knowledge other than as a direct result of any breach of this Clause 33.10 (Disclosure of Information);

(ii)	is available to the Facility Agent, the Security Agent, the Bookrunners, the Arrangers or the Lenders on a non-confidential basis prior to receipt thereof from the relevant member of the Group; or

(iii)
is lawfully obtained by any of the Facility Agent, the Security Agent, the Bookrunners, the Arrangers and any the Lender after that date of receipt other than from a source which is connected with the Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)
Notwithstanding paragraph (a) above, any Finance Party may disclose to any of its Affiliates, to any actual or potential assignee or New Lender, to any finance party under the Refinancing Facilities Agreement or under the Subordinated Bridge Facility Agreement to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Obligor or the Wider Group as a whole as such Lender shall consider appropriate (including any Finance Document) provided that any such Affiliate, actual or potential assignee or New Lender or other person who may otherwise enter into contractual relations in relation to this Agreement shall first have entered into a Confidentiality Undertaking.

33.11	Disclosure to Numbering Service Providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	name of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of the Facilities;

(x)	ranking of the Facilities;

(xi)	the Termination Date for the Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and Bidco, to enable such numbering service provider to provide its usual syndicated loan numbering identification service.

(b)
The Parties acknowledge and agree that such identification number assigned to this Agreement, the Facilities and/or one or more Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

33.12	Disclosure to Administration/Settlement Services Providers
Notwithstanding any other term of any Finance Document or any other agreement between the Parties to the contrary (whether express or implied), any Finance Party may disclose to any person appointed by:

(a)	that Finance Party;

(b)
a person to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or as any other agent or trustee under this Agreement; and/or

(c)
a person with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made, or may be made, by reference to one or more Finance Documents and/or one or more Obligors, to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 33.12 (Disclosure to Administration/Settlement Services Providers) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking before such disclosure.

33.13	No Increased Obligations
If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office, a an Obligor would be obliged to make a payment to the assignee, New Lender or the Lender acting through its new Facility Office under Clause 15.2 (Tax Gross-up), Clause 15.3 (Tax Indemnity) or Clause 16 (Increased Costs),
then the assignee, New Lender or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

33.14	Copy of Transfer Deed, Transfer Agreement or Increase Confirmation
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Deed, Transfer Agreement or an Increase Confirmation, send to Bidco a copy of that Transfer Deed, Transfer Agreement or an Increase Confirmation.

33.15	The Register

(a)	The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address:

(i)	each Transfer Deed or Transfer Agreement referred to in Clause 33.6 (Transfer Deed) and each Increase Certificate delivered to and accepted by it; and

(ii)
a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the “Register”) under the Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor at any reasonable time and from time to time upon reasonable prior notice.

(b)
Each Party irrevocably authorises the Facility Agent to make the relevant entry in the Register (and which the Facility Agent shall do promptly) on its behalf for the purposes of this Clause 33.14 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation) without any further consent of, or consultation with, such Party.

(c)
The Facility Agent shall, upon request by an Existing Lender or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in the Facility).

33.16	Security Over Lenders’ Rights
In addition to the other rights provided to Lenders under this Clause 33 (Assignments and Transfers) each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a government authority, department or agency as well as a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

33.17	Pro rata Interest Settlement
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Transferors and New Lenders then (in respect of any transfer pursuant to Clause 33.6 (Transfer Deed) or any assignment pursuant to Clause 33.5 (Assignments) the date of transfer or assignment of which, in each case, is after the date of such notification and is not on the last day of an Interest Period or Term):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Transferor up to but excluding the date of transfer (“Accrued Amounts”) and shall become due and payable to the Transferor (without further interest accruing on them) on the last day of the current Interest Period or Term (or, if the Interest Period or Term is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period or Term); and

(b)	the rights assigned or transferred by the Transferor will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Transferor; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 33.17 (Pro rata Interest Settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

33.18	Notification
The Facility Agent shall, within 10 Business Days of receiving a notice relating to an assignment pursuant to Clause 33.5 (Assignments) or a notice from a Lender or the giving by the Facility Agent of its consent, in each case, relating to a change in such Lender’s Facility Office, notify the Borrowers of any such assignment, transfer or change in Facility Office, as the case may be.

33.19	Debt Purchase

(a)	For so long as:

(i)	a Bidco Affiliate beneficially owns a Commitment (whether drawn or undrawn); or

(ii)
has entered into a sub-participation agreement relating to a Commitment (whether drawn or undrawn) or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then:

(iii)
in determining whether the requisite level of consent has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(iv)	for the purposes of Clause 39.2 (Consents), such Bidco Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.

33.1	Designated Entities

(a)
A Lender (the “Related Lender”) may designate an affiliate or substitute Facility Office (a “Designated Entity”) as its Facility Office for the purpose of participating in Advances to a Borrower in a particular jurisdiction.

(b)	An affiliate or Facility Office of a Lender may be designated for the purposes of paragraph 33.1 by:

(i)	appearing in the list of Designated Entities in Schedule 12 (List of Designated Entities) of this Agreement and signing this Agreement as a Designated Entity; or

(ii)	acceding as a Designated Entity by signing an accession agreement substantially in the form of Schedule 12 (Form of Designated Entity Accession Agreement).

(c)	A Designated Entity does not have any Commitment and does not have any obligations under this Agreement prior to such Designated Entity participating in an Advance.

(d)	When a Designated Entity participates in an Advance:

(i)
subject to paragraph (e) below, it shall be entitled to all the rights of a Lender and have the corresponding obligations of a Lender, in each case under the Finance Documents relating to its participation in any such Advances; and

(ii)	the other parties to the Finance Documents shall treat the Designated Entity as a Lender for these purposes.
The Designated Entity is a party to this Agreement for these purposes.

(e)
For the purposes only of voting in connection with any Finance Document, the participation of a Designated Entity in any outstanding Advances shall be deemed to be a participation of the Related Lender.

(f)
Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this Agreement.

(g)
A Designated Entity may assign or transfer any of its rights and obligations under this Agreement in respect of its participation in any Advance (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with Clause 32.8 (Assignments and Transfers).

34.	COSTS AND EXPENSES

34.1	Transaction Expenses
Bidco shall within ten Business Days of demand pay the Facility Agent the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of the Finance Document and any other documents referred to in this Agreement.

34.2	Amendment Costs
If a Borrower requests an amendment, waiver or consent under or in connection with any Finance Document Bidco shall, within ten Business Days of demand, reimburse the Facility Agent or, as the case may be, the Security Agent, for the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by the Facility Agent or, as the case may be, the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

34.3	Enforcement Costs
Bidco shall, within ten Business Days of demand, pay to the Facility Agent on behalf of each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

34.4	Stamp Duties
Bidco shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Tax Liabilities payable in respect of any Relevant Finance Document (other than those imposed by reason of any assignment, transfer, novation or sub-participation by any Finance Party).

34.5	Other Indemnities
Bidco shall (or shall procure that a Borrower will), within ten Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.

34.6	Indemnity to the Facility Agent
Bidco shall, within ten Business Days of demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

35.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

36.	NOTICES AND DELIVERY OF INFORMATION

36.1	Writing
Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

36.2	Giving of Notice
Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a New Lender at the end of the Transfer Deed or Transfer Agreement to which it is a party as New Lender) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the relevant Agent shall from time to time specify by not less than 10 Business Days prior written notice to Bidco for this purpose).

36.3	Use of Websites/E-mail

(a)
An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by Bidco and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)	the Facility Agent expressly agrees that it will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)	in the case of posting to the Designated Website, Bidco and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)	the information is in a format previously agreed between Bidco and the Facility Agent.

(b)
If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify Bidco accordingly and Bidco shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)
The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by Bidco and the Facility Agent.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Bidco shall comply with any such request within 10 Business Days.

(e)
Subject to the other provisions of this Clause 36.3 (Use of Websites/E-mail), any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)	For the purposes of paragraph (a) above, the Facility Agent hereby expressly agrees that:

(i)
it will accept delivery of documents required to be delivered under Clause 21.2 (Financial Information) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)	it has agreed to the format of the information required to be delivered under Clause 21.2 (Financial Information).

36.4	Public or Private Information
Each Lender shall confirm to the Facility Agent whether it wishes to receive any information required to be provided by the Group (or any member thereof) under the Finance Documents on a public or private basis taking into account applicable securities laws and regulations applicable to such Lender.

36.5	Electronic Communication

(a)	Any communication to be made under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if those two parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between those two parties will be effective only when actually received in readable form and in the case of any electronic communication made by a party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

36.6	Certificates of Officers
All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

36.7	Patriot Act
Each Lender subject to the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Bidco that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Bidco and the other Obligors and other information that will allow such Lender to identify the other Obligors in accordance with the Patriot Act.

36.8	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Finance Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the Finance Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

37.	ENGLISH LANGUAGE
Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

38.	PARTIAL INVALIDITY
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

39.	AMENDMENTS

39.1	Amendments Generally
Except as otherwise provided in this Agreement, the Facility Agent, if it has the prior written consent of the Instructing Group, and the Obligors, may from time to time agree in writing to amend any Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties and the Obligors. For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement and any amendments relating to a Hedging Agreement shall only be made in accordance with the provisions of such Hedging Agreement, in each case notwithstanding any other provisions of the Finance Documents.

39.2	Consents
An amendment, consent or waiver relating to the following matters (including any technical consequential amendments relating to such amendment, consent or waiver)

may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender:

(a)	without prejudice to Clause 2.2 (Increase), any increase in the principal amount of any Commitment of such Lender;

(b)
a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Obligor under this Agreement to which such Lender is entitled;

(c)	a decrease in any Margin for, or the principal amount of, any Advance or any interest payment, fees or other amounts due under this Agreement to such Lender from any Obligor or any other Party;

(d)	any change in the currency of payment of any amount under the Finance Documents;

(e)	unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Obligor or any other Party;

(f)	the deferral of any Termination Date or Final Maturity Date;

(g)	any reduction to the percentages set forth in the definition of the Instructing Group; or

(h)	a change to this Clause 39.2 (Consents) and Clause 39.7 (Guarantees and Security).

39.3	Facility Agent
The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.

39.4	Class Exception
Any amendment or waiver which:

(a)	relates only to the rights or obligations applicable to a particular Utilisation or Facility; and

(b)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility, may be made in accordance with this Clause 39 but as if references in this Clause 39 to the specified proportion of Lenders (including, for the avoidance of doubt, each affected Lender) whose consent would, but for this Clause 39.4, be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility.

39.5	Revolving Facility Exception
Any amendment or waiver which relates to the provisions contained in paragraph (h) of Clause 4.1 (Conditions to Utilisation) may be made with the prior written consent of each of the Lenders participating in the Revolving Facility or any Utilisation under the Revolving Facility.

39.6	Technical, Operational and OID Amendments

(a)
Notwithstanding any other provision of this Clause 39 (Amendments), the Facility Agent may at any time without the consent or sanction of the Lenders, concur with Bidco in making any modifications to any Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification:

(i)
would not be materially prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal, minor or technical nature or is to correct a manifest error;

(ii)	is of a minor or technical nature; or

(iii)
relates to the increase in the principal amount of a Commitment of a Lender in relation to any Facility and such increased Commitment has been requested by Bidco to fund any original issue discount required to be paid to that Lender in relation to that Facility under any Fee Letter.

(b)
Any such modification shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by Bidco to the Lenders as soon as practicable thereafter.

39.7	Guarantees and Security
A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 25 (Guarantee and Indemnity) or a release of any Security under the Bidco Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 90 per cent. of the Available Facilities plus aggregate Outstandings.

39.8	Release of Guarantees and Security

(a)
Subject to paragraph (b) below, at the time of completion of any disposal by the Holding Company of Bidco or of any Obligor, or any other security provider of any shares, assets or revenues, the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the request of and cost of the relevant Obligor, execute such documents as may be required to:

(i)
release those shares, assets or revenues from Security constituted by any relevant Bidco Security Document or certify that any floating charge constituted by any relevant Bidco Security Documents over such assets, revenues or rights has not crystallised; and

(ii)
release any person which as a result of that disposal ceases to be a Subsidiary of the Holding Company of Bidco, from any guarantee, indemnity or Bidco Security Document to which it is a party and its other obligations under any other Finance Document, provided that, for so long as the US Borrower is a Borrower, the release provisions of this paragraph (a) shall not permit any release of guarantees of or Security over the shares in, any Guarantor holding any ownership interests in the US Borrower.

(b)
The Security Agent shall only be required under paragraph (a) above to grant the release of any Security or to deliver a certificate of non-crystallisation on account of a disposal as described in that paragraph if:

(i)	the disposal is permitted under Clause 21.24 (Disposals) or the consent of the Instructing Group has been obtained; and

(ii)
to the extent that the disposal is to be in exchange for replacement assets the Security Agent has either received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) one or more duly executed Bidco Security Documents granting Security over those replacement assets or is satisfied, acting reasonably, that the replacement assets will be subject to Security pursuant to any existing Bidco Security Documents.

(c)
The Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor , execute such documents as may be required or desirable to effect any release: (i) permitted under the Bidco Intercreditor Agreement: (ii) to which a prior written consent of the relevant Lenders has been granted in accordance with Clause 39.7 (Guarantees and Security); and (iii) required to permit the granting of any Security Interest permitted under Clause 21.23 (Negative Pledge).

(d)
Notwithstanding any other provision of this Agreement, Bidco may require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of an Obligor pursuant to the Bidco Security Documents to which it is a party to enable the relevant Obligor to grant in connection with that asset any encumbrance permitted under Clause 21.23 (Negative Pledge).

39.9	Amendments Affecting the Facility Agent
Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent or waiver if the same would:

(a)
amend or waive any provision of Clause 25 (Role of the Facility Agent, the Arrangers and Others), Clause 33.10 (Disclosure of Information), Clause 33.1 (Costs and Expenses) or this Clause 39 (Amendments); or

(b)	otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

39.10	Calculation of Consent
Where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Facility Agent and Bidco shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

39.11	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitments, in determining whether the requisite level of consent has been obtained for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 39.11 (Disenfranchisement of Defaulting Lenders), the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the

Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

39.12	Replacement of Lenders

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	any Lender becomes a Non-Funding Lender,
then Bidco may, on not less than 3 Business Days prior notice to the Facility Agent and that Lender (A), replace that Lender by requiring it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by Bidco for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement or (B) prepay that Lender all but not part of its share in its outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement from cash flow, permitted Subordinated Funding or New Equity received by Bidco Parent or by a member of the Bidco Group. Any notice delivered under this paragraph (a) shall be accompanied by a Transfer Deed or Transfer Agreement complying with Clause 33 (Assignments and Transfers), which Transfer Deed or Transfer Agreement shall be immediately executed by the relevant Non-Consenting Lender or, as the case may be, Non-Funding Lender and returned to Bidco. If a Lender does not execute and/or return a Transfer Deed or Transfer Agreement as required by this paragraph (a) within two Business Days of delivery by Bidco, the Facility Agent shall execute (and is hereby irrevocably authorised by the relevant Lender to do so) that Transfer Deed or Transfer Agreement on behalf of such Lender.

(b)
Bidco shall have no right to replace the Arrangers, the Facility Agent or the Security Agent and none of the foregoing nor shall any Lender have any obligation to Bidco to find a replacement Lender or other such entity. Bidco may only exercise its replacement or prepayment rights in respect of any relevant Lender within 90 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)
In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

40.	THIRD PARTY RIGHTS

(a)	A person which is not a Party (a “third party”) shall have no right to enforce any of its provisions except that:

(i)	a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)	Clause 16 (Increased Costs) and Clause 26.9 (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a Party.

(b)	The Parties may without the consent of any third party vary or rescind this Agreement.

41.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

42.	GOVERNING LAW
This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

43.	JURISDICTION

43.1	Courts
Each of the Parties (other than any US Borrower) irrevocably agrees for the benefit of each of the Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

43.2	Waiver
Each of the Obligors (other than any US Borrower) irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

43.3	Service of Process
Each of the Obligors (other than any US Borrower) which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to Liberty Global Europe Limited, 38 Hans Crescent, London, SW1X 0LZ. If the appointment of the person mentioned in this Clause 43.3 (Service of Process) ceases to be effective in respect of any of the Obligors the relevant Obligor Party shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

43.4	Proceedings in Other Jurisdictions
Nothing in Clause 43.1 (Courts) shall (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Obligors (other than any US Borrower) in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

43.5	US Borrower
Notwithstanding anything to the contrary in this Clause 43.5 (US Borrower), each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of the US Borrower’s corporate domicile with respect to actions or proceedings brought against the US Borrower as a defendant, for purposes of all legal proceedings relating to the US Borrower (a “US Proceeding”) and relating to, or arising out of, this Agreement. The US Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any US Proceeding and any claim that any US Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any US Proceeding may be served on a US Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

43.6	General Consent
Each of the Obligors consents generally in respect of any Proceedings or US Proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

43.7	Waiver of Immunity
To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

43.8	Waiver of Trial by Jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.]

44.	COMPLETE AGREEMENT
The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Part 1: Lenders and Commitments

Lender	Revolving Facility Commitment (€)	US$ B4 Facility Commitment (US$)	EUR B4 Facility Commitment (€)
ABN Amro Bank N.V.	50,000,000	0.00	21,700,000
Bank of America, N.A., London Branch	50,000,000	0.00	86,800,000
Crédit Agricole Corporate And Investment Bank	50,000,000	0.00	21,700,000
Credit Suisse AG, London Branch	50,000,000	0.00	86,800,000
Coӧperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Trading As Rabobank International)	50,000,000	0.00	21,700,000
Deutsche Bank AG, London Branch	50,000,000	0.00	21,700,000
HSBC Bank Plc	50,000,000	0.00	21,700,000
ING Bank N.V.	50,000,000	0.00	21,700,000
JPMorgan Chase Bank, N.A., London Branch	50,000,000	0.00	43,400,000
Morgan Stanley Bank, N.A.	50,000,000	0.00	0.00
Morgan Stanley Senior Funding, Inc.	0.00	0.00	21,700,000
Nomura International Plc	50,000,000	0.00	21,700,000
Scotiabank Europe Plc	50,000,000	0.00	21,700,000
Société Générale, London Branch	50,000,000	0.00	21,700,000
Total	650,000,000	0.00	434,000,000

Part 2: Bookrunners

ABN AMRO Bank N.V.
Bank of America Merrill Lynch International Limited
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International)
Crédit Agricole Corporate and Investment Bank
Credit Suisse AG, London Branch.
Deutsche Bank AG, London Branch
HSBC Bank plc
ING Bank N.V.
J.P. Morgan Limited
Morgan Stanley Bank International Limited
Nomura International Plc
Société Générale, London Branch
The Bank of Nova Scotia

Part 3: Mandated Lead Arrangers

ABN AMRO Bank N.V.
Bank of America Merrill Lynch International Limited
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International)
Crédit Agricole Corporate and Investment Bank
Credit Suisse AG, London Branch.
Deutsche Bank AG, London Branch
HSBC Bank plc
ING Bank N.V.
J.P. Morgan Limited
Morgan Stanley Bank International Limited
Nomura International Plc
Société Générale, London Branch
The Bank of Nova Scotia

SCHEDULE 2 MEMBERS OF THE BANK GROUP

Name	Jurisdiction	Registration Number
Amsterdamse Beheer-En Consultingmaatschappij B.V.	The Netherlands	33195889
Ziggo B.V.	The Netherlands	37026706
Torenspits II B.V.	The Netherlands	34262281
Ziggo Netwerk B.V.	The Netherlands	37141989
Ziggo Netwerk II B.V.	The Netherlands	54158923
Esprit Telecom B.V.	The Netherlands	17177850
Breezz Nederland B.V.	The Netherlands	30213080

SCHEDULE 3
CONDITIONS PRECEDENT
Part 1A: Conditions Precedent to Signing

1.	Corporate Documents

(a)	A copy of the constitutional documents of each Obligor (including without limitation an extract of registration from the Trade Register of the Chamber of Commerce in respect of Bidco).

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Obligor to act as its agent in connection with the Finance Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)
To the extent legally necessary, a copy of a resolution signed by all the holders of the issued shares in the Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Obligor is a party.

(f)
A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on such Obligor to be exceeded.

(g)
A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Part 1A of Schedule 3 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Acquisition Agreement
A copy of the Ziggo Acquisition Agreement duly executed by each of the parties thereto (provided that it shall not be required to be satisfactory, in form and substance, to the Facility Agent).

3.	Finance Documents and other documents

(a)	A copy of this Agreement duly executed by the parties thereto.

(b)	The Subordinated Bridge Facility Agreement, duly executed by each of the parties thereto.

(c)	A copy of the Fee Letter duly executed by LGE Holdco VI B.V., LGE Holdco VII B.V. or one of its Affiliates (as applicable).

(d)	Agreed form copy of the Bidco Proceeds Loan.

4.	Intercreditor Documents

(a)	The Bidco Intercreditor Agreement, duly executed by each of the parties thereto.

(b)	The Loss Sharing Deed, duly executed by each of the parties thereto.

5.	Bidco Security Documents

(a)	Agreed form copy of the Bidco Share Pledge; and

(b)	Agreed form copy of the Bidco Proceeds Loan Pledge.

6.	Legal Opinions

(a)
A legal opinion of Allen & Overy LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to English law, substantially in the form distributed to the Original Lenders prior to the Signing Date.

(b)
A legal opinion of Clifford Chance LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to Dutch law, substantially in the form distributed to the Original Lenders prior to the Signing Date.

7.	Other documents and evidence

(a)	A copy of the Group Structure Chart.

(b)	An executed copy of the Refinancing Facilities Agreement.

(c)	A copy of the Information Memorandum (provided that it shall not be required to be satisfactory, in form and substance, to the Facility Agent).

(d)
Confirmation from Bidco to the Facility Agent that the Structure Memorandum has not been amended, supplemented or replaced in a manner that is materially adverse to the interests of the Lenders (unless the Instructing Group has consented to such amendments, supplements or replacements).

(e)	Evidence that the process agent referred to in Clause 43.3 (Service of Process) has accepted its appointment.

Part 1B: Conditions Precedent to Funding

1.	Corporate Documents
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1B of Schedule 3 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the first Utilisation Date

2.	Finance Documents and other documents
A copy of the Bidco Proceeds Loan, duly executed by Bidco Parent (other than any Replacement Issuer) and Bidco (provided that it shall not be required to be satisfactory, in form and substance, to the Facility Agent).

3.	Bidco Security Documents

(a)	A duly executed copy of the Bidco Share Pledge.

(b)	A duly executed copy of the Bidco Proceeds Loan Pledge.

4.	Other documents and evidence

(a)	All “know you client” information required by law and regulation relating to the Borrower satisfactory to the Finance Parties (acting reasonably).

(b)	A copy of the Funds Flow Memorandum.

(c)	Either:

(i)
evidence that an irrevocable redemption notice has been issued, prior to or simultaneously with the funding of the Term Loans, in respect of the redemption of all the outstanding Original Senior Unsecured Notes in accordance with the terms of the indenture governing the Original Senior Unsecured Notes;

(ii)
a copy of the executed indenture in connection with the exchange notes relating to the Original Senior Unsecured Notes (to the extent that any such exchange notes have been issued), providing that all such exchange notes will automatically on the Closing Date be further exchanged for new notes to be issued by Bidco Parent (other than any Replacement Issuer); or

(iii)	a combination of (b)(i) and (b)(ii) above, such that no Original Senior Unsecured Notes will remain outstanding following such redemption and/or exchange.

5.	Ziggo Acquisition
Evidence that on, or substantially contemporaneously with, the Closing Date, Bidco will directly or indirectly hold shares representing at least 65% of the outstanding shares in Ziggo N.V. and such evidence shall take the form of a notice from Bidco declaring that the Ziggo Acquisition is unconditional.

6.	Margin Loan
Evidence that the margin loan, made available to LGE HoldCo V B.V. as borrower by Bank of America, N.A., London Branch as original lender dated 26 April 2013 (and as identified in the Structure Memorandum) will be repaid in full substantially simultaneously with the Closing Date.

7.	Collar Loan
Evidence that the Security Interests granted over shares in Ziggo N.V. pursuant to the collar loan (made available to Liberty Global Incorporated Limited as borrower (and as identified in the Structure Memorandum)) will be released substantially simultaneously with the Closing Date as required to permit Bidco to comply with its obligations under Clause 21.14(b) (Further Assurance).

8.	Works Council

(a)	It has received an unconditional positive or neutral works council advice (advies) with regard to the Offer.

(b)
Evidence (by way of management certificate or otherwise) that no member of the Bidco Group has a works council which has the right to render advice on the transactions contemplated by the Finance Documents (or that, if it does have such a works council, that such works council has given positive or neutral advice (advies) (unconditional or with conditions that are acceptable to Bidco and that can be satisfied) on those transactions).

Part 2: Form of Officer's Certificate
To:    [●] as Facility Agent
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●] as Original Borrower, [●] as Global Coordinator [●] as Bookrunners and Mandated Lead Arrangers, [●] as Facility Agent, [●] as Security Agent and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.
I, [name], a [Director/General Partner/Partner/Officer] of [name of Original Borrower] of [address] (the [“Company”/”Partnership”])
CERTIFY without personal liability, that:

(a)
[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the [constitution of the Bidco]/[due formation of the Partnership]*] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)
attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [*] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c)
each copy document relating to it specified in Part 1 of Schedule 3 (Conditions Precedent) of the Facilities Agreement is correct, complete and in full force and effect and has not been amended or superseded as at the date of this Certificate;

(d)
the entry into and performance of the Finance Documents to which it is a party by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/ Partnership] is subject; and

(e)
the following signatures are the true signatures of the persons who have been authorised to sign any necessary documents on behalf of the [Company/ Partnership] and to give notices and communications (including Utilisation Requests), under or in connection with the Finance Documents on behalf of the [Company/Partnership].

Name	Position	Signature
[*]	[*]	[*]

Signed:    _______________________

    Director/Partner/Officer
Date:    [*]
I, [name], a [Director/Secretary/General Partner/Partner] of [name of Borrower] (the [“Company”/”Partnership”]), certify that the persons whose names and signatures are set out above are duly appointed [*] of the [Company/Partnership] and that the signatures of each of them above are their respective signatures.
Signed:    _______________________

    [Director/Secretary] [Partner]
Date:    [*]
Notes:
*    Including for the avoidance of doubt any partnership agreement.

SCHEDULE 4
FORM OF UTILISATION REQUEST
From:    [Name of Borrower] (the “Borrower”)

To:	[●]

as Facility Agent

Date:	[●]
Dear Sirs
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.
We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish the Lenders to make an Advance on the following terms:

(a)	Facility to be used: [US$ B4/EUR B4/Revolving Facility]

(b)	Euro Amount: EUR[●]/Dollar Amount: USD [●]

(c)	Currency: [●]

(d)	Interest Period/Term: [●] month[s]

(e)	Proposed date of Advance: [●] (or if that day is not a Business Day, the next Business Day)
[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].]] [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.]
The proceeds of this Utilisation should be credited to [insert account details].
This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

Yours faithfully,

...................................................	...................................................
Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

SCHEDULE 5 FORM OF TRANSFER DEED
To:    [●] as Facility Agent
To:    [●] as Security Agent
This Deed is dated [●] and relates to:

(i)
the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a Group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(ii)	[●].

1.
Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed. The terms “Lender”, “New Lender”, “Lender’s Participation” and “Portion Transferred” are defined in the Schedule to this Deed.

2.	The Lender:

(a)
confirms that the details in the Schedule to this Deed are an accurate summary of the Lender’s Participation in the Facilities Agreement and the Interest Periods or Terms (as the case may be) for existing Advances as at the date of this Deed; and

(b)
requests the New Lender to accept and procure the transfer by novation to the New Lender of the Portion Transferred by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Facilities Agreement.

3.
The New Lender requests the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 33.6 (Transfer Deed) of the Facilities Agreement so as to take effect in accordance with the terms of it on the Transfer Date or on such later date as may be determined in accordance with the terms of it.

4.
The New Lender confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Borrower.

5.
The New Lender undertakes with the Lender and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.
The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement, any other Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Facilities Agreement, any Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.
The Lender gives notice that nothing in this Deed or in the Facilities Agreement (or any Finance Document or other document relating to it) shall oblige the Lender (a) to accept a re transfer from the New Lender of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

ACCESSION TO THE BIDCO INTERCREDITOR AGREEMENT
[We further refer to clause [●] of the Bidco Intercreditor Agreement. In consideration of the New Lender being accepted as a [Pari Passu Creditor] for the purposes of the Bidco Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the date hereof, it intends to be party to the Bidco Intercreditor Agreement as a [Pari Passu Creditor], and undertakes to perform all the obligations expressed in the Bidco Intercreditor Agreement to be assumed by a [Pari Passu Creditor] and agrees that it shall be bound by all the provisions of the Bidco Intercreditor Agreement, as if it had been an original party to the Bidco Intercreditor Agreement.]
ACCESSION TO THE LOSS SHARING DEED
[We further refer to clause 6.4 (Creditor Accession Undertaking) of the Loss Sharing Deed. In consideration of the New Lender being accepted as a Refinancing Facilities Lender for the purposes of the Loss Sharing Deed (and as defined therein), the New Lender confirms that, as from the date hereof, it intends to be party to the Loss Sharing Deed as a Refinancing Facilities Lender, and undertakes to perform all the obligations expressed in the Loss Sharing Deed to be assumed by a Refinancing Facilities Lender, and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]
This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.
PLEASE SEEK DUTCH LEGAL ADVICE IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED AND IS LESS THAN €100,000 OR THE EQUIVALENT IN ANOTHER CURRENCY [OR IF NOVATING THE WHOLE AMOUNT OF THE OUTSTANDING LOANS].

THE SCHEDULE

1.		Lender:
2.		New Lender:
3.		Transfer Date:
4.		Lender’s Participation in Term Facilities	Portion Transferred
	(a)	Lender’s Available US$ B4 Facility Commitment*
	(b)	Lender’s Available EUR B4 Facility Commitment*
5.		Lender’s Participation in Term Facility Outstandings		Interest Period	Portion Transferred
	(a)	US$ B4 Facility Advances
	(b)	EUR B4 Facility Advances
6.	[(a)]	Lender’s Revolving Facility Commitment		Portion Transferred
7.	[(a)]	Lender’s Participation in Revolving Facility Outstandings		Term	Portion Transferred

*	Details of the Lender’s Available Commitment should not be completed after the applicable Termination Date.

The Lender EXECUTED as a DEED by for and on behalf of [●] By: By:	The Transferee EXECUTED as a DEED by for and on behalf of [●] By: By:
The Facility Agent EXECUTED as a DEED by for and on behalf of [●] By: By:	The Security Agent EXECUTED as a DEED by for and on behalf of [●] By: By:

ADMINISTRATIVE AND FACILITY OFFICE DETAILS

8.	Facility Office Address:
Please provide administrative details of the Transferee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.

Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

SCHEDULE 6
FORM OF TRANSFER AGREEMENT

1.	Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalised terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Bidco Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
2. Assignee[s]:
[for each Assignee, indicate [Affiliate][other]
3. Borrower(s):
4. Facility Agent:	[●], as the facility agent under the Senior Facilities Agreement
5. Senior Facility Agreement:	[The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]
6. Assigned Interest[s]:
Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
$	$	%
$	$	%
$	$	%

2.	Accession to the Bidco Intercreditor Agreement
[We further refer to clause [●] of the Bidco Intercreditor Agreement. In consideration of the New Lender being accepted as a [Pari Passu Creditor] for the purposes of the Bidco Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the date hereof, it intends to be party to the Bidco Intercreditor Agreement as a [Pari Passu Creditor], and undertakes to perform all the obligations expressed in the Bidco Intercreditor Agreement to be assumed by a [Pari Passu Creditor] and agrees that it shall be bound by all the provisions of the Bidco Intercreditor Agreement, as if it had been an original party to the Bidco Intercreditor Agreement.]

3.	Accession to the Loss Sharing Deed
[We further refer to clause 6.4 (Creditor Accession Undertaking) of the Loss Sharing Deed. In consideration of the Assignee being accepted as a Refinancing Facilities Lender for the purposes of the Loss Sharing Deed (and as defined therein), the Assignee confirms that, as from the date of this notice, it intends to be party to the Loss Sharing Deed as a Refinancing Facilities Lender, and undertakes to perform all the obligations expressed in the Loss Sharing Deed to be assumed by a Refinancing Facilities Lender, and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]

[4. Trade Date:	]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address:
Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

[Accepted:

[NAME OF FACILITY AGENT], as
Facility Agent

By:
Title:

[NAME OF SECURITY AGENT], as
Security Agent

By:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Title:

PLEASE SEEK DUTCH LEGAL ADVICE IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED AND IS LESS THAN €100,000 OR THE EQUIVALENT IN ANOTHER CURRENCY.

ANNEX 1
[__________________]
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties

(a)
Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Finance Document.

(b)
Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clauses 33.4 (Assignments or Transfers by Lenders) to 33.6 (Transfer Deed) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 33.4 (Assignments or Transfers by Lenders) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 21.2 (Financial information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender.

2.	Payments
From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.	General Provisions
This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

SCHEDULE 7
FORM OF ACCESSION NOTICE
THIS ACCESSION NOTICE is entered into on [●] by [insert name of Holding Company] (“Shareholder”)] / [[insert name of Subsidiary] (the “Subsidiary”)] and [●] (the “Parent”)] by way of a deed in favour of the Facility Agent, the Mandated Lead Arrangers and the Lenders (each as defined in the Facilities Agreement referred to below).
BACKGROUND

1.	We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●].

2.	[The Subsidiary is required to accede to the Facilities Agreement as an Acceding Guarantor pursuant to Clause 21.14(d) (Further Assurance.]
OR
[Bidco has requested that the New Obligor becomes an Acceding Borrower and an Acceding Guarantor pursuant to Clause 22.1 (Acceding Borrowers) of the Facilities Agreement.]
OR
[Bidco has requested that the New Obligor become an Acceding Guarantor pursuant to Clause 22.2 (Acceding Guarantors) of the Facilities Agreement.]
NOW THIS DEED WITNESS AS FOLLOWS:
Terms defined in the Facilities Agreement have the same meanings in this Accession Notice.
[The New Obligor] is a company [or specify any other type of entity] duly incorporated, established or organised under the laws of [insert relevant jurisdiction].
[The New Obligor] confirms that it has received from Bidco a true and up-to-date copy of the Facilities Agreement and the other Finance Documents.
[The New Obligor] undertakes, upon its becoming a [party to the Facilities Agreement/Borrower/Guarantor], to perform all the obligations expressed to be undertaken under the Facilities Agreement, the Intercreditor Agreement, and the other Finance Documents by a [Borrower] [Guarantor] and agrees that it shall be bound by the Facilities Agreement, the Intercreditor Agreement, [the Supplemental Intercreditor Agreement] and the other Finance Documents in all respects as if it had been an original party to them as [a Borrower] [a Guarantor].

Bidco:

(a)
repeats the Repeating Representations identified as being made by it under Clause 19.24 (Times for Making Representations and Warranties) upon the date New Obligor accedes to the Facilities Agreement; and

(b)
confirms that no Default [(other than any Default which will be remedied by the accession of the [Acceding Borrower][Acceding Guarantor] and each other person acceding as a [Borrower][Guarantor] on or about the date of this Accession Notice)] is continuing or will occur as a result of New Obligor becoming an [Acceding Borrower/an Acceding Guarantor/ a party to this Agreement].

[The Subsidiary makes, in relation to itself, the representations and warranties expressed to be made by a Guarantor in Clause 19 (Representations and Warranties) of the Facilities Agreement.]
OR
[The New Obligor makes, in relation to itself, the Repeating Representations expressed to be made by a Borrower in Clause 19 (Representations and Warranties) of the Facilities Agreement]
OR
[The New Obligor makes, in relation to itself, the Repeating Representations expressed to be made by a Guarantor in Clause 19 (Representations and Warranties) of the Facilities Agreement]
[The New Obligor confirms that it has appointed [ ] to be its process agent for the purposes of accepting service of Proceedings on it.]
[The Subsidiary/Shareholder]’s administrative details for the purposes of the Facilities Agreement are as follows:
Address:
Contact:
Telephone No:
Fax No:
This Accession Notice, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
This Accession Notice has been executed as a Deed by Bidco and the New Obligor and signed by the Facility Agent on the date written at the beginning of this Accession Notice.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Notice, bear the same meaning when used in paragraphs (b) to (d).

(a)	The New Obligor and the Security Agent agree that the Security Agent shall hold:

(i)	any Security in respect of Liabilities created or expressed to be created pursuant to the [Relevant Documents];

(ii)	all proceeds of that Security; and

(iii)
all obligations expressed to be undertaken by the New Obligor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the [Relevant Documents] or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the New Obligor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, to the extent permitted by applicable law on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(b)
The New Obligor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(c)
[In consideration of the New Obligor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].*

[THE SUBSIDIARY
EXECUTED as a DEED by
[Name of New Obligor] acting by
Director    )    ……….……….……….……….……….
[insert name of director]
)    ……….……….……….……….……….
WITNESS
Witness name:
Address:
Occupation:
BIDCO
EXECUTED as a DEED by
[●]
acting by
Director    )    ……….……….……….……….……….
[insert name of director]
)    ……….……….……….……….……….
WITNESS
Witness name:
Address:
Occupation:
THE FACILITY AGENT
[●]
By:
By:

THE SECURITY AGENT
[●]
By:
By:

SCHEDULE 8 ACCESSION DOCUMENTS

1.	Corporate Documents
In relation to the proposed Acceding Group Company, or security provider under Clause 21.14 (Further Assurance), as applicable:

(a)	a copy of its up-to-date constitutional documents;

(b)	in the case of an Acceding Group Company only:

(i)
a board resolution or a manager’s resolution or a partner’s resolution of such person approving the execution and delivery of the relevant Accession Notice, its accession to the Facilities Agreement as an Acceding Guarantor or Acceding Borrower, as applicable, and the performance of its obligations under the Finance Documents and authorising a person or persons identified by name or office to sign such Accession Notice and any other documents to be delivered by it pursuant thereto;

(c)	in the case of a security provider:

(i)
a board resolution or a manager’s resolution or a partner’s resolution of such person approving the execution and delivery of the relevant Bidco Security Document and the performance of its obligations thereunder and authorising a person or persons identified by name or office to sign such Bidco Security Document and any other documents to be delivered by it pursuant thereto;

(d)	in the case of an Acceding Group Company only:

(i)
to the extent legally necessary, a copy of a shareholders’ resolution of all the shareholders of such person approving the execution, delivery and performance of the Finance Documents to which it is a party and the terms and conditions to it; and

(ii)	a duly completed certificate of a duly authorised officer of such person substantially in the form of Part 2 of Schedule 3 (Form of Officer’s Certificate).

(e)	in respect of any Acceding Group Company which is a US Obligor, a certificate of good standing from the applicable Secretary of State or other governmental official of the jurisdiction of the organisation or formation of such Acceding Group Company.

2.	Legal Opinions

(a)	Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(i)	the due incorporation, capacity and authorisation of the relevant Acceding Group Company or security provider; and

(ii)
the relevant obligations to be assumed by the relevant Acceding Group Company under the Finance Documents, or by the security provider under the Bidco Security Document, to which it is a party being legal, valid, binding and enforceable against it, in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Acceding Group Company, or security provider, as the case may be.

3.	Necessary Authorisations
In the case of an Acceding Group Company, a copy of any Necessary Authorisation as is in, the reasonable opinion of counsel to the Lenders necessary to render the Finance Documents to which the relevant Acceding Group Company, is or is to be party legal, valid, binding and enforceable, to make the Finance Documents to which the relevant Acceding Group Company is or is to be party admissible in evidence in such Acceding Group Company’s jurisdiction of incorporation and (if different) in England and to enable such Acceding Group Company to perform its obligations thereunder, as a matter of law save, in the case of any Acceding Guarantor or Acceding Borrower, for any registrations or recordings required for the perfection of the Bidco Security Documents and subject to the reservations referred to in Clause 19.3(a) (Legal Validity) (to the extent applicable).

4.	Bidco Security Documents

(a)
In the case of an Acceding Guarantor, an Acceding Borrower (other than any Acceding Group Company established in the US) or a security provider, at least 2 original copies of any Bidco Security Documents required by the Facility Agent, acting reasonably in accordance with the terms of this Agreement duly executed by the proposed Acceding Guarantor, Acceding Borrower or other relevant security provider together with all documents required to be delivered pursuant to it provided the Acceding Guarantor, Acceding Borrower or security provider shall be under no obligation to procure the granting of Security over any shares, in receivables owed by, or any other interest in any Bank Group Excluded Subsidiary or Project Company.

(b)
In the case of an Acceding Group Company established in the US which is not set up as a general partnership, at least 2 original copies of Security Documents creating security over the ownership interests in the US Borrower.

5.	Process Agent
Written confirmation from any process agent in respect of an Acceding Guarantor, an Acceding Borrower or a security provider that it accepts its appointment as process agent.

6.	Financial Statements
The latest annual audited financial statements of the relevant Acceding Group Company, if any.

7.	Accession Documents
Evidence that the Acceding Group Company or security provider has acceded to the Bidco Intercreditor Agreement as an InterGroup Creditor, InterGroup Debtor and/or Obligor (as applicable).

SCHEDULE 9
Part 1: Form of Additional Facility Accession Deed
To:    [●] as Facility Agent
To:    [●] as Security Agent
[Date]
Dear Sirs
Additional Facility Accession Deed
This Deed is dated [●] and relates to:

(a)
the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a Group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(b)	[●]
Terms defined in the Facilities Agreement shall have the same meaning in this Additional Facility Accession Deed.
We refer to Clause 2.6 (Additional Facilities) of the Facilities Agreement.
[Unless otherwise indicated herein, the terms of this Additional Facility Accession Deed shall be consistent in all material respects with the terms of the Facilities Agreement including, without limitation, with respect to interest period, conditions precedent, tax gross-up provisions and indemnity provisions, representations and warranties, utilisation mechanics, cancellation and prepayment (including the treatment of this Additional Facility Accession Deed under the prepayment waterfall), fees, costs and expenses, transfers, voting, amendments and waivers, financial and non-financial covenants and events of default.]
No Utilisation may be made of the Additional Facility made available pursuant to this Additional Facility Accession Deed, if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation.
This Additional Facility Accession Deed is made as a [term loan/revolving loan].
[Each of] [Name of Additional Facility Lender(s)] agrees to become party to and to be bound by the terms of the Facilities Agreement as an Additional Facility Lender in accordance with Clause 2.6 (Additional Facilities).
The aggregate principal amount of the Additional Facility being made available under this Additional Facility Accession Deed is EUR/US$ [●].

The Additional Facility Availability Period is [●].
Interest on the Additional Facility will accrue and be payable as follows: [●]. The Additional Facility Margin is [●] per annum.
The Final Maturity Date in respect of the Additional Facility is [●].
Use of proceeds: [●].
The Additional Facility shall be repaid as follows: [●].
The Additional Facility Commencement Date is [●].
The commitment fee in relation to this Additional Facility under Clause 14 (Commission and Fees) is [●] per cent. per annum.
[Add additional terms of the Additional Facility, as required, as set out in Clause 2.6 (Additional Facilities)]
Bidco confirms that all requirements of paragraph (b) of Clause 2.6 (Additional Facilities) are fulfilled as of the date of this Additional Facility Accession Deed;
[Each/The] Additional Facility Lender confirms to each other Finance Party that:

(d)
it has made its own independent investigation and assessment of the financial condition and affairs of each Borrower and such Borrower’s related entities in connection with its participation in the Additional Facility being made available pursuant to this Additional Facility Accession Deed and has not relied on any information provided to it by any other Finance Party in connection with any Finance Document; and

(e)
it will continue to make its own independent appraisal of the creditworthiness of each Borrower and such Borrower’s related entities while any amount is or may be outstanding under the Facilities Agreement or any Additional Facility Commitment is in force.

The Facility Office and address for notices of [each/the] Additional Facility Lender for the purposes of Clause 36 (Notices and Delivery of Information) is:
[ ]
ACCESSION TO THE BIDCO INTERCREDITOR AGREEMENT
[We further refer to clause [●] of the Bidco Intercreditor Agreement. In consideration of the New Lender being accepted as a [Pari Passu Creditor] for the purposes of the Bidco Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the date hereof, it intends to be party to the Bidco Intercreditor Agreement as a [Pari Passu Creditor], and undertakes to perform all the obligations expressed in the Bidco Intercreditor Agreement to be assumed by a [Pari Passu Creditor] and agrees that it shall be bound by all the provisions of the Bidco Intercreditor Agreement, as if it had been an original party to the Bidco Intercreditor Agreement.]

ACCESSION TO THE LOSS SHARING DEED
[We further refer to clause 6.4 (Creditor Accession Undertaking) of the Loss Sharing Deed. In consideration of the New Lender being accepted as a [Creditor] for the purposes of the Loss Sharing Deed (and as defined therein), the New Lender confirms that, as from the date hereof, it intends to be party to the Loss Sharing Deed as a [Creditor], and undertakes to perform all the obligations expressed in the Loss Sharing Deed to be assumed by a [Creditor], and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]
This Additional Facility Accession Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY LENDER(S)]

BIDCO
EXECUTED as a DEED for and on behalf of
[●] acting by
Director    )    ……….……….……….……….……….
[insert name of director]
)    ……….……….……….……….……….
WITNESS
Witness name:
Address:
Occupation:

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY BORROWER]

THE FACILITY AGENT
EXECUTED as a DEED for and on behalf of
[●]
By:    By:

THE SECURITY AGENT
EXECUTED as a DEED for and on behalf of
[●]
By:    By:

Administrative Details of Additional Facility Lender and its Facility Office
Facility Office Address:
Administrative Office:
Contact Name:
Account for Payments:
Fax:
Telephone:

Part 2:    Conditions Precedent to Additional Facility Utilisation

1.	Corporate Documents
In relation to the Borrower in respect of the Additional Facility:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of Bidco confirming that such Borrower has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the officer’s certificate in relation to such Borrower was last delivered to the Facility Agent.

(b)	a copy of a board resolution or a manager’s or partner’s resolution of such person approving the incurrence by such person of the indebtedness under the Additional Facility; and

(c)
a duly completed certificate of a duly authorised officer of such person in the form attached in Part 3 of 7 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.	Fees
Evidence that the agreed fees payable by Bidco or the relevant Borrower (or both) in connection with the utilisation of the Additional Facility have been or will be paid.

3.	Legal Opinions
Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(a)	the due incorporation, capacity and authorisation of the relevant Additional Facility Borrower; and

(b)	the relevant obligations to be assumed by the relevant Acceding Facility Borrower under the Finance Documents to which it is a party being legal, valid, binding and enforceable against it, in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Additional Facility Borrower, as the case may be.

Part 3:    Form of Additional Facility Officer’s Certificate
To:    [●] as Facility Agent
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.
I, [name], a [Director/Partner/General Partner/Officer] of [name of Borrower] of [address] (the [“Company”/”Partnership”])
CERTIFY without personal liability, that:

(a)
[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the constitution of the [Company/Partnership];] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)
attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [●] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect; and

(c)
the incurrence of the indebtedness under the Additional Facility by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/Partnership] is subject.

SCHEDULE 10
FORM OF INCREASE CONFIRMATION

To:	[●] as Facility Agent, [●] as Security Agent, and [●] as Bidco (for and on behalf of the Borrower)
From:    [the Increase Lender] (the “Increase Lender”)
Dated:
Senior Facilities Agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)
We refer to the Facilities Agreement, the Bidco Intercreditor Agreement and the Security Trust Agreement (as each of those terms are defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
We refer to Clause 2.2 (Increase) of the Facilities Agreement.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.
The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].
On the Increase Date, the Increase Lender becomes party to the Finance Documents.
The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 36 (Notices and Delivery of Information) are set out in the Schedule.
The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2 (Increase).
[We further refer to clause [●] of the Bidco Intercreditor Agreement. In consideration of the Increase Lender being accepted as a [●] for the purposes of the Bidco Intercreditor Agreement (and as defined therein), the Increase Lender confirms that, as from [●], it intends to be party to the Bidco Intercreditor Agreement as a [●], and undertakes to perform all the obligations expressed in the Bidco Intercreditor Agreement to be assumed by a [●] and agrees that it shall be bound by all the provisions of the Bidco Intercreditor Agreement, as if it had been an original party to the Bidco Intercreditor Agreement.]

[We further refer to clause 9.2 (Change of Lender, Pari Passu Creditor) of the Loss Sharing Deed. In consideration of the New Lender being accepted as a Lender for the purposes of the Loss Sharing Deed (and as defined therein), the New Lender confirms that, as from the date of this deed, it will be party to the Loss Sharing Deed as a Lender, and undertakes to perform all the obligations expressed in the Loss Sharing Deed to be assumed by a Lender, and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]
This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 11
TIMETABLE

	Advance in Euro	Advance in Dollars	Advance in other currencies
Delivery of a duly completed Utilisation Request under Clause 4.1(a) (Conditions to Utilisation)	U-2 9 a.m.	U-2 9.a.m.	U-3 9 a.m.
Agent determines (in relation to a Utilisation) the Euro Amount of the Loan, if required under Clause 4.2 (Lenders’ Participations) and notifies the Lenders of the Loan in accordance with Clause 4.2 (Lenders’ Participations)
	U-2 noon	U-2 Noon	U-3 noon
Agent receives a notification from a Lender under Clause 5.2 (Unavailability of Optional Currency)	-	-	Quotation Date 9.30 a.m.
Agent gives notice in accordance with Clause 5.2 (Unavailability of Optional Currency)	-	-	Quotation Date 5.30 p.m.
LIBOR or EURIBOR is fixed	Quotation Date 11:00 a.m. (Brussels time)	Quotation Date 11:00 a.m.	Quotation Date 11:00 a.m.
“U”        =    date of utilisation
“U - X”    =    X Business Days prior to date of utilisation

SCHEDULE 12 LIST OF DESIGNATED ENTITIES

Related Lender	Designated Entity	Jurisdictions in relation to which the Designated Entity will participate in Advances
Banc of America Merrill Lynch International Limited	Bank of America, N.A.	United States of America